Exhibit 99.1

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
Our reports, filings and other public announcements may from time to time contain statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast” and other similar words.
All statements that are not statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.
These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. These risks and uncertainties, many of which are beyond our control, include, but are not limited to, the risks set forth in “Item 1A. Risk Factors” as well as the following risks and uncertainties:

•	our ability to access capital to fund growth including access to the debt and equity markets, which will depend on general market conditions and the credit ratings for our debt obligations;

•	the amount of collateral required to be posted from time to time in our transactions;

•	our success in risk management activities, including the use of derivative financial instruments to hedge commodity and interest rate risks;

•	the level of creditworthiness of counterparties to transactions;

•	changes in laws and regulations, particularly with regard to taxes, safety and protection of the environment;

•	the timing and extent of changes in natural gas, natural gas liquids and other commodity prices, interest rates and demand for our services;

•	weather and other natural phenomena;

•	industry changes, including the impact of consolidations and changes in competition;

•	our ability to obtain necessary licenses, permits and other approvals;

•	the level and success of crude oil and natural gas drilling around our assets and our success in connecting natural gas supplies to our gathering and processing systems;

•	our ability to grow through acquisitions or internal growth projects and the successful integration and future performance of such assets; and

•	general economic, market and business conditions.
Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and, therefore, we cannot assure you that the forward-looking statements included in this Annual Report will prove to be accurate. Some of these and other risks and uncertainties that could cause actual results to differ materially from such forward-looking statements are more fully described in “Item 1A. Risk Factors” in this Annual Report on Form 10-K (the “Annual Report”) and subsequent filing on Form 10-Q. Except as may be required by applicable law, we undertake no obligation to publicly update or advise of any change in any forward-looking statement, whether as a result of new information, future events or otherwise.
Part II, Item 6. Selected Historical Financial and Operating Data
In the second quarter of 2013, the board of directors of American Midstream Partners GP, LLC (the "General Partner") authorized the management of the Partnership to commit to a plan to sell certain non-strategic gathering and processing assets which meet specific criteria as held for sale. As a result of the planned divestiture of these non-strategic midstream assets, we began accounting for the results of operations of these disposal groups as discontinued operations. As a result, we have recast certain information included in our consolidated financial statements for all periods presented in this report.

The following table presents selected historical consolidated financial and operating data for the periods and as of the dates indicated. We derived this information from our historical consolidated financial statements, historical combined Predecessor financial statements and accompanying notes. This information should be read together with, and is qualified in its entirety, by reference to those financial statements and notes, which for the years 2012, 2011, and 2010 are included elsewhere in this Form 8-K.
We acquired the Predecessor assets effective November 1, 2009. During the period from our inception, on August 20, 2009, to October 31, 2009, we had no operations although we incurred certain fees and expenses of approximately $6.4 million associated with our formation and the acquisition of our assets from Enbridge, which are reflected in the “Transaction costs” line item of our consolidated financial data for the period from August 20, 2009 through December 31, 2009.

For a detailed discussion of the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	American Midstream Partners, LP and Subsidiaries (Successor)				American Midstream Partners Predecessor
	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Period from August 20, 2009 (Inception Date) to 2009 December 31, 2009	10 Months Ended October 31, 2009	Year Ended December 31, 2008
	(in thousands, except per unit and operating data)
Statement of Operations Data:
Revenue	$197,251	$231,258	$195,087	$29,892	$129,614	$326,610
Realized gain (loss) in early termination of commodity derivatives	—	(2,998)	—	—	—	—
Unrealized gain (loss) on commodity derivatives	992	(541)	(308)	—	—	—
Total revenue	198,243	227,719	194,779	29,892	129,614	326,610
Operating expenses:
Purchases of natural gas, NGLs and condensate	145,172	187,398	157,682	23,864	100,613	285,335
Direct operating expenses	16,798	11,419	10,944	1,477	9,328	11,904
Selling, general and administrative expenses	14,309	10,800	7,120	1,196	8,577	8,618
Advisory services agreement termination fee	—	2,500	—	—	—	—
Transaction expenses	—	282	303	6,404	—	—
Equity compensation expense(a)	1,783	3,357	1,734	150	—	—
Depreciation expense	21,284	20,449	19,904	2,962	12,540	13,373
Total operating expenses	199,346	236,205	197,687	36,053	131,058	319,230
Gain on acquisition of assets	—	565	—	—	—	—
Gain (loss) on involuntary conversion of property, plant and equipment	(1,021)	—	—	—	—	—
Gain on sale of assets, net	123	399	—	—	—	—
Operating (loss) income	(2,001)	(7,522)	(2,908)	(6,161)	(1,444)	7,380
Other (expense) income
Interest expense	(4,570)	(4,508)	(5,406)	(910)	(3,728)	(5,747)
Other income (expense)	—	—	—	—	24	854
Net (loss) income from continuing operations	(6,571)	(12,030)	(8,314)	(7,071)	$(5,148)	$2,487
Discontinued operations
Income (loss) from operations of disposal groups	319	332	(330)	79	(189)	241
Net (loss) income	(6,252)	(11,698)	(8,644)	(6,992)	(5,337)	2,728

Net income attributable to non-controlling interests	256	—	—	—	—	—
Net income (loss) attributable to the Partnership	(6,508)	(11,698)	(8,644)	(6,992)	(5,337)	2,728
General partner’s interest in net loss	(129)	$(233)	$(173)	(140)
Limited partners’ interest in net income (loss)	$(6,379)	$(11,465)	$(8,471)	$(6,852)

Limited partners’ net loss per unit:
Net income (loss) from continuing operations	(0.73)	(1.69)	(1.60)
Gain (loss) from discontinued operations	0.03	0.05	(0.06)
Net loss	$(0.70)	$(1.64)	$(1.66)	$(3.13)
Weighted average number of units used in computation of limited partners’ net income (loss) per unit (h)	9,113	6,997	5,099	2,187
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$18,348	$10,432	$13,791	$(6,531)	$14,589	$18,155
Investing activities	(62,427)	(41,744)	(10,268)	(151,976)	(853)	(10,486)
Financing activities	43,784	32,120	(4,609)	159,656	(14,088)	(7,929)
Other Financial Data:
Adjusted EBITDA(b)	$18,847	$20,785	$18,154	$3,434	$10,931	$21,848
Distributable cash flow(f)	10,158	12,950	9,440	1,897	—	—
Distributable cash flow per weighted average unit outstanding(g)	1.11	1.85	1.84	0.86	—	—
Gross margin(c)	48,706	43,860	37,097	6,028	29,001	41,275
Segment gross margin:
Gathering and Processing	35,393	30,123	23,573	3,486	19,120	25,486
Transmission	13,313	13,737	13,524	2,542	9,881	15,789
Balance Sheet Data (At Period End):
Cash and cash equivalents	$576	$871	$63	$1,149	$149	$421
Accounts receivable and unbilled revenue	23,470	20,963	22,850	19,776	8,756	9,532
Property, plant and equipment, net	223,819	170,231	146,808	146,226	205,126	216,903
Total assets	256,696	199,551	173,229	174,470	250,162	277,242
Total debt (current and long term)(d)	128,285	66,270	56,370	61,000	—	60,000
Operating Data:
Gathering and processing Segment:
Throughput (MMcf/d)	299.3	250.9	175.6	169.7	211.8	179.2

Plant inlet volume (MMcf/d)(e)	116.1	36.7	9.9	11.4	11.7	12.5
Gross NGL production (Mgal/d)(e)	49.9	54.5	34.1	38.2	39.3	40.2
Gross condensate production (Mgal/d)(e)	22.6	6.8	—	—	—	—
Transmission segment:
Throughput (MMcf/d)	398.5	381.1	350.2	381.3	357.6	336.2
Firm transportation - capacity reservation (MMcf/d)	703.6	702.2	677.6	701.0	613.2	627.3
Interruptible transportation throughput (MMcf/d)	86.6	69.0	80.9	118.0	121.0	141.6

(a)
Represents cash and non-cash costs related to our LTIP. Of these amounts, $1.8 million, $1.6 million, $1.2 million and $0.2 million, for the years ended December 31, 2012, 2011, 2010 and the period ended December 31, 2009, respectively, were non-cash expenses.

(b)
For a definition of adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Selected Historical Financial and Operating Data — Non-GAAP Financial Measures,” and for a discussion of how we use adjusted EBITDA to evaluate our operating performance, please read “— How We Evaluate Our Operations.”

(c)
For a definition of gross margin and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, Note 19 to our audited consolidated financial statements included elsewhere in this Annual Report and for a discussion of how we use gross margin to evaluate our operating performance, please read “— How We Evaluate Our Operations.”

(d)	Excludes Predecessor Note payable to Enbridge Midcoast Limited Holdings, L.L.C. of $39.3 million as of December 31, 2008.

(e)
Excludes volumes and gross production under our elective processing arrangements. For a description of our elective processing arrangements, please read “Business — Gathering and Processing Segment — Gloria System.”

(f)
For a definition of distributable cash flow and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Selected Historical Financial and Operating Data — Non-GAAP Financial Measures,” and for a discussion of how we use distributable cash flow to evaluate our operating performance, please read “— How We Evaluate Our Operations.”

(g)
For a definition of distributable cash flow and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Selected Historical Financial and Operating Data — Non-GAAP Financial Measures,” and for a discussion of how we use distributable cash flow to evaluate our operating performance, please read “— How We Evaluate Our Operations.”

(h)
Includes unvested phantom units with DERs, which are considered participating securities, of 205,864 and 175,236 as of December 31, 2010 and 2009, respectively . The DER’s were eliminated on June 9, 2011. There were no such unvested phantom units with DERs at December 31, 2011 or subsequent. The unit count also gives effect to the reverse unit split as described in Note 13, “Partners’ Capital” of our audited consolidated financial statements included in this Annual Report beginning on page F-1.

Part 2, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
In the second quarter of 2013, the board of directors of the General Partner authorized the management of the Partnership to commit to a plan to sell certain non-strategic gathering and processing assets which meet specific criteria as held for sale. As a result of the planned divestiture of these non-strategic midstream assets, we began accounting for the results of operations of these disposal groups as discontinued operations. As a result, we have recast certain information included in our consolidated financial statements for all periods presented in this report.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and the related notes thereto included elsewhere in this Form 8-K. Our actual results may differ materially from those anticipated in these forward-looking statements or as a result of certain factors such as those set forth below under the caption “Cautionary Statement Regarding Forward-Looking Statements.”
Overview
We are a growth-oriented Delaware limited partnership that was formed by affiliates of AIM in August 2009 to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. We are engaged in the business of gathering, treating, processing, fractionating and transporting natural gas through our ownership and operation of ten gathering systems, four processing facilities, two interstate pipelines and four intrastate pipelines. We also own a 50% undivided, non-operating interest in a processing plant located in southern Louisiana. Our primary assets, which are strategically located in Alabama, Louisiana, Mississippi, and Texas, provide critical infrastructure that links producers and suppliers of natural gas to diverse natural gas markets, including various interstate and intrastate pipelines, as well as utility, industrial and other commercial customers. We currently operate approximately 1,400 miles of pipelines that gather and transport over 600 MMcf/d of natural gas.
Significant financial highlights during the year ended December 31, 2012, include the following:

•	Our distributable cash flow for the year ended December 31, 2012 was $10.2 million. We distributed $16.1 million to our unitholders, or $1.73 per unit;

•	For the year ended December 31, 2012, gross margin increased to $48.7 million or 10.9% compared to the same period in 2011;

•
The Partnership acquired an 87.4% interest in the Chatom processing and fractionation plant and associated gathering infrastructure (the "Chatom system") from affiliates of Quantum Resources Management, LLC, effective July 1, 2012, for approximately $51.4 million; and

•
The Partnership amended its August 2011 credit facility to increase the borrowing capacity from $100 million to $200 million with a syndicate of eight banks led by Bank of America, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Lender.

Significant operational highlights and challenges during the year ended December 31, 2012, include the following:

•	Throughput attributable to American Midstream Partners, LP totaled 697.8 MMcf/d for the year, representing a 10.4% increase compared to the same period in 2011;

•
Certain assets were impacted by Hurricane Isaac, the negative financial impact for which was approximately $3.0 million. A portion of this amount related to foregone cash flows resulting from production curtailments immediately following the hurricane, and the remainder resulted from costs incurred to repair the damaged assets during the third and fourth quarters of 2012.  The Partnership is insured for named windstorms on the affected assets after a $1.0 million deductible. The gathering and processing volumes associated with the assets that were damaged during Hurricane Isaac have returned to pre-hurricane levels;

•
The Partnership completed a scheduled turnaround of its Bazor Ridge processing plant in eastern Mississippi.  The turnaround took longer than anticipated as a result of unscheduled repairs and upgrades that slowed the turnaround process but are expected to deliver long-term, improved efficiencies at the plant. The negative financial impact of the turnaround in the fourth quarter was approximately $1.1 million; and

•
The Partnership saw a decline in volumes on one of its offshore pipeline systems during the third and fourth quarters of 2012 as a result of a producer's work on one of its platforms. The Partnership continues to work with this producer to negotiate the return of incremental volumes to the offshore pipeline system, although the contract terms may change for the incremental volumes going forward and a change in contract terms may have a material negative impact on financial results. While the Partnership expects the incremental volumes to return during the first half of 2013, the reduced volumes during the third and fourth quarters of 2012 resulted in a negative financial impact of approximately $2.0 million.

Our Operations
We manage our business and analyze and report our results of operations through two business segments:

•
Gathering and Processing. Our Gathering and Processing segment provides “wellhead-to-market” services to producers of natural gas and oil, which include transporting raw natural gas from various receipt points through gathering systems, treating the raw natural gas, processing raw natural gas to separate the NGLs from the natural gas, fractionating NGLs and selling or delivering pipeline quality natural gas as well as NGLs to various markets and pipeline systems.

•
Transmission. Our Transmission segment transports and delivers natural gas from producing wells, receipt points or pipeline interconnects for shippers and other customers, which include local distribution companies (“LDCs”), utilities and industrial, commercial and power generation customers.

Gathering and Processing Segment
Results of operations from our Gathering and Processing segment are determined primarily by the volumes of natural gas we gather and process, the commercial terms in our current contract portfolio and natural gas, NGL and condensate prices. We gather and process gas primarily pursuant to the following arrangements:

•	Fee-Based Arrangements. Under these arrangements, we generally are paid a fixed cash fee for gathering and processing and transporting natural gas.

•
Fixed-Margin Arrangements. Under these arrangements, we purchase natural gas from producers or suppliers at receipt points on our systems at an index price less a fixed transportation fee and simultaneously sell an identical volume of natural gas at delivery points on our systems at the same, undiscounted index price. By entering into back-to-back purchases and sales of natural gas, we are able to lock in a fixed-margin on these transactions. We view the segment gross margin earned under our fixed-margin arrangements to be economically equivalent to the fee earned in our fee-based arrangements.

•
Percent-of-Proceeds Arrangements (“POP”). Under these arrangements, we generally gather raw natural gas from producers at the wellhead or other supply points, transport it through our gathering system, process it and sell the residue natural gas and NGLs at market prices. Where we provide processing services at the processing plants that we own or obtain processing services for our own account in connection with our elective processing arrangements, such as under our Toca contract, we generally retain and sell a percentage of the residue natural gas and resulting NGLs. However, we also have contracts under which we retain a percentage of the resulting NGLs and do not retain a percentage of residue natural gas, such as for our interest in the Burns Point Plant. Our POP arrangements also often contain a fee-based component.

•
Interest in the Burns Point Plant. We account for our interest in the Burns Point Plant using the proportionate consolidation method. Under this method, we include in our consolidated statement of operations, our value of plant revenues taken in-kind and plant expenses reimbursed to the operator.

•
Interest in the Chatom System. We account for our 87.4% undivided interest in the Chatom system pursuant to ASC No. 810-10-65-1, Noncontrolling Interests. Under this method, revenues, expenses, gains, losses, net income or loss, and other comprehensive income are reported in the consolidated financial statements at the consolidated amounts, which include the amounts attributable to the partners' interests and the noncontrolling interests. The consolidated income statement shall separately present net income attributable to the partners' interests and the noncontrolling interests.

Gross margin earned under fee-based and fixed-margin arrangements is directly related to the volume of natural gas that flows through our systems and is not directly dependent on commodity prices. However, a sustained decline in commodity prices could result in a decline in volumes and, thus, a decrease in our fee-based and fixed-margin gross margin. These arrangements provide stable cash flows, but minimal, if any, upside in higher commodity price environments. Under our typical POP arrangement, our gross margin is directly impacted by the commodity prices we realize on our share of natural gas and NGLs received as compensation for processing raw natural gas. However, our POP arrangements also often contain a fee-based component, which helps to mitigate the degree of commodity-price volatility we could experience under these arrangements. We further seek to mitigate our exposure to commodity price risk through our hedging program. Please read “ — Quantitative and Qualitative Disclosures about Market Risk — Commodity Price Risk.”
Transmission Segment
Results of operations from our Transmission segment are determined primarily by capacity reservation fees from firm transportation contracts and, to a lesser extent, the volumes of natural gas transported on the interstate and intrastate pipelines we own pursuant to interruptible transportation or fixed-margin contracts. Our transportation arrangements are further described below:

•
Firm Transportation Arrangements. Our obligation to provide firm transportation service means that we are obligated to transport natural gas nominated by the shipper up to the maximum daily quantity specified in the contract. In exchange for that obligation on our part, the shipper pays a specified reservation charge, whether or not the shipper utilizes the capacity. In most cases, the shipper also pays a variable use charge with respect to quantities actually transported by us.

•
Interruptible Transportation Arrangements. Our obligation to provide interruptible transportation service means that we are only obligated to transport natural gas nominated by the shipper to the extent that we have available capacity. For this service the shipper pays no reservation charge but pays a variable use charge for quantities actually shipped.

•
Fixed-Margin Arrangements. Under these arrangements, we purchase natural gas from producers or suppliers at receipt points on our systems at an index price less a fixed transportation fee and simultaneously sell an identical volume of natural gas at delivery points on our systems at the same, undiscounted index price. We view fixed-margin arrangements to be economically equivalent to our interruptible transportation arrangements.

Contract Mix
Set forth below is a table summarizing our average contract mix for the years ended December 31, 2012 and 2011:

	For the Year Ended December 31, 2012		For the Year Ended December 31, 2011
	Segment Gross Margin	Percent of Segment Gross Margin	Segment Gross Margin	Percent of Segment Gross Margin
	(in millions)		(in millions)
Gathering and Processing
Fee based	$8.5	24.0%	$9.0	29.9%
Fixed Margin	1.9	5.4%	3.7	12.3%
Percent-of-Proceeds	25.0	70.6%	17.4	57.8%
Total	$35.4	100.0%	$30.1	100.0%
Transmission
Firm transportation	$10.8	81.2%	$10.4	75.9%
Interruptible transportation	1.9	14.3%	2.1	15.3%
Fixed margin	0.6	4.5%	1.2	8.8%
Total	$13.3	100.0%	$13.7	100.0%
How We Evaluate Our Operations
Our management uses a variety of financial and operational metrics to analyze our performance. We view these metrics as important factors in evaluating our profitability and review these measurements on at least a monthly basis for consistency and trend analysis. These metrics include throughput volumes, gross margin and direct operating expenses on a segment basis, and adjusted EBITDA and distributable cash flow on a company-wide basis.
Throughput Volumes
In our Gathering and Processing segment, we must continually obtain new supplies of natural gas to maintain or increase throughput volumes on our systems. Our ability to maintain or increase existing volumes of natural gas and obtain new supplies is impacted by (i) the level of work-overs or recompletions of existing connected wells and successful drilling activity in areas currently dedicated to or near our gathering systems, (ii) our ability to compete for volumes from successful new wells in the areas in which we operate, (iii) our ability to obtain natural gas that has been released from other commitments and (iv) the volume of natural gas that we purchase from connected systems. We actively monitor producer activity in the areas served by our gathering and processing systems to pursue new supply opportunities.
In our Transmission segment, the majority of our segment gross margin is generated by firm capacity reservation fees, as opposed to the actual throughput volumes, on our interstate and intrastate pipelines. Substantially all Transmission segment gross margin is generated under contracts with shippers, including producers, industrial companies, LDCs and marketers, for firm and interruptible natural gas transportation on our pipelines. We routinely monitor natural gas market activities in the areas served by our transmission systems to pursue new shipper opportunities.
Gross Margin and Segment Gross Margin
Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations less the cost of natural gas, NGLs and condensate purchased. Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.
We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.
Effective January 1, 2011, we changed our gross margin and segment gross margin measure to exclude unrealized mark-to-market adjustments related to our commodity derivatives. For the year ended December 31, 2011, $0.5 million of unrealized losses was excluded from gross margin and the Gathering and Processing segment gross margin.
Effective April 1, 2011, we changed our gross margin and segment gross margin measure to exclude realized gains and losses associated with the early termination of commodity derivative contracts. For the year ended December 31, 2011, $3.0 million in such realized losses was excluded from gross margin and the Gathering and Processing segment gross margin.
Effective October 1, 2012, we changed our segment gross margin measure to exclude construction, operating and maintenance agreement (“COMA”) income. For the year ended December 31, 2012, $0.7 million and $2.7 million in COMA income was excluded from our Gathering and Processing segment gross margin and our Transmission segment gross margin, respectively.
Direct Operating Expenses
Our management seeks to maximize the profitability of our operations in part by minimizing direct operating expenses without sacrificing safety or the environment. Direct labor costs, insurance costs, ad valorem and property taxes, repair and non-capitalized maintenance costs, integrity management costs, utilities, lost and unaccounted for gas, and contract services comprise the most significant portion of our operating expenses. These expenses are relatively stable and largely independent of throughput volumes through our systems, but may fluctuate depending on the activities performed during a specific period.
Adjusted EBITDA
Adjusted EBITDA is a measure used by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions to our unit holders and general partner;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.
We define adjusted EBITDA as net income attributable to the Partnership, plus interest expense, income tax expense, depreciation expense less amounts attributable to discontinued operations, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or non-recurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts, amortization of commodity put purchase costs, and selected gains that are unusual or non-recurring less amounts attributable to discontinued operations . The GAAP measure most directly comparable to adjusted EBITDA is net income.

We changed our calculation of adjusted EBITDA for 2011 to include the straight-line amortization of commodity put premiums over the life of the associated commodity put contracts. This is necessary as all unrealized commodity gains and losses, by definition, are excluded in calculating adjusted EBITDA and such premium costs would only be included in the calculation of adjusted EBITDA at the expiration of the put contract. We believe this treatment better reflects the allocation of commodity put premium costs over the benefit period of the commodity put contract. Commodity put premium amortization included in the calculation of adjusted EBITDA was $0.4 million for the year ended December 31, 2011. Further, we made a change to the calculation to exclude COMA income from adjusted EBITDA. COMA income excluded from adjusted EBITDA for the year ended December 31, 2011 was $0.9 million.
Distributable Cash Flow
Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Using this metric, management and external users of our financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Distributable cash flow will not reflect changes in working capital balances.
We define distributable cash flow as adjusted EBITDA plus interest income, less cash paid for interest expense, normalized integrity management costs and normalized maintenance capital expenditures. The GAAP measure most directly comparable to distributable cash flow is net cash flows from operating activities.
Note About Non-GAAP Financial Measures
Gross margin, adjusted EBITDA and distributable cash flows are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
You should not consider any of gross margin, adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because gross margin, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
For a reconciliation of segment gross margin to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, please read Note 19 to our audited consolidated financial statements included in this Form 10-K.
The following tables reconcile the non-GAAP financial measures, adjusted EBITDA and distributable cash flow used by management to their most directly comparable GAAP measures:

	For the Year Ended December 31,
	2012	2011	2010
	(in thousands)
Reconciliation of Adjusted EBITDA to Net Income (Loss)
Net income (loss) attributable to the Partnership	$(6,508)	$(11,698)	$(8,644)
Add:
Depreciation and accretion expense	21,284	20,449	19,904
Interest expense	4,570	4,508	5,406
Debt issuance costs	1,564	—	—
Realized loss on early termination of commodity derivatives	—	2,998	—
Realized loss on commodity put purchase costs	—	308	—
Unrealized (gain) loss on commodity derivatives	(992)	541	—
Non-cash equity compensation expense	1,783	1,607	1,185
Advisory services agreement termination fee	—	2,500	—
Special distribution to holders of LTIP phantom units	—	1,624	—
Transaction expenses	—	282	303
Deduct:
COMA income	3,373	879	—
Straight-line amortization of put costs (1)	291	409	—
OPEB plan net periodic benefit (cost)	88	82	—
Gain (loss) on acquisition of assets	—	565	—
Gain (loss) on involuntary conversion of property, plant and equipment	(1,021)	—	—
Gain (loss) on sale of assets, net	123	399	—
Adjusted EBITDA	$18,847	$20,785	$18,154
Deduct:
Cash interest expense (2)	3,854	3,246	4,591
Normalized maintenance capital (3)	3,828	3,083	2,623
Normalized integrity management (4)	1,007	1,500	1,500
Distributable Cash Flow	$10,158	$12,956	$9,440

(1)	Amounts noted represent the straight-line amortization of the cost of commodity put contracts over the life of the contract.

(2)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.

(3)
Amounts noted represent estimated annual maintenance capital expenditures of $3.8 million for the year ended December 31, 2012, which is what we expect to be required to maintain our assets over the long term.

(4)
Amounts noted represent average estimated integrity management costs over the seven year mandatory testing cycle net of integrity management costs that are expensed in Selling, general and administrative expenses.

Items Affecting the Comparability of Our Financial Results
Our historical results of operations for the periods presented and those of our Predecessor may not be comparable, either to each other or to our future results of operations, for the reasons described below:

•
After our initial public offering, we began incurring incremental general and administrative expenses attributable to operating as a publicly traded partnership, such as expenses associated with annual and quarterly SEC reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance costs; and director compensation.

•
In November 2010, we completed the construction of the Winchester lateral into our Bazor Ridge processing plant. Since its completion, the lateral has provided approximately 4,000 MMcf/d of incremental gas into the Bazor Ridge plant.

•
In December 2010, we completed an interconnect between our Lafitte pipeline and a pipeline on the TGP interstate system. This interconnect enables us to purchase natural gas from producers on the TGP system and deliver it to the Alliance Refinery and the Toca processing plant, which will enable us to process substantially more natural gas under our elective processing arrangements.

•
On December 1, 2011, we acquired a 50% undivided interest in the Burns Point Plant from Marathon Oil Company for total cash consideration of $35.5 million. No liabilities of the Seller were assumed. The purchase was effective November 1, 2011.

•
Effective July 1, 2012, we acquired an 87.4% undivided interest in the Chatom processing and fractionation plant and associated gathering infrastructure (the “Chatom system”) from affiliates of Quantum Resources Management, LLC. The acquisition fair value of consideration of $51.4 million includes a credit associated with the cash flow the Chatom Assets generated between January 1, 2012, and the effective date of July 1, 2012.

General Trends and Outlook
We expect our business to continue to be affected by the key trends discussed below. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.
Outlook
Prior to 2012, the United States and other industrialized countries experienced a significant economic downturn that led to a decline in worldwide energy demand. North American oil and natural gas supply was increasing as a result of the rise in domestic unconventional production. The combination of lower energy demand due to the economic downturn and higher North American oil and natural gas supply resulted in significant declines in oil, NGL and natural gas prices. While oil and NGL prices began to increase steadily during 2011, natural gas prices remained depressed and volatile throughout 2012 due to a continued increase in natural gas supply despite weaker offsetting demand growth. The outlook for a worldwide economic recovery in 2013 remains uncertain, and the timing of a recovery in worldwide demand for energy is difficult to predict. As a result, we expect natural gas prices to remain relatively low in the near term.
Notwithstanding the ongoing volatility in commodity prices, there has been a recent resurgence in the level of acquisition and divestiture activity in the midstream energy industry and we expect that trend to continue. In particular, we believe that opportunities to acquire midstream energy assets from third parties that fulfill our strategic objectives will continue to arise in the foreseeable future.
Supply and Demand Outlook for Natural Gas and Oil
Natural gas and oil continue to be critical components of energy consumption in the United States. According to the U.S. Energy Information Administration, or EIA, annual consumption of natural gas in the U.S. was approximately 25.4 trillion cubic feet, or Tcf, in 2012, compared to approximately 24.4 Tcf in 2011, representing an increase of approximately 4.1%. Domestic production of natural gas grew from approximately 24.0 Tcf in 2011 to approximately 25.3 Tcf in 2012, or an 5.4% increase. The industrial and electricity generation sectors currently account for the largest usage of natural gas in the United States, representing approximately 63.9% of the total natural gas consumed in the United States during 2012. In particular, based on a report by the EIA, industrial natural gas demand is expected to grow from 6.1 Tcf in 2009 to 8.2 Tcf in 2020 as a result of an expected recovery in industrial production. According to the EIA, domestic crude oil production was approximately 6.4 million barrels per day, or MMBbl/d, in 2012, compared to approximately 5.7 MMBbl/d in 2011, representing an increase of approximately 12.3%. Domestic crude oil production is expected to continue to increase over time primarily due to improvements in technology that have enabled U.S. onshore producers to economically extract sources of supply, such as secondary and tertiary oil reserves and unconventional oil reserves, that were previously unavailable or uneconomic. We believe that current oil and natural gas prices and the existing demand for oil and natural gas will continue to result in ongoing oil and natural gas-related drilling in the United States as producers seek to increase their production levels. In particular, we believe that drilling activity targeting oil with associated natural gas, such as on our Bazor Ridge and Chatom systems, will remain active. We also believe that the current relatively low natural gas price environment will encourage the development of net industrial facilities that consume natural gas, which will benefit our transmission systems that are strategically located next to inland waterways, such as our AlaTenn and Midla complexes. Although we anticipate continued exploration and production activity in the areas in which we operate, fluctuations in energy prices can affect natural gas production levels over time as well as the timing and level of investment activity by third parties in the exploration for and development of new oil and natural gas reserves. We have no control over the level of oil and natural gas exploration and development activity in the areas of our operations.
Impact of Interest Rates
The credit markets recently have experienced near-record lows in interest rates. As the overall economy strengthens, it is likely that monetary policy will tighten, resulting in higher interest rates to counter possible inflation. If this occurs, interest rates on floating rate credit facilities and future offerings in the debt capital markets could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price will be impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our common units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity to make acquisitions, reduce debt or for other purposes.
Credit markets continue to experience near-record lows, which we believe will continue through 2013; however, if monetary policy begins to tighten, our interest rates on floating rate debt facilities and future offerings in the debt capital markets could be higher. An increase in financing costs may affect yield requirements of investors who invest in our common units.
Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.
Other Matters
We believe the diversity of our assets and our hedged commodity position to protect against downside commodity risk are key elements to long-term growth and sustainable distributable cash flow.
We continue to actively manage our capital maintenance and capital program. On August 13, 2012, we announced a growth project and expect to construct a midstream system to gather, treat, compress and process natural gas from wells targeting multiple liquids-rich producing formations, including the Eaglebine Formation. The anticipated midstream system would include gathering and processing capacity to support customers' production as well as other third-party development in the area. We have completed construction on the initial phase of the midstream infrastructure and began operations in early 2013.
In our Gathering and Processing segment, favorable oil prices are supporting drilling activity in the liquids-rich Upper Smackover formation, which continues to benefit our Bazor Ridge and Chatom systems. In our Transmission segment, as a result of lower natural gas prices, we have seen increased interest from the industrial and utility markets in northern Alabama and southwestern Mississippi, which we believe will positively impact our AlaTenn and Midla systems.
Our expectations are based on assumptions we made and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.
Recent Events
On April 15, 2013, the Partnership, our general partner and AIM Midstream Holdings, LLC, an affiliate of American Infrastructure MLP Fund, entered into agreements with High Point Infrastructure Partners, LLC, an affiliate of ArcLight Capital Partners, LLC (“High Point”), pursuant to which High Point (i) acquired 90% of our general partner, which holds all of our general partner units and incentive distribution rights, and all of our subordinated units from AIM Midstream Holdings and (ii) contributed certain midstream assets and $15.0 million in cash to us in exchange for 5,142,857 convertible preferred units (the “Series A Preferred Units”) issued by the Partnership. As a result of these transactions, which were also consummated on April 15, 2013, High Point acquired both control of our general partner and a majority of our outstanding limited partnership interests. Please read "— ArcLight Transactions." Contemporaneously with the consummation of these transactions, we also entered into a Fourth Amendment to our credit agreement that, among other things, provides for the waiver of recent covenant breaches relating to consolidated total leverage ratio, modifies the covenant relating to total leverage ratio through the quarter ended December 31, 2014 and reduces the quarterly cash distribution that would otherwise be payable in respect of our subordinated units or Series A Preferred Units for the first, second, third and fourth quarters of 2013. Please read "— Fourth Amendment to Credit Facility" and "—Liquidity and Capital Resources — Our Credit Facility" for more information about our credit facility, covenant violations and related waivers and the Fourth Amendment.
ArcLight Transactions
Purchase Agreement
On April 15, 2013, AIM Midstream Holdings and High Point entered into a Purchase Agreement, pursuant to which High Point purchased from AIM Midstream Holdings all of the Partnership's 4,526,066 subordinated units and 90% of the limited liability company interests in our general partner, which holds all of our general partner units and incentive distribution rights. The transactions contemplated by the Purchase Agreement were consummated on April 15, 2013. Of the cash consideration paid to AIM Midstream Holdings, $12.5 million is being held in escrow until its release upon satisfaction of certain conditions.

Contribution Agreement
On April 15, 2013, the Partnership and High Point entered into a Contribution Agreement, pursuant to which High Point contributed to us 100% of the limited liability company interests in certain of its subsidiaries that own midstream assets located in southern and offshore Louisiana (the “High Point Assets”) and $15 million in cash in exchange for 5,142,857 newly issued Series A Preferred Units. Of the $15.0 million cash consideration paid by High Point, approximately $2.5 million was used to pay certain transaction expenses of High Point, and the remaining approximately $12.5 million was used to repay borrowings outstanding under the Partnership's June 2012 amended credit facility in connection with the Fourth Amendment. The transactions contemplated by the Contribution Agreement were consummated on April 15, 2013.
Third Amended & Restated Agreement of Limited Partnership
On April 15, 2013, our general partner amended our partnership agreement with the Third Amended & Restated Agreement of Limited Partnership (the “Amended Partnership Agreement”) providing for the creation and designation of the rights, preferences, terms and conditions of the Series A Preferred Units.
Under the terms of the Amended Partnership Agreement, commencing with the quarter ending on June 30, 2013 and ending with the earlier of the quarter that includes a conversion of the Series A Preferred Units and the quarter beginning October 1, 2014 (the “Coupon Conversion Quarter”), the Series A Preferred Units will each receive quarterly distributions (the “Series A Quarterly Distributions”) in an amount equal to (i) 0.01428571 of additional Series A Preferred Units (subject to customary anti-dilution adjustments) (the "PIK Distribution") and (ii) $0.25 in cash (with the additional Series A Preferred Units and cash portion relating to the quarter ending June 30, 2013 being prorated based on the number of days in such quarter that follow the date on which the Series A Preferred Units were issued). Commencing with the Coupon Conversion Quarter, the Series A Preferred Units will receive the Series A Quarterly Distributions in an amount equal to the greater of (a) the amount of aggregate distributions that would be payable had such Series A Preferred Units converted into Common Units and (b) a fixed rate of 0.023571428 multiplied by the conversion price, which will initially be $17.50 per Series A Preferred Unit (subject to customary anti-dilution adjustments) (the “Conversion Price”), paid in arrears within 45 days after the end of each quarter and prior to distributions with respect to the Common Units and Subordinated units. If we elect to reduce distributions on the Series A Preferred Units in order to satisfy our obligation under the Fourth Amendment to reduce distributions on either our subordinated units or Series A Preferred Units in respect of each of the quarters ending June 30, September 30 and December 31, 2013, no part of any such reduction will accrue or accumulate or bear interest.
The record date for the determination of holders entitled to receive Series A Quarterly Distributions will be the same as the record date for determination of Common Unit holders entitled to receive quarterly distributions.
If we fail to pay in full any Series A Quarterly Distribution, the amount of such unpaid distribution will accrue, accumulate and bear interest at a rate of 6.0% per annum from the first day of the quarter immediately following the quarter for which such distribution is due until paid in full.
The Series A Preferred Units have voting rights that are identical to the voting rights of the Common Units and will vote with the Common Units as a single class, with each Series A Preferred Unit entitled to one vote for each Common Unit into which such Series A Preferred Unit is convertible. The Series A Preferred Units also have separate class voting rights on any matter, including a merger, consolidation or business combination, that adversely affects, amends or modifies any of the rights, preferences, privileges or terms of the Series A Preferred Units. Moreover, the general partner may not take any of the following actions without the prior written consent of High Point or any of its affiliates, as long as High Point or such affiliates together hold at least 50% of the Series A Preferred Units and Subordinated Units held by High Point immediately following the issuance of the Series A Preferred Units on April 15, 2013:

•
cause or permit us to invest in, or dispose of, the equity securities or debt securities of any person or otherwise acquire or dispose of any interest in any person, to acquire or dispose of interest in any joint venture or partnership or any similar arrangement with any person, or to acquire or dispose of assets of any person, or to make any capital expenditure (other than maintenance capital expenditures), or to make any loan or advance to any person if the total consideration (including cash, equity issued and debt assumed) paid or payable, or received or receivable, by us exceeds $15 million in any one or series of related transactions or in the aggregate exceeds $50 million in any twelve-month period;

•
cause or permit us to (i) incur, create or guarantee any indebtedness that exceeds (x) $75 million in any one or series of related transactions to the extent the proceeds of such financing are used to refinance our existing indebtedness, or (y) $25 million in any twelve-month period to the extent such indebtedness increases our aggregate indebtedness or (ii) incur, create or guarantee any indebtedness with a yield to maturity exceeding ten percent;

•	authorize or permit the purchase, redemption or other acquisition of Partnership interests (or any options, rights, warrants or appreciation rights relating to the Partnership interests) by us;

•
select or dismiss, or enter into any employment agreement or amendment of any employment agreement of, the chief executive officer and the chief financial officer of the Partnership or its subsidiary, American Midstream, LLC;

•
enter into any agreement or effect any transaction between us or any of our subsidiaries, on the one hand, and any affiliate of the Partnership or the general partner, on the other hand, other than any transaction in the ordinary course of business and determined by the board of directors of the general partner to be on an arm's length basis; or

•	cause or permit us or any of our subsidiaries to enter into any agreement or make any commitment to do any of the foregoing.
The Series A Preferred Units are convertible in whole or in part into Common Units at any time after January 1, 2014 or, prior to that date, with the consent of the required lenders under the June 2012 amended credit agreement, at the holder's election. The number of Common Units into which a Series A Preferred Unit is convertible will be an amount equal to (i) the sum of $17.50 and all accrued and accumulated but unpaid distributions, divided by (ii) the Conversion Price, which will initially be $17.50 per Series A Preferred Unit (subject to customary anti-dilution adjustments) (the “Conversion Rate”).
In the event that the Partnership issues, sells or grants any Common Units or convertible securities at an indicative per Common Unit price that is less than $17.50 (subject to customary anti-dilution adjustments), then the Conversion Rate will be adjusted according to a formula to provide an increase in the number of Common Units into which Series A Preferred Units are convertible.
Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination in which the holders of Common Units are to receive securities, cash or other assets (a “Partnership Event”), we are obligated to make an irrevocable written offer, subject to consummation of the Partnership Event, to each holder of Series A Preferred Units to redeem all (but not less than all) of such holder's Series A Preferred Units for a price per Series A Preferred Unit payable in cash equal to the greater of:

•	the sum of $17.50 and all accrued and accumulated but unpaid distributions for each Series A Preferred Unit; and

•	an amount equal to the product of:
(i) the number of Common Units into which each Series A Preferred Unit is convertible; and
(ii) the sum of:
(A) the cash consideration per Common Unit to be paid to the holders of Common Units pursuant to the Partnership Event, plus
(B) the fair market value per Common Unit of the securities or other assets to be distributed to the holders of the Common Units pursuant to the Partnership Event.
Upon receipt of such a redemption offer from us, each holder of Series A Preferred Units may elect to receive such cash amount or a preferred security issued by the person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in the Amended Partnership Agreement with respect to the Series A Preferred Units without material abridgement.
Upon any liquidation and winding up of the Partnership or the sale of substantially all of the assets of the Partnership, the holders of Series A Preferred Units generally will be entitled to receive, in preference to the holders of any of the Partnership's other securities, an amount equal to the sum of the $17.50 multiplied by the number of Series A Preferred Units owned by such holders, plus all accrued but unpaid distributions on such Series A Preferred Units.
Change of Control of the General Partner and the Partnership
Through the acquisition of the 90% interest in our general partner, the acquisition of all of our 4,526,066 subordinated units and the issuance of the 5,142,857 Series A Units, High Point acquired control of our general partner and a majority of our outstanding limited partnership interests. In connection with High Point's acquisition of control of our general partner, each of Robert B. Hellman, Jr., Edward O. Diffendal and L. Kent Moore resigned from the board of directors of our general partner. Mr. Hellman also resigned as chairman of the board of directors of our general partner. These resignations occurred on April 15, 2013. High Point, as the owner of 90% of the limited liability company interests in our general partner, will have the right to fill the board vacancies created by these resignations. Effective April 15, 2013, High Point appointed Messrs. Bergstrom, Erhard and Revers to the board of directors of our general partner. Please read "Part III, Item 10. Directors, Executive Officers and Corporate Governance" for more information about the new directors.
Fourth Amendment to Credit Agreement
On April 15, 2013, a subsidiary of the Partnership, American Midstream, LLC, as borrower (the “Borrower”) and the Partnership entered into a Fourth Amendment with its lenders under its June 2012 amended credit agreement. The Fourth Amendment provides for the following:

•	Permits the consummation of the ArcLight Transactions and the PIK Distribution according to the terms of the Amended Partnership Agreement;

•
The aggregate commitments of the lenders under the June 2012 amended credit agreement will be reduced to $175 million if an equity contribution of $12.5 million has not been made by AIM Midstream Holdings and used to repay borrowings under the June 2012 amended credit facility by October 1, 2013;

•	The total outstanding borrowings under the June 2012 amended credit facility shall not exceed $175 million until such equity contribution by AIM Midstream Holdings has occurred;

•	The margins relating to our (i) Eurodollar-based loans range from 2.50% to 4.75% depending on the Consolidated Total Leverage ratio then in effect, and (ii) base rate loans range from 1.5% to 3.75%;

•	The definition of Consolidated Total Indebtedness will not include the Series A Preferred Units or certain surety bonds relating to the High Point Assets;

•	The definition of Consolidated EBITDA (the consolidated EBITDA for the quarters ending June 30 and September 30, 2013 will be annualized for purposes of the Consolidated Total Leverage Ratio) will:

◦	include, on a pro forma basis, the consolidated EBITDA of the High Point Subsidiaries as if they were owned by the Partnership beginning on January 1, 2013;

◦	exclude any insurance proceeds attributable to any event occurring prior to January 1, 2013; and

◦	exclude any one-time, non-recurring transaction expenses of the Partnership incurred in connection with the ArcLight Transactions or the Fourth Amendment.

•
Starting with the quarter ending March 31, 2013 and ending with the quarter ending December 31, 2013, unless the Partnership has permanently cancelled at least 20% of the number of subordinated units outstanding on April 15, 2013, the Partnership must reduce any quarterly cash distribution on either its subordinated units or Series A Preferred Units (at the Partnership's election) by an aggregate of $0.4 million per quarter, and such reduction may not be replaced by in-kind distributions of Partnership securities;

•	The maximum Consolidated Total Leverage Ratio permitted as of the end of any fiscal quarter cannot exceed the ratio set forth below:

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
June 30, 2013	5.90:1.00
September 30, 2013	5.90:1.00
December 31, 2013	5.75:1.00
March 31, 2014	5.75:1.00
June 30, 2014	5.75:1.00
September 30, 2014	5.50:1.00
December 31, 2014	5.25:1.00
March 31, 2015 and each fiscal quarter thereafter	4.50:1.00

•
The Partnership agrees to cooperate with and pay the fees and expenses incurred by Bank of America, N.A., the administrative agent for the June 2012 amended credit agreement, in connection with its engagement of FTI Consulting to advise and assist it in an assessment of the Partnership's financial condition; and

•
The lenders permanently waived the Partnership's failure to comply with covenants relating to the Partnership's Consolidated Total Leverage Ratio for the quarters ended December 31, 2012 and March 31, 2013.

Results of Operations — Combined Overview
Our distributable cash flow for the year ended December 31, 2012 was $10.2 million. We distributed $16.1 million to our unitholders or $1.73 per unit. For the year ended December 31, 2012, gross margin increased to $48.7 million or 10.9% compared to the same period in 2011. The increase in gross margin was largely a result of the acquisitions of a 50% undivided, non-operating, interest in the Burns Point Plant effective November 1, 2011 and of a 87.4% undivided interest in the Chatom system, effective July 1, 2012 which contributed incremental gross margin of $3.7 million and $5.8 million, respectively. This positive performance was tempered, in part, by the impact of production shut-ins due to Hurricane Isaac, an extended turnaround at our Bazor Ridge system, and reduced gathering and processing volumes associated with one of our offshore pipeline systems which in turn negatively impacted our financial performance in the third and fourth quarters of 2012.
The following table and discussion presents certain of our historical consolidated financial data for the periods indicated. The results of operations by segment are discussed in further detail following this combined overview.

	For the Year Ended December 31,
	2012	2011	2010
	(in thousands)
Statement of Operations Data:
Revenue	$197,251	$231,258	$195,087
Realized gain (loss) on early termination of commodity derivatives	—	(2,998)	—
Unrealized gain (loss) on commodity derivatives	992	(541)	(308)
Total revenue	198,243	227,719	194,779
Operating expenses:
Purchases of natural gas, NGLs and condensate	145,172	187,398	157,682
Direct operating expenses	16,798	11,419	10,944
Selling, general and administrative expenses	14,309	10,800	7,120
Advisory services agreement termination fee	—	2,500	—
Transaction expenses	—	282	303
Equity compensation expense (a)	1,783	3,357	1,734
Depreciation expense	21,284	20,449	19,904
Total operating expenses	199,346	236,205	197,687
Gain (loss) on acquisition of assets	—	565	—
Gain (loss) on involuntary conversion of property, plant and equipment	(1,021)	—	—
Gain (loss) on sale of assets, net	123	399	—
Operating income (loss)	(2,001)	(7,522)	(2,908)
Interest (expense)	(4,570)	(4,508)	(5,406)
Net income (loss) from continuing operations	(6,571)	(12,030)	(8,314)
Discontinued operations
Income (loss) from operations of disposal groups	319	332	(330)
Net income (loss)	$(6,252)	$(11,698)	$(8,644)
Other Financial Data:
Gross margin (b)	$48,706	$43,860	$37,097
Adjusted EBITDA (c)	$18,847	$20,785	$18,154
Distributable cash flow (d)	$10,158	$12,950	$9,440

(a)
Represents cash and non-cash costs related to our Long Term Incentive Plan (" LTIP"). Of these amounts, $1.8 million, $1.6 million and $1.2 million, for the years ended December 31, 2012, 2011 and 2010, respectively, were non-cash expenses.

(b)
For a definition of gross margin and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read Note 19 to our audited consolidated financial statements included in this Annual Report beginning on page F-1 for a discussion of how we use gross margin to evaluate our operating performance, please read “— How We Evaluate Our Operations”.

(c)
For a definition of adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP and a discussion of how we use adjusted EBITDA to evaluate our operating performance, please read “—How We Evaluate Our Operations”.

(d)
For a definition of distributable cash flow and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP and a discussion of how we use distributable cash flow to evaluate our operating performance, please read “—How We Evaluate Our Operations”.

Year ended December 31, 2012 compared to year ended December 31, 2011
Revenue. Our revenue for the year ended December 31, 2012 was $197.3 million compared to $231.3 million for the year ended December 31, 2011. This decrease of $34.0 million was primarily due to the following -

•
Natural gas revenues decreased $25.8 million as a result of a decline in realized natural gas prices of $1.12/Mcf along with a decrease in natural gas sales volumes of approximately 2.0 Mmcf attributable to production shut-ins caused by Hurricane Isaac;

•
NGL revenues decreased $8.8 million as a result of a decline in realized NGL prices of $0.24/gal and a decrease in NGL sales volumes of 1.3 m/gal due to a turnaround taking longer than anticipated as a result of unscheduled repairs and upgrades that slowed the turnaround process but are expected to deliver long-term, improved efficiencies at our Bazor Ridge processing facility offset by an increase in volumes from the newly acquired Chatom system;

•
Transmission revenues from the transportation of natural gas decreased $13.5 million as a result of declines in realized natural gas prices on our fixed margin contracts of $1.26/Mcf amounting to $13.5 million and a decrease in sales volumes of 5% period over period; and

•
Condensate revenues increased $13.8 million as a result of an increase in condensate sales volumes of 5.7 m/gal due to the newly acquired Chatom system while realized condensate prices remained consistent period over period; and

Purchases of Natural Gas, NGLs and Condensate. Our purchases of natural gas, NGLs and condensate for the year ended December 31, 2012 were $145.2 million compared to $187.4 million in the year ended December 31, 2011. This decrease of $42.2 million was primarily due to lower natural gas and NGL sales volumes and related realized prices related to POP contracts associated with owned processing plants in our Gathering and Processing and Transmission segments. This decrease was partially offset by higher condensate purchase costs in our Gathering and Processing segment.
Gross Margin. Gross margin for the year ended December 31, 2012 was $48.7 million compared to $43.9 million for the year ended December 31, 2011. This increase of $4.8 million was primarily due to higher throughput volume and associated condensate production from owned processing plants in our Gathering and Processing segment. This was a result of our recent acquisitions of the Burns Point Plant, effective November 1, 2011 and of the Chatom system, effective July 1, 2012 which contributed incremental gross margin of $3.7 million and $5.7 million, respectively. These increases were offset by a decline in gross margin from our Bazor Ridge and Quivira systems due to unscheduled repairs and upgrades that slowed the turnaround process amounting to $0.7 million and declined in volumes during the third and fourth quarters of 2012 as a result of a producer's work on one of its platforms amounting to approximately $2.0 million, respectively.
Direct Operating Expenses. Direct operating expenses in the year ended December 31, 2012 were $16.8 million compared to $11.4 million in the year ended December 31, 2011. This increase of $5.4 million was primarily due to: (i) $0.7 million incremental costs related to additional insurance premiums; (ii) $1.8 million of added expenses associated with our 50% undivided interest in the operating costs incurred at the Burns Point Plant; and (iii) $2.9 million of added expenses associated with our new acquired Chatom system.
Selling, General and Administrative Expenses ("SG&A"). SG&A expenses for the year ended December 31, 2012 were $14.3 million compared to $10.8 million for the year ended December 31, 2011. This increase of $3.5 million was primarily due to: (i) $1.5 million of incremental personnel costs, recruiting fees and related benefits necessary to operate and grow a public company; (ii) $0.7 million in additional legal expenses associated with SEC and other regulatory compliance; (iii) $0.8 million of incremental accounting, auditing and tax costs associated with our acquisition of the Chatom Assets and shelf registration statement; and (iv) $0.4 million of incremental costs associated with outside services and contract labor to assist in maintaining and maximizing operational efficiency of our systems and internal controls over financial reporting.
Advisory Services Agreement Termination Fee. In connection with our initial public offering in August 2011, we terminated the advisory services agreement with our sponsor in exchange for a payment of $2.5 million.
Equity Compensation Expense. Compensation expense related our LTIP for the year ended December 31, 2012 was $1.8 million compared to $3.4 million for the year ended December 31, 2011. This decrease of $1.6 million was primarily due to a 2011 buy-out of distribution equivalent rights (“DER’s”) associated with unvested phantom units at a cost of $1.5 million, a payment to holders of unvested phantom units without DER’s of $0.1 million, increased amortization of $0.1 million associated with March 2011 phantom unit grants, off-set in part by the lack of DER payments in the second half of 2011 and a modification in amounts amortized due to the elimination of the DER’s that did not occur in the year ended December 31, 2012.
Depreciation Expense. Depreciation expense in the year ended December 31, 2012 was $21.3 million compared to $20.4 million for the year ended December 31, 2011. This increase of $0.9 million was due to depreciation associated with newly acquired facilities and capital projects placed into service during the period.
Income (loss) from operations of disposal groups. Income (loss) from operations of disposal groups for the years ended December 31, 2012 and 2011 was income of $0.3 million.
Year ended December 31, 2011 compared to year ended December 31, 2010
Revenue. Our revenue for the year ended December 31, 2011 was $231.3 million compared to $195.1 million for the year ended December 31, 2010. This increase of $36.2 million was primarily due to the following -

•
Natural gas revenues increased $10.0 million as a result of an increase in natural gas sales volumes of approximately 6.8 Mmcf attributable to increased production on our Gathering and Processing systems and increased throughput on our Transmission assets offset by declines in realized natural gas prices of $0.51/Mcf;

•
NGL revenues increased $16.1 million as a result of an increase in realized NGL prices of $0.25/gal and an increase in NGL sales volumes of 7.2 m/gal due improved efficiencies at our Bazor Ridge processing facility;

•
Condensate revenues increased $2.6 million as a result of an increase in realized condensate prices of $0.60/gal and increases in condensate sales volumes of 0.5 m/gal attributable to increased production with a producer on a Gathering and Processing system; and

•
Transmission revenues from the transportation of natural gas increased approximately $13.3 million as a result of an increase in sales volumes of 52% amounting to $14.0 million period over period offset realized natural gas prices on our fixed margin contracts declining slightly by $0.05/Mcf .

Realized gain (loss) on early termination of commodity derivatives. We recognized a one-time charge of $3.0 million resulting from the unwind and reset of our commodity derivative contracts in June 2011.
Purchases of Natural Gas, NGLs and Condensate. Our purchases of natural gas, NGLs and condensate for the year ended December 31, 2011 were $187.4 million compared to $157.7 million in the year ended December 31, 2010. This increase of $29.7 million was primarily due to higher NGL sales volumes and NGL prices related to owned processing plants’ POP contracts and higher natural gas purchase volumes in our Gathering and Processing and Transmission segments. This increase was partially offset by lower natural gas purchase costs in our Gathering and Processing segment.
Gross Margin. Gross margin for the year ended December 31, 2011 was $43.9 million compared to $37.1 million for the year ended December 31, 2010. This increase of $6.8 million was primarily due to higher throughput volume and associated NGL production from owned processing plants, improved processing and POP margins from higher NGL and condensate prices and higher throughput in our Gathering and Processing segment. We also achieved incremental gross margin of $1.1 million associated with our acquisition of a 50% undivided, non-operating, interest in the Burns Point Plant effective November 1, 2011. In addition this increase was also attributable to a $0.5 million increase in COMA income.
Direct Operating Expenses. Direct operating expenses in the year ended December 31, 2011 were $11.4 million compared to $10.9 million in the year ended December 31, 2010. This increase of $0.5 million was primarily due to: (i) $0.2 million incremental costs related to service fees and costs to address operational matters; (ii) $0.3 million of added expenses associated with our 50% interest in the operating costs incurred at the Burns Point Plant; and (iii) $0.4 million of line losses in our Transmission segment. The operational cost increases were partially offset by a reduction in personnel related costs.
Selling, General and Administrative Expenses. SG&A expenses for the year ended December 31, 2011 were $10.8 million compared to $7.1 million for the year ended December 31, 2011. This increase of $3.7 million was primarily due to: (i) $1.9 million of incremental personnel costs and related benefits necessary to operate and grow a public company; (ii) $0.2 million in additional expenses associated with maintaining operational locations and services; (iii) $1.0 million of added costs associated with our IPO process and continued compliance and requirements for a publicly traded company; and (iv) $0.3 million of incremental costs associated with outside services and contract labor to assist in maintaining and maximizing operational efficiency of our systems.
Advisory Services Agreement Termination Fee. In connection with our initial public offering in August 2011, we terminated the advisory services agreement with our sponsor in exchange for a payment of $2.5 million.
Equity Compensation Expense. Compensation expense related our LTIP for the year ended December 31, 2011 was $3.4 million compared to $1.7 million for the year ended December 31, 2010. This increase of $1.7 million was primarily due to a buy-out of DER’s associated with unvested phantom units at a cost of $1.5 million, a payment to holders of unvested phantom units without DER’s of $0.1 million, increased amortization of $0.1 million associated with March 2011 phantom unit grants, off-set in part by the lack of DER payments in the second half of 2011 and a modification in amounts amortized due to the elimination of the DER’s.
Depreciation Expense. Depreciation expense in the year ended December 31, 2011 was $20.5 million compared to $19.9 million for the year ended December 31, 2010. This increase of $0.6 million was due to depreciation associated with capital projects placed into service during the period.
Income (loss) from operations of disposal groups. Income (loss) from operations of disposal groups for the year ended December 31, 2011 was income of $0.3 million compared to a loss of $0.3 million for the year ended December 31, 2010. This change of $0.6 million was primarily due to lower gross margins of a certain midstream asset as a result of its relocation during 2010.
Results of Operations — Segment Results
The table below contains key segment performance indicators related to our segment results of operations.

	For the Year Ended December 31,
	2012	2011	2010
	(in thousands except operational data)
Segment Financial and Operating Data:
Gathering and Processing segment
Financial data:
Revenue	$144,722	$164,493	$141,602
Realized gain (loss) on early termination of commodity derivatives	—	(2,998)	—
Unrealized gain (loss) on commodity derivatives	992	(541)	(308)
Total revenue	145,714	160,954	141,294
Purchases of natural gas, NGLs and condensate	$108,657	$134,370	$117,721
Direct operating expenses	11,767	6,199	6,478
Other financial data:
Segment gross margin	$35,393	$30,123	$23,573
Operating data (a):
Average throughput (MMcf/d)	299.3	250.9	175.6
Average plant inlet volume (MMcf/d) (b)	116.1	36.7	9.9
Average gross NGL production (Mgal/d) (b)	49.9	54.5	34.1
Average gross condensate production (Mgal/d) (b)	22.6	6.8	5.1
Average realized prices:
Natural gas ($/MMcf)	$2.98	$4.09	$4.61
NGLs ($/gal)	$1.09	$1.32	$1.08
Condensate ($/gal)	$2.30	$2.41	$1.82
Transmission segment
Financial data:
Total revenue	$52,529	$66,765	$53,485
Purchases of natural gas, NGLs and condensate	$36,516	$53,029	$39,961
Direct operating expenses	$5,031	$5,220	$4,466
Other financial data:
Segment gross margin	$13,313	$13,737	$13,524
Operating data:
Average throughput (MMcf/d)	398.5	381.1	350.2
Average firm transportation - capacity reservation (MMcf/d)	703.6	702.2	677.6
Average interruptible transportation - throughput (MMcf/d)	86.6	69.0	80.9

(a)	Includes volumes attributable to discontinued operations.

(b)	Excludes volumes and gross production under our elective processing arrangements.
Year Ended December 31, 2012 Compared to Year Ended December 31, 2011
Gathering and Processing Segment
Revenue. Segment revenue for the year ended December 31, 2012 was $144.7 million compared to $164.5 million for the year ended December 31, 2011. This decrease of $19.8 million was primarily due to the following -

•	A decline in realized natural gas prices of 27%, realized NGL prices of 18% and realized condensate prices of 5% period over period as a result of variable commodity prices;

•	A decline in average gross NGL production amounting to 4.6 Mgal/d period over period as a result of extended turnaround efforts at the our Bazor Ridge system during the fourth quarter, offset by;

•
An increase in average throughput amounting to 40.4 MMcf/d or 16% period over period as a result of having a full year's operational impact of our 50% undivided interest in the Burns Point plant offset by declines in average throughput associated with our Quivera and Gloria systems as well as production shut-ins surrounding our Gulf Coast systems during the third quarter as result of Hurricane Isaac;

•	A significant increase in average gross condensate production amounting to 15.7 Mgal/d period over period as a result of our our newly acquired Chatom system in the third quarter of 2012; and

•
An increase in realized gains of $4.3 million period over period on our commodity derivatives which comprised of financial swaps and option contracts to mitigate commodity price risk that settled in 2012.

Purchases of Natural Gas, NGLs and Condensate. Purchases of natural gas, NGLs and condensate for the year ended December 31, 2012 were $108.7 million compared to $134.4 million for the year ended December 31, 2011. This decrease of $25.7 million was primarily due to lower natural gas and NGL sales volumes and related realized commodity prices related to POP contracts associated with our Bazor Ridge system. This decrease was partially offset by higher condensate sales volumes associated with the newly acquired Chatom system, effective July 1, 2012 and higher NGL sales volumes at the Burns Point Plant.
Segment Gross Margin. Segment gross margin for the year ended December 31, 2012 was $35.4 million compared to $30.1 million for the year ended December 31, 2011. This increase of $5.3 million was primarily due to the following -

•	Incremental gross margin of $5.6 million associated with higher average condensate production of 17.1 Mgal/d as a result of the new acquired Chatom system, effective July 1, 2012;

•
Incremental gross margin of $2.5 million associated with higher average throughput of 76.4 Mcf/d and NGL production of 7.7 Mgal/d as a result of having a full year of operational results of the Burns Point plant, acquired effective November 1, 2011, offset by lower gross margins of $1.3 million associated with our Quivira system which saw a decline in volumes on one of its offshore pipeline systems during the third and fourth quarters of 2012 as a result of a producer completing work on one of its platforms. The Partnership continued to work with this producer to return volumes to historical levels, although the contract terms may change for a portion of the volumes going forward and a change in contract terms may have a material negative impact on financial results;

•
A decline in gross margin of $1.8 million associated with lower NGL production of 14.9 Mgal/d at our Bazor Ridge processing plant due to a turnaround taking longer than anticipated as a result of unscheduled repairs and upgrades that slowed the turnaround process but are expected to deliver long-term, improved efficiencies at our Bazor Ridge processing facility;

•
Gross margins associated with facilities damaged and/or impacted by production shut-ins as a result of the named windstorm Hurricane Isaac were estimated to approximate $0.8 million are covered by our insurance carrier; and

•
An increase in realized gains of $4.3 million period over period on our commodity derivatives which comprised of financial swaps and option contracts which were used to mitigate commodity price risk that settled in 2012.

Direct Operating Expenses. Direct operating expenses for the year ended December 31, 2012 were $11.8 million compared to $6.2 million for the year ended December 31, 2011. This increase of $5.6 million was primarily due (i) $0.6 million incremental costs related to additional insurance premiums; (ii) $1.7 million of added expenses associated with operating costs incurred at the Burns Point Plant; and (iii) $2.5 million of added expenses associated with operating costs incurred at our Chatom system.
Transmission Segment
Revenue. Segment revenue for the year ended December 31, 2012 was $52.5 million compared to $66.8 million for the year ended December 31, 2011. This decrease of $14.3 million in revenue was primarily due to the following -

•	A decline in realized natural gas prices on our fixed margin contracts of $1.26/Mcf along with a decline in sales volumes of 5% amounting to $13.5 million period over period;

•
Total natural gas throughput on our Transmission systems for the year ended December 31, 2012 was 398.5 MMcf/d compared to 381.1 MMcf/d for the year ended December 31, 2011 representing a 5% increase period over period; and

•	Lower transportation fees associated with our interruptible transportation contracts offset by an increase in throughput of 17.5 MMcf/d amounting to amounting to $0.5 million period over period.

Purchases of Natural Gas, NGLs and Condensate. Purchases of natural gas, NGLs and condensate for the year ended December 31, 2012 were $36.5 million compared to $53.0 million for the year ended December 31, 2011. This decrease of $16.5 million was primarily due to a decrease in our purchases costs associated with fixed margin contracts as a result of a decline in natural gas market prices and sales volumes.
Segment Gross Margin. Segment gross margin for the year ended December 31, 2012 was $13.3 million compared to $13.7 million for the year ended December 31, 2011. This decrease of $0.4 million was primarily associated with a slight change to our contract mix of fixed margin, firm and interruptible transportation contracts offset by a slight increase in throughput volumes period over period.
Direct Operating Expenses. Direct operating expenses for the year ended December 31, 2012 were $5.0 million compared to $5.2 million for the year ended December 31, 2011. This decrease of $0.2 million was primarily due to lower property taxes incurred period over period.
Year Ended December 31, 2011 Compared to Year Ended December 31, 2010
Gathering and Processing Segment
Revenue. Segment revenue for the year ended December 31, 2011 was $164.5 million compared to $141.6 million for the year ended December 31, 2010. This increase of $22.9 million was primarily due to the following -

•	Increases in realized NGL prices of 22% and realized condensate prices of 33%, offset by a decline in realized natural gas prices of 11% period over period as a result of variable commodity prices;

•
An increase in average gross NGL production amounting to 20.4 Mgal/d or 60% period over period as a result of the completion of our Winchester lateral in the fourth quarter of 2010 and the production from several new wells drilled in 2011 on our Bazor Ridge system;

•
An increase in average throughput amounting to 75.3 MMcf/d or 43% period over period as a result of higher natural gas sales volumes, i) primarily the increased demand at the Conoco Alliance refinery, which we serve with production from our Lafitte system and our interconnect with the Tennessee Gas Pipeline representing an increase of 28% year over year; ii) additional natural gas production from a producer on our Quivira system in the third quarter 2010 representing a 43% increase year over year; and iii) new incremental throughput volume from the Burns Point Plant from the 50% interest we acquired effective November 1, 2011; offset by

•
A series of swap and put contracts that we entered into in January 2011 and swap contracts again in June 2011. These commodity derivative transactions had a negative net effect of $1.9 million on our revenue related to realized losses for the year ended December 31, 2011. In June 2010, we purchased put contracts that extended through June 2011.

Purchases of Natural Gas, NGLs and Condensate. Purchases of natural gas, NGLs and condensate for the year ended December 31, 2011 were $134.4 million compared to $117.7 million for the year ended December 31, 2010. This increase of $16.7 million was primarily due to higher NGL sales volumes and NGL prices related to owned processing plants’ POP contracts and higher natural gas purchase volumes to provide natural gas for the Conoco Alliance refinery. This increase was partially offset by lower natural gas prices.
Segment Gross Margin. Segment gross margin for the year ended December 31, 2011 was $30.1 million compared to $23.6 million for the year ended December 31, 2010. This increase of $6.5 million was primarily due to the following -

•	Higher throughput volume and associated NGL production of 16.0 Mgal/d or 16% at our Bazor Ridge processing plant;

•	Increased throughput volume of 33.4 MMcf/d or 43% on our Quivira system;

•	Higher realized NGL prices of $1.32/gal which positively impacted margins associated with our POP and elective processing agreements; and

•	The acquisition of our 50% interest in the Burns Point Plant, effective November 2011; offset by

•	Commodity derivative transactions that had a negative net effect of $1.9 million on our margin related to realized losses for the year ended December 31, 201
Direct Operating Expenses. Direct operating expenses for the year ended December 31, 2011 were $6.2 million compared to $6.5 million for the year ended December 31, 2010.

Transmission Segment
Revenue. Segment revenue for the year ended December 31, 2011 was $66.8 million compared to $53.5 million for the year ended December 31, 2010. Total natural gas throughput on our Transmission systems for the year ended December 31, 2011 was 381.1MMcf/d compared to 350.2 MMcf/d in the year ended December 31, 2010. This increase of $13.3 million in revenue was primarily due to a full year’s impact of our fixed margin agreement which began in the second quarter 2010 to supply gas to Exxon on our MLGT system offset in part by lower volumes and natural gas prices associated with an affiliate fixed margin agreement on the Midla system. Our commodity derivatives had no effect on segment revenue for the years ended December 31, 2011 and 2010.
Purchases of Natural Gas, NGLs and Condensate. Purchases of natural gas, NGLs and condensate for the year ended December 31, 2011 were $53.0 million compared to $40.0 million for the year ended December 31, 2010. This increase of $13.0 million was primarily due to a full year’s impact of our fixed margin agreement began in the second quarter 2010 to supply gas to Exxon on our MLGT system offset in part by lower volumes and natural gas prices associated with an affiliate fixed margin agreement on the Midla system.
Segment Gross Margin. Segment gross margin for the year ended December 31, 2011 was $13.7 million compared to $13.5 million for the year ended December 31, 2010. Segment gross margin for the Transmission segment represented 29.7% of our total gross margin for year ended December 31, 2011, compared to 35.5% for the year ended December 31, 2010.
Direct Operating Expenses. Direct operating expenses for the year ended December 31, 2011 were $5.2 million compared to $4.5 million for the year ended December 31, 2010. This increase of $0.7 million was primarily due to $0.2 million incremental costs related to service fees and costs to address operational matters and a $0.5 million increase in line losses.
Liquidity and Capital Resources
Our business is capital intensive and requires significant investment for the maintenance of existing assets and the acquisition and development of new systems and facilities.
The principal indicators of our liquidity at December 31, 2012 were our cash on hand and availability under our June 2012 amended credit facility as it existed prior to the Fourth Amendment as discussed below. As of December 31, 2012, our available liquidity was $19.7 million, comprised of cash on hand of $0.6 million and $19.1 million available under our June 2012 amended credit facility as it existed at that time. As of March 31, 2013, our available liquidity was $9.1 million. In the near term, we expect our sources of liquidity to include cash generated from operations, borrowings under our June 2012 amended credit facility and issuances of debt and equity securities. As a result of the contribution of the High Point assets to the Partnership (with the resultant expected increase in the Partnership's EBITDA for the trailing twelve months), Fourth Amendment, the PIK Distribution on the Series A Preferred Units and the Preferred Unit Distribution Waiver, we expect to generate sufficient cash flow from operations and borrowings under our June 2012 amended credit facility, as needed, to:

•
pay the required distribution on the Series A Convertible Preferred Units (a portion of which is payable in-kind in additional Series A Preferred Units (“Series A PIK Units”), less the Preferred Unit Distribution Waiver;

•	pay at least the minimum quarterly distribution on all outstanding common units, subordinated units, and general partner units; and

•	meet our requirements for working capital and capital expenditures, in each case, for the next twelve months from the date of this Annual Report on Form 10-K. Please read "— Our Credit Facility" for more information about our June 2012 amended credit facility. Please see “Recent Developments — ArcLight Transactions” for more information about the ArcLight Transactions.

We depend on our June 2012 amended credit facility for future capital needs and may use it to fund a portion of cash distributions to unitholders, as necessary, depending on the level of our operating cashflow. We are required to comply with certain financial covenants and ratios. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control, including events and circumstances that may stem from the condition of financial markets and commodity price levels. Our failure to comply with any of the covenants under our June 2012 amended credit facility could result in a default, which could cause all of our existing indebtedness to become immediately due and payable. We were unable to maintain compliance with consolidated total leverage ratio required by our June 2012 amended credit agreement as it existed prior to the Fourth Amendment during the quarters ended December 31, 2012 and March 31, 2013. On April 15, 2013, we entered into a Fourth Amendment to our June 2012 amended credit agreement that, among other things, modified the maximum permitted consolidated total leverage ratio. The maximum consolidated total leverage ratio permitted by the Fourth Amendment varies by quarter, initially permitting a ratio of 5.90 to 1.00 for the quarter ending June 30, 2013 and then gradually lowering to 4.50 to 1.00 commencing with the quarter ending March 31, 2015. The Partnership believes that the consummation of the ArcLight Transactions will allow it to maintain compliance with the Consolidated Total Leverage to EBTIDA ratio in the Fourth Amendment for a period of at least the next twelve months from the date of the Annual Report on

Form 10-K. However, no assurances can be given that the ArcLight Transactions will achieve the necessary ratios or that the contributed business can yield the necessary cash flows. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Our Credit Facility" for more information about the Fourth Amendment and our June 2012 amended credit facility.
Working Capital
Working capital is the amount by which current assets exceed current liabilities and is a measure of our ability to pay our liabilities as they become due. Our working capital requirements are primarily driven by changes in accounts receivable and accounts payable. These changes are impacted by changes in the prices of commodities that we buy and sell. In general, our working capital requirements increase in periods of rising commodity prices and decrease in periods of declining commodity prices. However, our working capital needs do not necessarily change at the same rate as commodity prices because both accounts receivable and accounts payable are impacted by the same commodity prices. In addition, the timing of payments received from our customers or paid to our suppliers can also cause fluctuations in working capital because we settle with most of our larger suppliers and customers on a monthly basis and often near the end of the month. We expect that our future working capital requirements will be impacted by these same factors. Our working capital deficit was $3.6 million at December 31, 2012.
Cash Flows
The following table reflects cash flows for the applicable periods:

(in thousands)	For the Year Ended December 31,
	2012	2011	2010
Net cash provided by (used in):
Operating activities	$18,348	$10,432	$13,791
Investing activities	(62,427)	(41,744)	(10,268)
Financing activities	43,784	32,120	(4,609)
Year Ended December 31, 2012 Compared to Year Ended December 31, 2011
Operating Activities. Net cash provided by operating activities was $18.3 million for year ended December 31, 2012 compared to $10.4 million for the year ended December 31, 2011. Net cash provided by operating activities for the year ended December 31, 2012 increased year over year primarily due to i) incremental gross margin associated with our acquisitions of the Burns Point Plant and the Chatom system of $3.7 million and $5.7 million, respectively; ii) net positive changes in operating assets and liabilities of $0.9 million due to higher average throughput volumes; iii) a reduction in premium payments associated with our commodity derivatives of $0.5 million; and iv) an increase in proceeds received from the settlement of commodity derivatives of $0.5 million.
One of the primary sources of variability in our cash flows from operating activities is fluctuation in commodity prices, which we partially mitigate by entering into commodity derivatives. Average throughput volume changes also impact cash flow, but have not been as volatile as commodity prices. Our long-term cash flows from operating activities is dependent on commodity prices, average throughput volumes, costs required for continued operations and cash interest expense.
Investing Activities. Net cash used in investing activities was $62.4 million for the year ended December 31, 2012 compared to $41.7 million for the year ended December 31, 2011. Cash used in investing activities for the year ended December 31, 2012 increased year over year primarily due to i) the purchase of the Chatom system for $51.4 million; ii) $1.9 million for replacement and capital improvements to assets damaged by Hurricane Isaac during 2012; iii) $1.7 million for the development of our Madison County system during 2012; and iv) $1.2 million for turnaround expenditures at the Bazor Ridge and Chatom processing plants.
Financing Activities. Net cash provided by financing activities was $43.8 million for the year ended December 31, 2012 compared to $32.1 million for the year ended December 31, 2011. Cash provided by financing activities for the year ended December 31, 2012 increased year over year primarily due to i) an increase of $52.1 million in net borrowings from our June 2012 amended credit facility to fund acquisition and growth opportunities; ii) a decrease in unit holder distributions of $27.5 million; offset by iii) a decrease of $69.1 million in net proceeds from our initial public offering in 2011.
Year Ended December 31, 2011 Compared to Year Ended December 31, 2010
Operating Activities. Net cash provided by operating activities was $10.4 million for year ended December 31, 2011 compared to $13.8 million for the year ended December 31, 2010. Net cash provided by operating activities for the year ended December 31, 2011 decreased year over year primarily due i) net negative changes in operating assets and liabilities of $1.0 million due to lower realized natural gas prices; ii) $1.5 million was used to pay holders of phantom units under our LTIP in consideration for the elimination of the DER provision in previously existing LTIP agreements; iii) and $2.5 million was used to buy-out the management agreement with AIM; iv) net proceeds of $3.0 million and $1.5 million were used to terminate our NGL swaps and settle our other commodity derivatives, respectively; and v) an increase in premium payments associated with our commodity derivatives of $0.4 million.
Investing Activities. Net cash used in investing activities was $41.7 million for the year ended December 31, 2011 compared to $10.3 million for the year ended December 31, 2010. Cash used in investing activities for the year ended December 31, 2011 increased year over year primarily due to i) the purchase of the Burns Point plant for $35.5 million; ii) a meter relocation costing $2.3 million on our MLGT system during 2011; iii) $1.4 million for pipeline relocation work on our Gloria and Chalmette systems associated with levee improvements during 2011; and iv) $5.9 million for a construction of the Winchester lateral associated with our Bazor Ridge system in November 2010.
Financing Activities. Net cash provided by financing activities was $32.1 million for the year ended December 31, 2011 compared to net cash used in financing activities of $4.6 million for the year ended December 31, 2010. Cash provided by (used in) financing activities for the year ended December 31, 2011 increased year over year primarily due to i) $69.1 million in net proceeds from our initial public offering; ii) a decrease in other unit holder contributions of $12.0 million; iii) the $58.6 million pay down of our $85 million credit facility; iv) an initial draw of $30.0 million from our August 2011 credit facility; v) debt issuance costs of $2.5 million; vi) a $14.5 million increase in net borrowings of long-term debt; and vii) an increase of $31.8 million in distributions made to our unitholders.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements.
Capital Requirements
The midstream energy business can be capital intensive, requiring significant investment for the maintenance of existing assets and the acquisition and development of new systems and facilities. We categorize our capital expenditures as either:

•
maintenance capital expenditures, which are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity; or

•
expansion capital expenditures, which are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term.

Historically, our maintenance capital expenditures have not included all capital expenditures required to maintain volumes on our systems. It is customary in the regions in which we operate for producers to bear the cost of well connections, but we cannot be assured that this will be the case in the future. For the year ended December 31, 2012 capital expenditures totaled $11.7 million including expansion capital expenditures of $4.4 million, maintenance capital expenditures of $6.5 million and reimbursable project expenditures (capital expenditures for which we expect to be reimbursed for all or part of the expenditures by a third party) of $0.8 million. Although we classified our capital expenditures as expansion and maintenance, we believe those classifications approximate, but do not necessarily correspond to, the definitions of estimated maintenance capital expenditures and expansion capital expenditures under our partnership agreement.
We anticipate that we will continue to make significant expansion capital expenditures in the future. Consequently, our ability to develop and maintain sources of funds to meet our capital requirements is critical to our ability to meet our growth objectives. As a result of the contribution of the High Point assets to the Partnership, the Fourth Amendment, the PIK Distribution on the Series A Preferred Units and the Preferred Unit Distribution Waiver, we expect to generate sufficient cash flow from operations and borrowings under our June 2012 amended credit facility, as needed, to meet our requirements for future expansion capital expenditures for the next twelve months from the date of this Annual Report on Form 10-K.
We depend on our June 2012 amended credit facility for future capital needs and may use it to fund a portion of cash distributions to unitholders, as necessary, depending on the level of our operating cashflow. We are required to comply with certain financial covenants and ratios. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control, including events and circumstances that may stem from the condition of financial markets and commodity price levels. Our failure to comply with any of the covenants under our June 2012 amended credit facility could result in a default, which could cause all of our existing indebtedness to become immediately due and payable. We were unable to maintain compliance with consolidated total leverage ratio required by our June 2012 amended credit agreement as it existed prior to the Fourth Amendment during the quarters ended December 31, 2012 and March 31, 2013. On April 15, 2013, we entered into a Fourth Amendment to our June 2012 amended credit agreement that, among other things, modified the maximum permitted consolidated total leverage ratio. The maximum consolidated total leverage ratio permitted by the Fourth Amendment varies by quarter, initially permitting a ratio of 5.90 to 1.00 for the quarter ending June 30, 2013 and then gradually lowering to 4.50 to 1.00 commencing with the quarter ending March 31, 2015. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Our Credit Facility" for more information about the Fourth Amendment and our June 2012 amended credit facility.
Integrity Management
When we acquired our operating assets from Enbridge, we inherited an ongoing integrity management program required under regulations of the U.S. Department of Transportation, or DOT. These regulations require transportation pipeline operators to implement continuous integrity management programs over a seven-year cycle. Our current program will be completed in 2012. In connection with the acquisition of our assets from Enbridge we initiated a comprehensive review of the program and concluded that there were sixteen high consequence areas, or HCAs, in addition to those identified by our Predecessor that required further testing pursuant to DOT regulations. We expect to incur $2.0 million in integrity management expenses in 2013 associated with these HCAs to complete the current integrity management program.
Because DOT regulations require integrity management activities for each HCA to be performed within seven years from when they were last performed, we expect to incur the following expenses:

Year	Integrity Management Expense
(in thousands)
2013	$2,000
2014	5,015
2015	839
2016	675
2017	—
2018	—
2019	2,080
Total	$10,609
In conjunction with the commencement of our next seven-year integrity management program cycle in 2013, we plan to request the DOT’s consent to a modification of the timing of our integrity management expenses so that we spend approximately $1.5 million each year.
Impact of Bazor Ridge Emissions Matter
In July 2011, in the course of preparing our annual filing for 2010 with the Mississippi Department of Environmental Quality (“MDEQ”) as required by our Title V Air Permit, we determined that we underreported to the MDEQ the SO2 (sulfur dioxide) emissions from the Bazor Ridge plant for 2009 and 2010. In addition, we determined that certain SO2 emissions during 2009 and 2010 exceeded the reportable quantity threshold under the federal Emergency Planning and Community Right-to-Know Act, or EPCRA, requiring notification of various governmental authorities. We did not make any such EPCRA notifications.
In July 2011, we self-reported these issues to the MDEQ and EPA Region IV. In January 2012, we met with EPA Region IV representatives, and have agreed to a settlement with respect to the EPCRA reporting issue. A Consent Agreement and Final Order was executed, which included a civil penalty of $23,010. After discussion with the MDEQ, in February 2012 we submitted an application to amend our Title V Air Permit to account for these SO2 emissions. The MDEQ is currently processing this permit application. In December 2011, EPA Region IV performed an inspection of the plant, and they followed up with an Information Request in May 2012. We have responded to this Information Request and do not anticipate any further action required by the Partnership at this time.
Separation Agreement
For the year ended December 31, 2012, we incurred costs of approximately $0.5 million in relation to a separation agreement with a former officer. As a result of this payment to the former officer pursuant to the separation agreement, we received insurance proceeds from our insurance carrier of approximately 30% of the amount paid to the former officer.
Distributions

We intend to pay a quarterly distributions though we do not have a legal obligation to make distributions except as provided in our Amended Partnership Agreement. As a result of the contribution of the High Point assets to the Partnership, the Fourth Amendment, the PIK Distribution on the Series A Preferred Units and the Preferred Unit Distribution Waiver, we expect to generate sufficient cash flow from operations and borrowings under our June 2012 amended credit facility, as needed, to:

•	pay the required distribution on the Series A Convertible Preferred Units (a portion of which is payable in Series A PIK Units, less the Preferred Unit Distribution Waiver); and

•	pay at least the minimum quarterly distribution on all outstanding common units, subordinate units and general partner units.
in each case, for the next twelve months following the date of this Annual Report on Form 10-K.
Our Credit Facility

Prior to the Fourth Amendment, we had a number of credit facilities. The first was a $100 million revolving credit facility that we entered into in August 2011.
On June 27, 2012, we amended that August 2011 credit facility to increase the commitments from an aggregate principal amount of $100 million to an aggregate principal amount of $200 million, evidenced by a credit agreement with Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer; Comerica Bank and Citicorp North America, Inc., as Co-Syndication Agents; BBVA Compass, as Documentation Agent; and the other financial institutions party thereto.
That June 2012 amended credit facility provided for a maximum borrowing equal to the lesser of (i) $200 million or (ii) 4.50 times adjusted consolidated EBITDA. Prior to the Third Amendment described below, we could elect to have loans under the June 2012 amended credit facility bear interest either at a Eurodollar-based rate plus a margin ranging from 2.25% to 3.50% depending on our total leverage ratio then in effect, or a base rate which is a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, or (c) the Eurodollar Rate plus 1.00% plus a margin ranging from 1.25% to 2.50% depending on the total leverage ratio then in effect. We also paid a commitment fee of 0.50% per annum on the undrawn portion of the revolving loan.
For the twelve months ended December 31, 2012, 2011 and 2010, the weighted average interest rate on borrowings under our credit facilities was approximately 4.09%, 6.71%, and 7.48%, respectively.
Our obligations under each of our credit facilities, including the current June 2012 amended credit facility, are secured by a first mortgage in favor of the lenders in our real property. Advances made under the June 2012 amended credit facility are guaranteed on a senior unsecured basis by our subsidiaries (“Guarantors”). These guarantees are full and unconditional and joint and several among the Guarantors. The terms of the June 2012 amended credit facility include covenants that restrict our ability to make cash distributions and acquisitions in some circumstances. The remaining principal balance of loans and any accrued and unpaid interest will be due and payable in full on the maturity date, August 1, 2016.
The June 2012 amended credit facility also contains customary representations and warranties (including those relating to organization and authorization, compliance with laws, absence of defaults, material agreements and litigation) and customary events of default (including those relating to monetary defaults, covenant defaults, cross defaults and bankruptcy events). The primary financial covenants contained in the June 2012 amended credit facility are (i) a total leverage ratio test (which, prior the Fourth Amendment could not exceed 4.50) and a minimum interest coverage ratio test (which, prior to the Third Amendment could not less be than 2.50).
As of December 31, 2012, the total leverage ratio test, one of the primary financial covenants that we were required to maintain under our June 2012 amended credit facility, exceeded the leverage covenant. As a result, on December 26, 2012, the Partnership entered into the Third Amendment and Waiver to Credit Agreement, dated as of December 26, 2012 (the “Third Amendment”). The Third Amendment provided for a waiver of the Partnership's compliance with the Consolidated Total Leverage Ratio with respect to the quarter ending December 31, 2012 and for one month thereafter. The Third Amendment also required the Partnership to provide certain financial and operating information of the Partnership on a monthly basis for 2013 and for any month after 2013 in which the Consolidated Total Leverage Ratio of the Partnership is in excess of 4.00 to 1.00. The remaining material terms and conditions of the June 2012 amended credit facility, including pricing, maturity and covenants, remained unchanged by the Third Amendment.
On January 24, 2013, the Partnership entered into the second waiver to the June 2012 amended credit facility that extended the waiver period with respect to the Consolidated Total Leverage Ratio to March 31, 2013 (and subsequently extended to April 16, 2013). Additional covenants during the waiver period included i) total outstanding borrowings under the June 2012 amended credit facility could not exceed $150 million; ii) restrictions on certain acquisitions; iii) an increase to the Eurodollar rate by 0.50%; iv)

additional fees of 0.125% of the principal amount on each of February 28, 2013 and March 31, 2013; and v) execution of a compliance certificate.
At December 31, 2012, our total indebtedness was approximately $130.9 million, which caused our total leverage to EBITDA ratio to be approximately 5.7-to-1. Prior to the Fourth Amendment to our June 2012 amended credit agreement, the maximum value permitted under the June 2012 amended credit agreement for that ratio could not exceed 4.5 to 1.0. As of March 31, 2013, outstanding debt under our June 2012 amended credit facility was approximately $139 million, which further exceeded the maximum Consolidated Total Leverage Ratio as of that date and constituted a default under the June 2012 amended credit agreement. Please read “Recent Developments — Fourth Amendment to Credit Agreement” for a description of the Fourth Amendment.
On April 15, 2013, we repaid approximately $12.5 million in outstanding borrowings under the June 2012 amended credit agreement and entered into the Fourth Amendment to our June 2012 amended credit agreement in connection with the ArcLight Transactions. As a result, we had approximately $130 million of outstanding borrowings as of April 15, 2013 and approximately $45 million of available borrowing capacity as a result of the reduction of our borrowing capacity to a total of $175 million as described below. Until June 30, 2013, we will not be required to meet a Consolidated Leverage Ratio under our June 2012 amended credit facility. We expect that we will have availability under our June 2012 amended credit facility and be able to meet the Fourth Amendment's Consolidated Leverage Ratio once it is reinstated on June 30, 2013, but there can be no assurance that will be the case or what that availability might be. Please see “Recent Developments — ArcLight Transactions” for more information about the ArcLight Transactions. Under the terms of the Fourth Amendment:

•	Permits the consummation of the ArcLight Transactions and the PIK Distribution according to the terms of the Amended Partnership Agreement;

•
On October 1, 2013, the aggregate commitments of the lenders under the credit agreement will be reduced to $175 million unless before such date AIM Midstream Holdings makes an equity contribution to the Partnership of $12.5 million that is used to repay borrowings under the June 2012 amended credit facility by October 1, 2013;

•
The total outstanding borrowings under the June 2012 amended credit agreement are limited to $175 million until such equity contribution by AIM Midstream Holdings and debt repayment has occurred, at which time the maximum permitted borrowings under the June 2012 amended credit agreement will be raised to $200 million;

•	The margins relating to our (i) Eurodollar-based loans range from 2.50% to 4.75% depending on the Consolidated Total Leverage ratio then in effect, and (ii) base rate loans range from 1.5% to 3.75%;

•	The definition of Consolidated Total Indebtedness will not include the Series A Preferred Units or certain surety bonds relating to the High Point Assets;

•	The definition of Consolidated EBITDA (the consolidated EBITDA for the quarters ending June 30 and September 30, 2013 will be annualized for purposes of the Consolidated Total Leverage Ratio) will:

◦	include, on a pro forma basis, the consolidated EBITDA of the High Point subsidiaries as if they were owned by the Partnership beginning on January 1, 2013;

◦	exclude any insurance proceeds attributable to any event occurring prior to January 1, 2013; and

◦	exclude any one-time, non-recurring transaction expenses of the Partnership incurred in connection with the ArcLight Transactions or the Fourth Amendment.

•
Starting with the quarter ending March 31, 2013 and ending with the quarter ending December 31, 2013, unless the Partnership has permanently cancelled at least 20% of the number of subordinated units outstanding on April 15, 2013, the Partnership must reduce any quarterly cash distribution on either its subordinated units or Series A Preferred Units (at the Partnership's election) by an aggregate of $0.4 million per quarter, and such reduction may not be replaced by in-kind distributions of Partnership securities;

•	The maximum Consolidated Total Leverage Ratio permitted as of the end of any fiscal quarter cannot exceed the ratio set forth below:

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
June 30, 2013	5.90:1.00
September 30, 2013	5.90:1.00
December 31, 2013	5.75:1.00
March 31, 2014	5.75:1.00
June 30, 2014	5.75:1.00
September 30, 2014	5.50:1.00
December 31, 2014	5.25:1.00
March 31, 2015 and each fiscal quarter thereafter	4.50:1.00

•
The Partnership agrees to cooperate with and pay the fees and expenses incurred by Bank of America, the administrative agent for the June 2012 amended credit agreement, in connection with its engagement of FTI Consulting to advise and assist it in an assessment of the Partnership's financial condition; and

•
The lenders permanently waived the Partnership's failure to comply with covenants relating to the Partnership's Consolidated Total Leverage Ratio for the quarters ended December 31, 2012 and March 31, 2013. As of April 15, 2013, we had approximately $130 million of outstanding borrowings and approximately $45 million of available borrowing capacity as a result of the reduction of our borrowing capacity to a total of $175 million as described herein. Until June 30, 2013, we will not be required to meet a Consolidated Leverage Ratio under our June 2012 amended credit facility. We expect that we will have availability under our June 2012 amended credit facility and be able to meet the Fourth Amendment's Consolidated Leverage Ratio once it is reinstated on June 30, 2013, but there can be no assurance that will be the case or what that availability might be.

As a result of the contribution of the High Point assets to the Partnership, the Fourth Amendment, the PIK Distribution on the Series A Preferred Units and the Preferred Unit Distribution Waiver, we expect to generate sufficient cash flow from operations and borrowings under our June 2012 amended credit facility, as needed, to :

•	pay the required distribution on the Series A Convertible Preferred Units (a portion of which is payable in Series A PIK Units, less the Preferred Unit Distribution Waiver);

•	pay at least the minimum quarterly distribution on all outstanding common units, subordinate units and general partner units; and

•	meet our requirements for working capital and capital expenditures, in each case, for the next twelve months following the date of this Annual Report on Form 10-K.

We depend on our June 2012 amended credit facility for future capital needs and may use it to fund a portion of cash distributions to unitholders, as necessary, depending on the level of our operating cashflow. We are required to comply with certain financial covenants and ratios. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control, including events and circumstances that may stem from the condition of financial markets and commodity price levels. Our failure to comply with any of the covenants under our June 2012 amended credit facility could result in a default, which could cause all of our existing indebtedness to become immediately due and payable. We were unable to maintain compliance with consolidated total leverage ratio required by our June 2012 amended credit agreement as it existed prior to the Fourth Amendment during the quarters ended December 31, 2012 and March 31, 2013. On April 15, 2013, we entered into a Fourth Amendment to our June 2012 amended credit agreement that, among other things, modified the maximum permitted consolidated total leverage ratio. The maximum consolidated total leverage ratio permitted by the Fourth Amendment varies by quarter, initially permitting a ratio of 5.90 to 1.00 for the quarter ending June 30, 2013 and then gradually lowering to 4.50 to 1.00 commencing with the quarter ending March 31, 2015. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Our Credit Facility" for more information about the Fourth Amendment and our June 2012 amended credit facility.
Customer Concentration and Credit Risk
Substantially all of the natural gas produced on our Lafitte system is sold to ConocoPhillips for use at its Alliance Refinery in Plaquemines Parish, Louisiana under a contract that expires in 2023. On our Bazor Ridge system, we have a POP arrangement with Venture Oil & Gas Co. that contains an acreage dedication under a contract that expires in 2015. We have a weighted-average remaining life of approximately two years on our fee-based contracts in this segment. The weighted-average remaining life on our POP contracts in this segment is approximately four years. For the year ended December 31, 2012, our Gathering and Processing segment derived 40%, 12% and 11% of its revenue from ConocoPhillips, Enbridge Marketing (US) L.P., and Shell, respectively.
In our Transmission segment, we contract with LDCs, electric utilities, or direct-served industrial complexes, or to interconnections on other large pipelines, to provide firm and interruptible transportation services. Among all of our customers in this segment, the weighted-average remaining life of our firm and interruptible transportation contracts are approximately five years and less than one year, respectively. ExxonMobil, Enbridge Marketing (US) L.P., and Calpine Corporation are the three largest purchasers of natural gas and transmission capacity, respectively, in our Transmission segment and accounted for approximately 50%, 22% and 10%, respectively, of our segment revenue for the year ended December 31, 2012.
We examine the creditworthiness of third-party customers to whom we extend credit and manage our exposure to credit risk through credit analysis, credit approval, credit limits and monitoring procedures, and for certain transactions, we may request letters of credit, prepayments or guarantees.
Although we have gathering, processing or transmission contracts with each of these customers of varying duration, if one or more of these customers were to default on their contract or if we were unable to renew our contract with one or more of these customers on favorable terms, we may not be able to replace any of these customers in a timely fashion, on favorable terms or at all. In any of these situations, our gross margin and cash flows and our ability to make cash distributions to our unitholders may be adversely affected. We expect our exposure to concentrated risk of non-payment or non-performance to continue as long as we remain substantially dependent on a relatively small number of customers for a substantial portion of our gross margin.
Contractual Obligations
The table below summarizes our contractual obligations and other commitments as of December 31, 2012:

	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
	(in thousands)
Long term debt	$128,285	$—	$—	$128,285	$—
Operating leases and service contract	2,576	661	1,057	858	—
Asset retirement obligation (“ARO”)	8,319	—	—	7,860	459
Total	$139,180	$661	$1,057	$137,003	$459
Impact of Seasonality
Results of operations in our Transmission segment are directly affected by seasonality due to higher demand for natural gas during the winter months, primarily driven by our LDC customers. On our AlaTenn system, we offer some customers seasonally-adjusted firm transportation rates that require customers to reserve capacity at rates that are higher in the period from October to March compared to other times of the year. On our Midla system, we offer customers seasonally-adjusted firm transportation reservation volumes that allow customers to reserve more capacity during the period from October to March compared to other times of the year. The combination of seasonally-adjusted rates and reservation volumes, as well as higher volumes overall, result in higher revenue and segment gross margin in our Transmission segment during the period from October to March compared to other times of the year. We generally do not experience seasonality in our Gathering and Processing segment.

Critical Accounting Policies and Estimates
The preparation of financial statements in accordance with GAAP requires our and our Predecessor’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates. The policies and estimates discussed below are considered by our and Predecessor’s management to be critical to an understanding of the financial statements because their application requires the most significant judgments from management in estimating matters for financial reporting that are inherently uncertain. See the description of our accounting policies in the notes to the financial statements for additional information about our critical accounting policies and estimates.
Use of Estimates. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect our reported financial positions and results of operations. We review significant estimates and judgments affecting our consolidated financial statements on a recurring basis and record the effect of any necessary adjustments prior to their publication. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information not previously available. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are used in, among other things, (1) estimating unbilled revenue and operating and general and administrative costs, (2) developing fair value assumptions, including estimates of future cash flows and discount rates, (3) analyzing tangible and intangible assets for possible impairment, (4) estimating the useful lives of our assets and (5) determining amounts to accrue for contingencies, guarantees and indemnifications. Actual results could differ materially from our estimates.
Property, Plant and Equipment. In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the period it benefits. Our property, plant and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. The costs of renewals and betterments which extend the useful life of property, plant and equipment are also capitalized. The costs of repairs, replacements and maintenance projects are expensed as incurred.
Our estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of our assets. As circumstances warrant, depreciation estimates are reviewed to determine if any changes are needed. Such changes could involve an increase or decrease in estimated useful lives or salvage values which would impact future depreciation expense.
Impairment of Long-Lived Assets. We assess our long-lived assets for impairment on authoritative guidance. A long-lived asset is tested for impairment whenever events or changes in circumstances indicate its carrying amount may exceed its fair value. Fair values are based on the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the assets.

We incurred no impairment charges during the years ended December 31, 2012 and 2011.

Environmental Remediation. Current accounting guidelines require us to recognize a liability and expense associated with environmental remediation if (i) government agencies mandate such activities, (ii) the existence of a liability is probable and (iii) the amount can be reasonably estimated. As of December 31, 2012 we have recorded no liability for remediation expenditures. If governmental regulations change, we could be required to incur remediation costs which may have a material impact on our profitability.

Asset Retirement Obligations. As of December 31, 2012, we have recorded liabilities of $8.3 million for future asset retirement obligations associated with our pipeline assets. Related accretion expense has been recorded in interest expense as discussed in Note 1 in our consolidated financial statements. The recognition of an asset retirement obligation requires that management make numerous estimates, assumptions and judgments regarding such factors as costs of remediation, timing of settlement to changes in the estimate of the costs of remediation. Any such changes that result in upward or downward revisions in the estimated obligation will result in an adjustment to the related capitalized asset or corresponding liability on a prospective basis and an adjustment in our depreciation expense in future periods.
Equity-Based Awards. We account for equity-based awards in accordance with applicable guidance, which establishes standards of accounting for transactions in which an entity exchanges its equity instruments for goods or services. Equity-based compensation expense is recorded based upon the fair value of the award at grant date. Such costs are recognized as expense on a straight-line basis over the corresponding vesting period.
During 2010, the fair values of the phantom-unit grants that we made were calculated based on several valuation models, including a discounted cash flow, or DCF, model, a comparable company multiple analysis and a comparable transaction multiple analysis. The DCF model included certain market assumptions related to future throughput volumes, projected fees and/or prices, expected costs of sales and direct operating costs and risk adjusted discount rates. Both the comparable company analysis and comparable transaction analysis contain significant assumptions consistent with the DCF model, in addition to assumptions related to comparability, appropriateness of multiples (primarily based on EBITDA and distributable cash flow) and certain assumptions in the calculation of enterprise value. The initial valuation of $10.00 per common unit was prepared in August 2009 in connection with our formation in anticipation of the acquisition of our assets from a subsidiary of Enbridge Energy Partners, L.P. In November 2009, we received indirect third-party investments at that same valuation in connection with the acquisition of our assets from Enbridge. We assessed the adequacy of that valuation on each grant date subsequent to the initial fair value calculation to determine if events or circumstances had occurred that would cause that valuation to become less relevant, noting none. Moreover, we received additional indirect third-party investments at $10.00 per common unit in each of September and November 2010. As a result, we maintained that $10.00 valuation for phantom-unit grants made in November 2009, March 2010 and October 2010.
For the phantom-unit grants made during March 2011, the fair values of the grants were calculated by affiliates of our general partner as $13.67 per common unit based on several valuation models as of December 31, 2010, including a DCF model, a comparable company multiple analysis and a comparable transaction multiple analysis. The DCF model includes certain market assumptions related to future throughput volumes, projected fees and/or prices, expected costs of sales and direct operating costs and risk adjusted discount rates. Both the comparable company analysis and comparable transaction analysis contain significant assumptions consistent with the DCF model, in addition to assumptions related to comparability, appropriateness of multiples (primarily based on EBITDA and distributable cash flow) and certain assumptions in the calculation of enterprise value. The year-end 2010 valuation was completed in January 2011. We assessed the adequacy of that valuation in connection with the March 2011 grant date to determine if events or circumstances had occurred since December 31, 2010 that would cause that valuation to become less relevant, noting none.
Revenue Recognition. We recognize revenue when all of the following criteria are met: (1) persuasive evidence of an exchange arrangement exists, (2) delivery has occurred or services have been rendered, (3) the price is fixed or determinable and (4) collectability is reasonably assured. We record revenue and cost of product sold on the gross basis for those transactions where we act as the principal and take title to natural gas, NGLs or condensates that is purchased for resale. When our customers pay us a fee for providing a service such as gathering, treating or transportation we record those fees separately in revenue. Under keep-whole contracts, we keep the NGLs extracted and return the processed natural gas or value of the natural gas to the producer.
Interest in the Burns Point Plant. We account for our interest in the Burns Point Plant using the proportionate consolidation method. Under this method, we include in our consolidated statement of operations, our value of plant revenues taken in-kind and plant expenses reimbursed to the operator.

Natural Gas Imbalance Accounting. Quantities of natural gas over-delivered or under-delivered related to operational balancing agreements are recorded monthly as inventory or as a payable using weighted average prices at the time the imbalance was created. Monthly, gas imbalances over-delivered are valued at the lower of cost or market; gas imbalances under-delivered are valued at replacement cost. These imbalances are typically settled in the following month with deliveries of natural gas. Under the contracts, imbalance cash-outs are recorded as a sale or purchase of natural gas, as appropriate.
Price Risk Management Activities. We have structured our hedging activities in order to minimize our commodity pricing and interest rate risks and to help maintain compliance with certain financial covenants in our June 2012 amended credit facility. These hedging activities rely upon forecasts of our expected operations and financial structure through December 2013. If our operations or financial structure are significantly different from these forecasts, we could be subject to adverse financial results as a result of these hedging activities. We mitigate this potential exposure by retaining an operational cushion between our forecasted transactions and the level of hedging activity executed.
From the inception of our hedging program in December 2009, we used mark-to-market accounting for our commodity hedges and interest rate caps. We record monthly realized gains and losses on hedge instruments based upon cash settlements information. The settlement amounts vary due to the volatility in the commodity market prices throughout each month. We also record unrealized gains and losses quarterly based upon the future value on mark-to-market hedges through their expiration dates. The expiration dates vary but are currently no later than December 2013 for our commodity hedges. We monitor and review hedging positions regularly.
Recent Accounting Pronouncements
In December 2011, the FASB issued ASU No. 2011-11 Disclosures about Offsetting Assets and Liabilities. The ASU requires additional disclosures about the impact of offsetting, or netting, on a company’s financial position, and is effective for annual periods beginning on or after January 1, 2013 and interim periods within those annual periods, and retrospectively for all comparative periods presented. Under US GAAP, derivative assets and liabilities can be offset under certain conditions. The ASU requires disclosures showing both gross information and net information about instruments eligible for offset in the balance sheet. The Partnership adopted the provisions of ASU 2011-11 for the year ended December 31, 2012.
In January 2013, the FASB issued Accounting Standards Update ("ASU") No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies that ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities, applies to financial instruments or derivative transactions accounted for under ASC 815. The amendments require disclosures to present both gross and net amounts of derivative assets and liabilities that are subject to master netting arrangements with counterparties. We currently present our derivative assets and liabilities net on our statement of financial position. We adopted this guidance during the first quarter of 2013; it did not have a material impact on our condensed consolidated financial statements with the exception of additional disclosure in the footnotes to the condensed consolidated financial statements.
In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("AOCI"), which requires entities to present either in a single note or parenthetically on the face of the financial statements (i) the amount of significant items reclassified from each component of AOCI and (ii) the income statement line items affected by the reclassifications. We adopted this guidance during the first quarter of 2013; it did not have a material impact on our condensed consolidated financial statements as there are currently no items reclassified from AOCI.
Part 2, Item 8. Financial Statements and Supplementary Data
Our consolidated financial statements, together with the reports of our independent registered public accounting firm, begin on F-1 of this Annual Report.

Exhibit 99.1

AMERICAN MIDSTREAM PARTNERS, LP

Exhibit 99.1

AMERICAN MIDSTREAM PARTNERS, LP
REPORT OF MANAGEMENT

Management of the Partnership’s general partner prepared, and is responsible for, the consolidated financial statements and the other information appearing in this annual report. The consolidated financial statements present fairly the Partnership’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. In preparing its consolidated financial statements, the Partnership includes amounts that are based on estimates and judgments that Management believes are reasonable under the circumstances. The Partnership’s financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm appointed by the Audit Committee of the Board of Directors. Management has made available to PricewaterhouseCoopers LLP all of the Partnership’s financial records and related data, as well as the minutes of the Directors’ meetings.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of our general partner is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Exchange Act Rule 13a-15(f). The Partnership’s internal control system was designed to provide reasonable assurance to the Partnership’s Management and Directors regarding the preparation and fair presentation of published financial statements in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2012. This assessment was based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Management has excluded American Midstream Chatom, LLC, which represented 25% of our consolidated total assets and 12% of our consolidated total revenues, from its assessment of internal control over financial reporting as of December 31, 2012 because it was acquired by the Partnership in a purchase business combination during 2012. Based on our assessment, we believe that as of December 31, 2012 the Partnership’s internal control over financial reporting is effective based on those criteria.

/s/ Brian F. Bierbach	Director, President and Chief Executive Officer (Principal Executive Officer)
Brian F. Bierbach

/s/ Daniel C. Campbell	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Daniel C. Campbell

Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of the General Partner of American Midstream Partners, LP

We have audited the accompanying consolidated balance sheets of American Midstream Partners, LP and its subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, of comprehensive income, of changes in partners' capital and noncontrolling interest and of cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Midstream Partners, LP and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 "Organization and Basis of Presentation," Note 22 “Liquidity” and Note 23 “Subsequent Events” to the consolidated financial statements, subsequent to December 31, 2012, the control of the general partner has changed and the Partnership entered into a contribution agreement, an amended and restated agreement of limited partnership and amended its credit facility.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
April 16, 2013, except for the effects of discontinued operations discussed in Notes 1, 19, 20, 21 and 24, as to which the date is October 1, 2013.

Exhibit 99.1

American Midstream Partners, LP and Subsidiaries
Consolidated Balance Sheets
(In thousands, except unit amounts)

	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$576	$871
Accounts receivable	1,958	1,218
Unbilled revenue	21,512	19,745
Risk management assets	969	—
Other current assets	3,226	3,323
Total current assets	28,241	25,157
Property, plant and equipment, net	223,819	170,231
Other assets, net	4,636	3,707
Total assets	$256,696	$199,095
Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$5,527	$837
Accrued gas purchases	17,034	14,715
Risk management liabilities	—	179
Accrued expenses and other current liabilities	9,619	7,086
Total current liabilities	32,180	22,817
Other liabilities	8,628	8,612
Long-term debt	128,285	66,270
Total liabilities	169,093	97,699
Commitments and contingencies (see Note 16)
Partners’ capital and noncontrolling interest
General partner interest (185 and 185 thousand units issued and outstanding as of December 31, 2012 and 2011, respectively)	548	1,091
Limited partner interest (9,165 and 9,087 thousand units issued and outstanding as of December 31, 2012 and 2011, respectively)	79,266	99,890
Accumulated other comprehensive income	351	415
Total partners’ capital	80,165	101,396
Noncontrolling interest	7,438	—
Total equity	87,603	101,396
Total liabilities and equity	$256,696	$199,095
The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

American Midstream Partners, LP and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per unit amounts)

	Year Ended
	December 31,
	2012	2011	2010
Revenue	$197,251	$231,258	$195,087
Realized gain (loss) on early termination of commodity derivatives	—	(2,998)	—
Unrealized gain (loss) on commodity derivatives	992	(541)	(308)
Total revenue	198,243	227,719	194,779
Operating expenses:
Purchases of natural gas, NGLs and condensate	145,172	187,398	157,682
Direct operating expenses	16,798	11,419	10,944
Selling, general and administrative expenses	14,309	10,800	7,120
Advisory services agreement termination fee	—	2,500	—
Transaction expenses	—	282	303
Equity compensation expense	1,783	3,357	1,734
Depreciation and accretion expense	21,284	20,449	19,904
Total operating expense	199,346	236,205	197,687
Gain (loss) on acquisition of assets	—	565	—
Gain (loss) on involuntary conversion of property, plant and equipment	(1,021)	—	—
Gain (loss) on sale of assets, net	123	399	—
Operating income (loss)	(2,001)	(7,522)	(2,908)
Other income (expenses):
Interest expense	(4,570)	(4,508)	(5,406)
Net income (loss) from continuing operations	(6,571)	(12,030)	(8,314)
Discontinued operations
Income (loss) from operations of disposal groups	319	332	(330)
Net income (loss)	(6,252)	(11,698)	(8,644)
Net income (loss) attributable to noncontrolling interests	256	—	—
Net income (loss) attributable to the Partnership	$(6,508)	$(11,698)	$(8,644)
General partners' interest in net income (loss)	$(129)	$(233)	$(173)
Limited partners’ interest in net income (loss)	$(6,379)	$(11,465)	$(8,471)

Limited partners’ net income (loss) per unit (basic and diluted):
Income (loss) from continuing operations	(0.73)	(1.69)	(1.60)
Income (loss) from discontinued operations	0.03	0.05	(0.06)
Net income (loss)	$(0.70)	$(1.64)	$(1.66)
Weighted average number of units used in computation of limited partners’ net income (loss) per unit (basic and diluted)	9,113	6,997	5,099
The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

American Midstream Partners, LP and Subsidiaries
Consolidated Statements of Comprehensive Income
(In thousands)

	Year Ended
	December 31,
	2012	2011	2010
Net income (loss)	$(6,252)	$(11,698)	$(8,644)
Unrealized gain (loss) on post retirement benefit plan assets and liabilities	(64)	359	10
Comprehensive income (loss)	(6,316)	(11,339)	(8,634)
Less: Comprehensive income (loss) attributable to noncontrolling interests	256	—	—
Comprehensive income attributable to Partnership	$(6,572)	$(11,339)	$(8,634)
The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

American Midstream Partners, LP and Subsidiaries
Consolidated Statements of Changes in Partners’ Capital and
Noncontrolling Interest
(In thousands)

	Limited Partner Common Units	Limited Partner Subordinated Units	Limited Partner Interest	General Partner Units	General Partner Interest	Accumulated Other Comprehensive Income	Total Partners' Capital	Non- controlling Interest
Balances at December 31, 2009	4,756	—	$91,148	97	$2,010	46	$93,204	—
Net income (loss)	—	—	(8,471)	—	(173)	—	(8,644)	—
Unitholder contributions	571	—	11,760	12	240	—	12,000	—
Unitholder distributions	—	—	(11,545)	—	(234)	—	(11,779)	—
LTIP vesting	44	—	903	—	(903)	—	—	—
Tax netting repurchase	(8)	—	(171)	—	—	—	(171)	—
Unit based compensation	—	—	—	—	1,184	—	1,184	—
Other comprehensive income	—	—	—	—	—	10	10	—
Balances at December 31, 2010	5,363	—	$83,624	109	$2,124	$56	$85,804	—
Net income (loss)	—	—	(11,465)	—	(233)	—	(11,698)	—
Recapitalization	(4,602)	4,526	—	76	—	—	—	—
Issuance of common units to public, net of offering costs	3,750	—	69,085	—	—	—	69,085	—
Unitholder distributions	—	—	(42,682)	—	(864)	—	(43,546)	—
LTIP vesting	62	—	1,286	—	(1,286)	—	—	—
Tax netting repurchase	(12)	—	(215)	—	—	—	(215)
Unit based compensation	—	—	257	—	1,350	—	1,607	—
Other comprehensive income	—	—	—	—	—	359	359	—
Balances at December 31, 2011	4,561	4,526	$99,890	185	$1,091	$415	$101,396	$—
Acquisition of noncontrolling interest	—	—	—	—	—	—	—	7,407
Net income (loss)	—	—	(6,379)	—	(129)	—	(6,508)	256
Contributions by General Partner	—	—	—	—	13	—	13	—
Unitholder distributions	—	—	(15,748)	—	(322)	—	(16,070)	—
Net distributions to noncontrolling owners	—	—	—	—	—	—	—	(225)
LTIP vesting	98	—	1,888	—	(1,888)	—	—	—
Tax netting repurchase	(20)	—	(385)	—	—	—	(385)	—
Unit based compensation	—	—	—	—	1,783	—	1,783	—
Other comprehensive loss	—	—	—	—	—	(64)	(64)	—
Balances at December 31, 2012	4,639	4,526	$79,266	185	$548	$351	$80,165	$7,438
The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

American Midstream Partners, LP and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2012	2011	2010
Cash flows from operating activities
Net income (loss)	$(6,252)	$(11,698)	$(8,644)
Adjustments to reconcile net income (loss) to net cash provided (used) in operating activities:
Depreciation and accretion expense	21,414	20,705	20,013
Amortization of deferred financing costs	716	1,262	807
Unrealized (gain) loss on commodity derivatives	(992)	849	385
Unit based compensation	1,783	1,607	1,185
OPEB plan net periodic (benefit) cost	(88)	(82)	—
(Gain) loss on acquisition of assets	—	(565)	—
(Gain) loss on involuntary conversion of property, plant and equipment	1,021	—	—
(Gain) loss on sale of assets, net	(128)	(399)	—
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed:
Accounts receivable	(740)	(562)	791
Unbilled revenue	2,768	2,449	(3,865)
Risk management assets and liabilities	(156)	(670)	(308)
Other current assets	984	(1,800)	—
Other assets, net	(57)	(54)	(104)
Accounts payable	1,197	(218)	(954)
Accrued gas purchases	(1,711)	(3,991)	3,825
Accrued expenses and other current liabilities	(943)	4,410	268
Other liabilities	(468)	(811)	392
Net cash provided (used) in operating activities	18,348	10,432	13,791
Cash flows from investing activities
Cost of acquisition, net of cash acquired	(51,377)	(35,500)	—
Additions to property, plant and equipment	(11,705)	(6,369)	(10,268)
Proceeds from disposals of property, plant and equipment	128	125	—
Insurance proceeds from involuntary conversion of property, plant and equipment	527	—	—
Net cash provided (used) in investing activities	(62,427)	(41,744)	(10,268)
Cash flows from financing activities
Unit holder contributions	13	—	12,000
Unit holder distributions	(16,070)	(43,546)	(11,779)
Net distributions to noncontrolling interest owners	(225)	—	—
Proceeds upon issuance of common units to public, net of offering costs	—	69,085	—
LTIP tax netting unit repurchase	(385)	(215)	—
Payments on other loan	—	(615)	(1,000)
Payments for deferred debt issuance costs	(1,564)	(2,489)	—
Borrowings on other loan	—	—	800
Payments on long-term debt	(59,230)	(120,670)	(31,130)

Exhibit 99.1

Borrowings on long-term debt	121,245	130,570	26,500
Net cash provided (used) in financing activities	43,784	32,120	(4,609)
Net increase (decrease) in cash and cash equivalents	(295)	808	(1,086)
Cash and cash equivalents
Beginning of period	871	63	1,149
End of period	$576	$871	$63
Supplemental cash flow information
Interest payments	$3,185	$3,349	$4,523
Supplemental non-cash information
Increase (decrease) in accrued property, plant and equipment	$6,968	$75	$—
Receivable for reimbursable construction in progress projects	$141	$872	$6,058
The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1

American Midstream Partners, LP and Subsidiaries
Notes to Consolidated Financial Statements
1. Organization and Basis of Presentation
Nature of business
American Midstream Partners, LP (the “Partnership”) was formed on August 20, 2009 (“date of inception”) as a Delaware limited partnership for the purpose of acquiring and operating certain natural gas pipeline and processing businesses. We provide natural gas gathering, treating, processing, fractionating, marketing and transportation services primarily in the Gulf Coast and Southeast regions of the United States. We hold our assets in a series of wholly owned limited liability companies as well as a limited partnership. Our capital accounts consist of general partner interests and limited partner interests.
Our interstate natural gas pipeline assets transport natural gas through the Federal Energy Regulatory Commission (“FERC”) regulated interstate natural gas pipelines in Louisiana, Mississippi, Alabama and Tennessee. Our interstate pipelines include:

•
American Midstream (Midla), LLC, which owns and operates approximately 370 miles of interstate pipeline that runs from the Monroe gas field in northern Louisiana south through Mississippi to Baton Rouge, Louisiana.

•
American Midstream (AlaTenn), LLC, which owns and operates approximately 295 miles of interstate pipeline that runs through the Tennessee River Valley from Selmer, Tennessee to Huntsville, Alabama and serves an eight-county area in Alabama, Mississippi and Tennessee.

ArcLight Transactions
On April 15, 2013, the Partnership, our general partner and AIM Midstream Holdings, LLC, an affiliate of American Infrastructure MLP Fund, entered into agreements (the "ArcLight Transactions") with High Point Infrastructure Partners, LLC, an affiliate of ArcLight Capital Partners, LLC (“High Point”), pursuant to which High Point (i) acquired 90% of our general partner and all of our subordinated units from AIM Midstream Holdings and (ii) contributed certain midstream assets and $15.0 million in cash to us in exchange for 5,142,857 convertible preferred units (the “Series A Preferred Units”) issued by the Partnership.  As a result of these transactions, which were also consummated on April 15, 2013, High Point acquired both control of our general partner and a majority of our outstanding limited partnership interests.  The midstream assets contributed by High Point consist of approximately 700 miles of natural gas and liquids pipeline assets located in southeast Louisiana and the shallow water and deep shelf Gulf of Mexico. These midstream assets gather natural gas from both onshore and offshore producing regions around southeast Louisiana. The onshore footprint is Plaquemines and St. Bernard's Parish, LA. The offshore footprint consists of the following federal Gulf of Mexico zones: Mississippi Canyon, Viosca Knoll, West Delta, Main Pass, South Pass and Breton Sound. Natural gas is collected at more than 75 receipt points that connect to hundreds of wells targeting various geological zones in water depths up to 1,000 feet, with an emphasis on oil and liquids-rich reservoirs. The High Point midstream assets are comprised of FERC-regulated transmission assets and non-jurisdictional gathering assets, both of which accept natural gas from well production and interconnected pipeline systems. High Point delivers the natural gas to the Toca Gas Processing Plant, operated by Enterprise, where the products are processed and the residue gas sent to an unaffiliated interstate system owned by Kinder Morgan. See Note 23 "Subsequent Events" for further information.

We depend on our June 2012 amended credit facility for future capital needs and may use it to fund a portion of cash distributions to unitholders, as necessary, depending on the level of our operating cashflow. The Partnership believes that the consummation of the ArcLight Transactions will allow it to maintain compliance with the Consolidated Total Leverage to EBTIDA ratio in the Fourth Amendment to our June 2012 amended credit agreement ("Fourth Amendment") for a period of at least the next twelve months from the date of the Annual Report on Form 10-K. However, no assurances can be given that the ArcLight Transactions will achieve the necessary ratios or that the contributed business can yield the necessary cash flows. If the foregoing does not occur and we are not able to generate sufficient cash flows from operations to maintain compliance with the financial covenants in the Fourth Amendment and we are not able enter into an agreement to refinance or obtain covenant default waivers the debt could become due and payable upon acceleration by the lenders in our banking group and other agreements with cross-default provisions could become due. In addition, failure to comply with any of the covenants under our Fourth Amendment could adversely affect our ability to fund ongoing operations and growth capital requirements as well as our ability to pay distributions to our unitholders. See Note 22 "Liquidity" for further information.
Basis of presentation
The accompanying financial statements and related notes present our consolidated financial position as of December 31, 2012 and 2011, and results of operations, comprehensive income, changes in partners' capital and noncontrolling interest, and cash flows for the years ended December 31, 2012, 2011 and 2010.
We have prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements include accounts of American Midstream

Exhibit 99.1

Partners, LP and its controlled subsidiaries. All significant inter-company accounts and transactions have been eliminated in the preparation of the accompanying consolidated financial statements. We have made reclassifications to amounts reported in prior period consolidated financial statements to conform with current year presentation. These reclassifications did not have an impact on net income for the period previously reported.
The results of operations for acquisitions accounted for as business combinations have been included in the consolidated financial statements since their respective acquisition dates (see Note 2).
Recast of Financial Information for Discontinued Operations
In the second quarter of 2013, the Partnership's management was approved to commit to a plan to sell certain non-strategic gathering and processing assets which meet specific criteria as held for sale. As a result of the planned divestiture of these non-strategic midstream assets, we began accounting for the results of operations of these disposal groups as discontinued operations.
As a result of classifying the change in classification of the assets, the Partnership has recast certain historical information to reflect the results of operations of the disposal groups as discontinued operations, including the Consolidated Statements of Operations and information within Notes 19, 20, 21 and 24.
Consolidation policy
Our consolidated financial statements include our accounts and those of our subsidiaries in which we have a controlling interest. We hold an undivided interest in the Burns Point gas processing facility in which we are responsible for our proportionate share of the costs and expenses of the facility. Our consolidated financial statements reflect our proportionate share of the revenues, expenses, assets and liabilities of this undivided interest. In July 2012, the Partnership acquired a 87.4% undivided interest in the Chatom Processing and Fractionation facility (the "Chatom system"). Our consolidated financial statements reflect the accounts of the Chatom system since acquisition, and the interests in the Chatom system held by non-affiliated working interest owners are reflected as noncontrolling interests in the Partnership's consolidated financial statements.
Use of estimates
When preparing financial statements in conformity with GAAP, management must make estimates and assumptions based on information available at the time. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities as of the date of the financial statements. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information not previously available. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are used in, among other things (1) estimating unbilled revenues, product purchases and operating and general and administrative costs, (2) developing fair value assumptions, including estimates of future cash flows and discount rates, (3) analyzing long-lived assets for possible impairment, (4) estimating the useful lives of assets and (5) determining amounts to accrue for contingencies, guarantees and indemnifications. Actual results, therefore, could differ materially from estimated amounts.
Accounting for regulated operations
Certain of our natural gas pipelines are subject to regulations by FERC. FERC exercises statutory authority over matters such as construction, transportation rates we charge and our underlying accounting practices and ratemaking agreements with customers. Accordingly, we record costs that are allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by a non-regulated entity. Also, we record assets and liabilities that result from the regulated ratemaking process that would be recorded under GAAP for our regulated entities. As of December 31, 2012 and 2011, we had no such material regulatory assets or liabilities.

Revenue recognition and the estimation of revenues and cost of purchases
We recognize revenue when all of the following criteria are met: (1) persuasive evidence of an exchange arrangement exists, (2) delivery has occurred or services have been rendered, (3) the price is fixed or determinable, and (4) collectability is reasonably assured. We record revenue and cost of product sold on a gross basis for those transactions where we act as the principal and take title to natural gas, natural gas liquids ("NGLs") or condensates that are purchased for resale. When our customers pay us a fee for providing a service such as gathering, treating or transportation, we record those fees separately in revenues. We have the following arrangements:

Fee-based

Exhibit 99.1

Under these arrangements, we generally are paid a fixed fee for gathering and transporting natural gas. Fee-based revenues, which are included in sales of natural gas, NGLs and condensate, are recorded when services have been provided, and collectability of the revenue is reasonably assured.
Percent-of-proceeds, or POP
Under these arrangements, we generally gather raw natural gas from producers at the wellhead or other supply points, transport it through our gathering system, process it and sell the residue natural gas and NGLs at market prices. Where we provide processing services at the processing plants that we own, or obtain processing service for our own account under our own elective processing arrangements we typically retain and sell a percentage of the residue natural gas and resulting NGLs. We recognize percent-of-proceeds contract revenue, which is included in sales of natural gas, NGLs and condensate, when the natural gas, NGLs or condensate is sold to a purchaser at a fixed or determinable price, delivery has occurred and title has transferred, and collectability of the revenue is reasonably assured.
Fixed-margin
Under these arrangements, we purchase natural gas from producers or suppliers at receipt points on our systems at an index price less a fixed transportation fee and simultaneously sell an identical volume of natural gas at delivery points on our systems at the same, undiscounted index price. We recognize revenue from fixed-margin contracts, which is included in sales of natural gas, NGLs and condensate, when the natural gas is sold to a purchaser at a fixed or determinable price, delivery has occurred and title has transferred and collectability of the revenue is reasonably assured.
Firm transportation
Under arrangements to provide firm transportation service, we are obligated to transport natural gas nominated by the shipper up to the maximum daily quantity specified in the contract. In exchange for that obligation on our part, the shipper pays a specified reservation charge, whether or not they utilize the capacity. In most cases, the shipper also pays a variable use charge with respect to quantities actually transported by us. Firm transportation revenue is recorded when products are delivered, services have been provided and collectability of the revenue is reasonably assured.

Interruptible transportation
Under arrangements to provide interruptible transportation service, we are only obligated to transport natural gas nominated by the shipper to the extent we have available capacity. For this service the shipper pays no reservation charge but pays a variable use charge for quantities actually shipped. Interruptible transportation revenue is recorded when products are delivered, services have been provided and collectability of revenue is reasonably assured.
Interest in the Burns Point Plant
We account for our interest in the Burns Point Plant using the proportionate consolidation method. Under this method, we include in our consolidated statement of operations our value of plant revenues taken in-kind and plant expenses reimbursed to the operator.
Cash and cash equivalents
We consider all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value because of the short term to maturity of these investments.
Allowance for doubtful accounts
We establish provisions for losses on accounts receivable when we determine that we will not collect all or part of an outstanding balance. Collectability is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method. As of December 31, 2012 and 2011, the Partnership recorded no allowances for losses on accounts receivable.
Inventory
Inventory includes NGL product inventory. The Partnership records all product inventories at the lower of cost or market (“LCM”), which is determined on a weighted average basis and included within Other current assets on the consolidated balance sheets.
Operational balancing agreements and natural gas imbalances
To facilitate deliveries of natural gas and provide for operational flexibility, we have operational balancing agreements in place with other interconnecting pipelines. These agreements ensure that the volume of natural gas a shipper schedules for transportation

Exhibit 99.1

between two interconnecting pipelines equals the volume actually delivered. If natural gas moves between pipelines in volumes that are more or less than the volumes the shipper previously scheduled, a natural gas imbalance is created. The imbalances are settled through periodic cash payments or repaid in-kind through future receipt or delivery of natural gas. Natural gas imbalances are recorded as gas imbalances and classified within other current assets or other current liabilities on our consolidated balance sheets based on the market value.
Property, plant and equipment
We capitalize expenditures related to property, plant and equipment that have a useful life greater than one year for (1) assets purchased or constructed; (2) existing assets that are replaced, improved, or the useful lives of which have been extended; and (3) all land, regardless of cost. Maintenance and repair costs, including any planned major maintenance activities, are expensed as incurred.
We record property, plant, and equipment at its original cost, which we depreciate on a straight-line basis over its estimated useful life. Our determination of the useful lives of property, plant and equipment requires us to make various assumptions, including the supply of and demand for hydrocarbons in the markets served by our assets, normal wear and tear of the facilities, and the extent and frequency of maintenance programs. We record depreciation using the group method of depreciation, which is commonly used by pipelines, utilities and similar assets.
The Partnership calculated the fair value of net assets acquired from Quantum Resources Management, LLC in July 2012 with the assistance of an independent third party valuation firm. These valuations were performed primarily using a discounted cash flow model that included certain market assumptions related to future throughput discount rates. We created the projections and reviewed the calculations, assumptions and valuation methodology used to determine the fair value of the assets acquired. We determined the final fair values to assign to the assets and liabilities in determining the purchase price allocation and had sole responsibility for those items in the financial statements.
Impairment of long lived Assets
We evaluate the recoverability of our property, plant and equipment when events or circumstances such as economic obsolescence, business climate, legal and other factors indicate we may not recover the carrying amount of the assets. We continually monitor our business, the market, and business environment to identify indicators that could suggest an asset may not be recoverable. We evaluate the asset for recoverability by estimating the undiscounted future cash flows expected to be derived from operating the asset as a going concern. These cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost, contract renewals, and other factors. We recognize an impairment loss when the carrying amount of the asset exceeds its fair value as determined by quoted market prices in active markets or present value techniques. The determination of the fair value using present value techniques requires us to make projections and assumptions regarding future cash flows and weighted average cost of capital. Any changes we make to these projections and assumptions could result in significant revisions to our evaluation of the recoverability of our property, plant and equipment and the recognition of an impairment loss in our consolidated statements of income. No impairment losses were recognized during the years ended December 31, 2012, 2011 and 2010.
Income taxes
We are not a taxable entity for U.S. federal income tax purposes or for the majority of states that impose an income tax. Taxes on our net income generally are borne by our unitholders through the allocation of taxable income. Our tax expense results from the enactment of state income tax laws by the State of Texas that apply to entities organized as partnerships and is included in selling, general and administrative expenses in the consolidated statements of operations. The Texas margin tax is computed on our modified gross margin and was not significant for each of the years ended December 31, 2012, 2011 and 2010.
Net income for financial statement purposes may differ significantly from taxable income allocable to unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirement under our partnership agreement. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes in us is not available.
Commitments, contingencies and environmental liabilities
We expense or capitalize, as appropriate, expenditures for ongoing compliance with environmental regulations that relate to past or current operations. We expense amounts we incur from the remediation of existing environmental contamination caused by past operations that do not benefit future period by preventing or eliminating future contamination. We record liabilities for environmental matters when assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of environmental liabilities are based on currently available facts, existing technology and presently enacted laws and regulation taking into consideration the likely effects of inflation and other factors. These amounts also take into account our prior

Exhibit 99.1

experience in remediating contaminated sites, other companies’ clean-up experience and data released by government organizations. Our estimates are subject to revision in future periods based on actual cost or new information. We evaluate recoveries from insurance coverage separately from the liability and, when recovery is probable, we record an asset separately from the associated liability in our consolidated financial statements.
We recognize liabilities for other commitments and contingencies when, after fully analyzing the available information, we determine it is either probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. When a range of probable loss can be estimated, we accrue the most likely amount or if no amount in more likely than another, we accrue the minimum of the range of probable loss. We expense legal costs associated with loss contingencies as such costs are incurred.
We have legal obligations requiring us to decommission our offshore pipeline systems at retirement. In certain rate jurisdictions, we are permitted to include annual charges for removal costs in the regulated cost of service rates we charge our customers. Additionally, legal obligations exist for a minority of our offshore right-of-way agreements due to requirements or landowner options to compel us to remove the pipe at final abandonment. Sufficient data exists with certain onshore pipeline systems to reasonably estimate the cost of abandoning or retiring a pipeline system. However, in some cases, there is insufficient information to reasonably determine the timing and/or method of settlement of estimating the fair value of the asset retirement obligation. In these cases, the asset retirement obligation cost is considered indeterminate because there is no data or information that can be derived from past practice, industry practice, management’s experience, or the asset’s estimated economic life. The useful lives of most pipeline systems are primarily derived from available supply resources and ultimate consumption of those resources by end users. Variables can affect the remaining lives of the assets which preclude us from making a reasonable estimate of the asset retirement obligation. Indeterminate asset retirement obligation costs will be recognized in the period in which sufficient information exist to reasonably estimate potential settlement dates and methods.

Asset retirement obligations (“AROs”)
AROs are legal obligations associated with the retirement of tangible long-lived assets that result from the asset’s acquisition, construction, development and/or normal operation. An ARO is initially measured at its estimated fair value. Upon initial recognition of an ARO, we record an increase to the carrying amount of the related long-lived asset and an offsetting ARO liability. We depreciate the capitalized ARO using the straight-line method over the period during which the related long-lived asset is expected to provide benefits. After the initial period of ARO recognition, we revise the ARO to reflect the passage of time or revisions to the amount of estimated cash flows or their timing.
Derivative financial instruments
Our net income and cash flows are subject to volatility stemming from changes in interest rates on our variable rate debt, commodity prices and fractionation margins (the relative difference between the price we receive from NGL sales and the corresponding cost of natural gas purchases). In an effort to manage the risks to unitholders, we use a variety of derivative financial instruments including swaps, put options and interest rate caps to create offsetting positions to specific commodity or interest rate exposures. In accordance with the authoritative accounting guidance, we record all derivative financial instruments in our consolidated balance sheets at fair market value. We record the fair market value of our derivative financial instruments in the consolidated balance sheet as current and long-term assets or liabilities on a net basis by counterparty. We record changes in the fair value of our derivative financial instruments in our consolidated statements of operations as follows:

•	Commodity-based derivatives: “Total revenue”

•	Corporate interest rate derivatives: “Interest expense”
Our formal hedging program provides a control structure and governance for our hedging activities specific to identified risks and time periods, which are subject to the approval and monitoring by the board of directors of our general partner. We employ derivative financial instruments in connection with an underlying asset, liability or anticipated transaction, and we do not use derivative financial instruments for speculative or trading purposes.
The price assumptions we use to value our derivative financial instruments can affect net income for each period. We use published market price information where available, or quotations from over-the-counter, or OTC, market makers to find executable bids and offers. The valuations also reflect the potential impact of conditions, including credit risk of our counterparties. The amounts reported in our consolidated financial statements change quarterly as these valuations are revised to reflect actual results, changes in market conditions or other factors, many of which are beyond our control.
Our earnings are affected by use of mark-to-market method of accounting as required under GAAP for derivative financial instruments. The use of mark-to-market accounting for derivative financial instruments can cause noncash earnings volatility resulting from changes in the underlying indices, primarily commodity prices.

Exhibit 99.1

Comprehensive income (loss)
The Partnership’s other comprehensive income (loss) is comprised of adjustments to other post-retirement plan assets and liabilities. See Note 16, "Post-Employment Benefits".

Unit-based employee compensation
We award unit-based compensation to management, non-management employees and directors in the form of phantom units, which are deemed to be equity awards. Compensation expense on phantom units is measured by the fair value of the award at the date of grant as determined by management. Compensation expense is recognized in equity compensation expense over the requisite service period of each award. See Note 15, "Long-Term Incentive Plan".
Fair value measurements
We apply the authoritative accounting provisions for measuring fair value of our derivative instruments and disclosures associated with our outstanding indebtedness. We define fair value as an exit price representing the expected amount we would receive when selling an asset or pay to transfer a liability in an orderly transaction with market participants at the measurement date.
We use various assumptions and methods in estimating the fair values of our financial instruments. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximated their fair value due to the short-term maturity of these instruments. The carrying amount of our various credit facilities approximate fair value, because the interest rates on these facilities are variable.
We employ a hierarchy which prioritizes the inputs we use to measure recurring fair value into three distinct categories based upon whether such inputs are observable in active markets or unobservable. We classify assets and liabilities in their entirety based on the lowest level of input that is significant to the fair value measurement. Our methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest level to unobservable inputs as outlined below:

•	Level 1 – Inputs represent unadjusted quoted prices in active markets for identical assets or liabilities;

•	Level 2 – Inputs include quoted prices for similar assets and liabilities in active markets that are either directly or indirectly observable; and

•	Level 3 – Inputs are unobservable and considered significant to fair value measurement.
We utilize a mid-market pricing convention, or the “market approach”, for valuation for assigning fair value to our derivative assets and liabilities. Our credit exposure for over-the-counter derivatives is directly with our counterparty and continues until the maturity or termination of the contracts. As appropriate, valuations are adjusted for various factors such as credit and liquidity considerations.
Debt issuance costs
Costs incurred in connection with the issuance of long-term debt are deferred and charged to interest expense over the term of the related debt. Gains or losses on debt repurchase and debt extinguishment include any associated unamortized debt issue costs.
Noncontrolling interest

Noncontrolling interest represents the noncontrolling interest holders' proportionate share of the equity of the Chatom system.  Noncontrolling interest is adjusted for the noncontrolling interest holders' proportionate share of the earnings or losses.  Management reports noncontrolling interest in the Chatom system in the financial statements pursuant to paragraph ASC No. 810-10-65-1.  The 12.6% noncontrolling interest is held by non-affiliated working interest owners.
Limited partners’ net income (loss) per unit
We compute limited partners’ net income (loss) per unit by dividing our limited partners’ interest in net income (loss) by the weighted average number of units outstanding during the period. The overall computation, presentation and disclosure of our limited partners’ net income (loss) per unit are made in accordance with the FASB Accounting Standards Codification (ASC) Topic 260 “Earnings per Share”.

Recent Accounting Pronouncements

In January 2013, the FASB issued Accounting Standards Update ("ASU") No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies that ASU 2011-11, Balance Sheet (Topic 210):

Exhibit 99.1

Disclosures about Offsetting Assets and Liabilities, applies to financial instruments or derivative transactions accounted for under ASC 815. The amendments require disclosures to present both gross and net amounts of derivative assets and liabilities that are subject to master netting arrangements with counterparties. We currently present our derivative assets and liabilities net on our statement of financial position. This guidance would not have had a material impact on our consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("AOCI"), which requires entities to present either in a single note or parenthetically on the face of the financial statements (i) the amount of significant items reclassified from each component of AOCI and (ii) the income statement line items affected by the reclassifications. This guidance would not have a material impact on our consolidated financial statements as there are currently no items reclassified from AOCI.
2. Acquisitions
Chatom Gathering, Processing and Fractionation Plant
Effective July 1, 2012, we acquired an 87.4% undivided interest in the Chatom system from affiliates of Quantum Resources Management, LLC. The acquisition fair value consideration of $51.4 million includes a credit associated with the cash flow the Chatom system generated between January 1, 2012, and the effective date of July 1, 2012.  The consideration paid by the Partnership consisted of cash, which was funded under borrowings under our revolving credit facility.
The Chatom system is located in Washington County, Alabama, approximately 15 miles from our Bazor Ridge processing plant in Wayne County, Mississippi, and consists of a 25 MMcf/d refrigeration processing plant, a 1,900 Bbl/d fractionation unit, a 160 long-ton per day sulfur recovery unit, and a 29 mile gas gathering system. We believe the fractionating services provide flexibility to the Partnership's product and service offerings.

The following table presents the fair value of consideration transferred to acquire the Chatom system and the amounts of identified assets acquired and liabilities assumed at the acquisition date, as well as the fair value of the 12.6% noncontrolling interest in the Chatom system at the acquisition date:

(in thousands)
Cash consideration:	$51,377
Recognized amounts of identifiable assets acquired and liabilities assumed:
Unbilled revenue	$4,535
Property, plant and equipment	58,279
Asset retirement cost	452
Accounts payable	(399)
Accrued gas purchases	(3,631)
Asset retirement obligations	(452)
Noncontrolling interest	(7,407)
Total identifiable net assets:	$51,377

The fair value of the property, plant and equipment and noncontrolling interests were estimated by applying a combination of the market and income approaches. This fair value measurements are based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined by ASC 820. Primarily using the income approach, the fair value estimates are based on i) an assumed cost of capital of 9.25%, ii) an assumed terminal value based on the present value of estimated EBITDA, iii) an inflationary cost increase of 2.5%, iv) forward market prices as of July 2012 for natural gas and crude oil, iv) a Federal tax rate of 35% and a state tax rate of 6.5%, and v) an increase in processed and fractionated volumes in 2013, declining thereafter. Working capital was estimated using net realizable value. Accrued revenue was deemed to be fully collectible at July 1, 2012.

Subsequent to the acquisition, our 87.4% undivided interest in the Chatom system contributed $25.2 million of revenue and $2.0 million of net income attributable to the Partnership, which are included in the consolidated statement of operations for the year ended December 31, 2012, respectively.

The following table presents unaudited pro forma consolidated information of the Partnership, adjusted for the acquisition of the Chatom system, as if the acquisition had occurred on January 1, 2011:

Exhibit 99.1

	Year Ended
	December 31,
	2012	2011
	(unaudited, in thousands)
Revenue	$246,342	$296,387
Net income (loss)	$(4,319)	$(10,411)
Limited partners’ net income (loss) per unit	$(0.49)	$(1.53)

These amounts have been calculated after applying the Partnership's accounting policies and adjusting the results to reflect i) additional depreciation and amortization that would have been charged assuming fair value adjustments to property, plant and equipment, and ii) recording pro forma interest expense on debt that would have been incurred to acquire the Chatom system as of January 1, 2012 and 2011, respectively. The unaudited pro forma adjustments are based on available information and certain assumptions we believe are reasonable.

Burns Point Plant Interest
On December 1, 2011, we acquired a 50% undivided interest (“Interest”) in the Burns Point Plant (“Plant”) from Marathon Oil Company (“Seller”) for total cash consideration of $35.5 million. No liabilities of the Seller were assumed. The purchase was effective November 1, 2011 (“Effective Date”) with our assumption of insurable risks, operating liabilities and entitlement to in-kind revenues as of that date. The remaining 50% undivided interest is owned by the Plant operator, Enterprise Gas Processing, LLC (“Operator”). The Plant, which is an unincorporated venture, is governed by a construction and operating agreement (“Agreement”).
The Plant is located in St. Mary Parish, Louisiana, and processes raw natural gas using a cryogenic expander. The Plant inlet volumes are sourced from offshore natural gas production via our Quivira system, Gulf South pipelines and onshore from individual producers near the plant. The Partnership’s Quivira system currently supplies approximately 85% of the inlet volume to the Plant. The residue gas is transported, via pipeline to Gulf South and Tennessee Gas Pipeline and the Y-grade liquid is transported via pipeline to K/D/S Promix, LLC (“Promix”), an Enterprise-operated fractionator. The current capacity of the Plant is 165 MMcf/d. The acquisition complemented our existing assets given the location of the Plant in comparison to the Quivira system and is included in our gathering and processing segment.
The Plant is not a legal entity but rather an asset that is jointly owned by the Operator and us. We acquired an interest in the asset group and do not hold an interest in a legal entity. Each of the owners in the asset group is proportionately liable for the liabilities. Outside of the rights and responsibilities of the Operator, we and the Operator have equal rights and obligations to the assets. Significant non-capital and maintenance capital expenditures, plant expansions and significant plant dispositions require the approval of both owners.
Under the terms of the Agreement, the Operator is required to provide monthly production allocation and expense statements to us and is not required to prepare and provide to us balance sheet information or stand-alone financial statements. Historically, balance sheet and stand-alone financial statements for the Plant have not been prepared and are, therefore, not available.
We reviewed the governance structure of the Plant and applied the concepts discussed in ASC-810-10-45, Other Presentation Matters. We determined that while the facility is an unincorporated joint venture, the asset group is jointly controlled with the Operator.
We reviewed the requirements for the application of the equity method of accounting, given the joint control attribute of the Plant, and because complete Plant financial statements are not, nor expected to be, available from the Operator, we have elected to account for our Interest using the proportionate consolidation method. Our interest in the Plant is recorded in property, plant and equipment, net on the consolidated balance sheet and will be depreciated over 40 years. Under this method, we include in our consolidated statement of operations the value of our Plant revenues taken in-kind and the Plant expenses reimbursed to the Operator.
The following table presents the fair value of consideration transferred to acquire our Interest in the Plant and the amounts of identified assets acquired and liabilities assumed at the acquisition date:

Exhibit 99.1

(in thousands)
Cash consideration:	$35,500
Recognized amounts of identifiable assets acquired and liabilities assumed:
Property, plant and equipment	$36,065
Liabilities assumed	—
Total identifiable net assets:	$36,065
Bargain purchase (gain)	(565)
$35,500

 Fair value of the assets calculated under the market participant approach was in excess of cash consideration paid resulting in a $0.6 million bargain purchase gain.

The following table presents unaudited pro forma consolidated information of the Partnership, adjusted for the acquisition of the Interest in the Plant, as if the acquisition had occurred on January 1, 2010:

	Year Ended
	December 31,
	2011	2010
	(unaudited, in thousands)
Revenue	$249,908	$216,585
Net income (loss)	$(11,741)	$(8,844)
Limited partners’ net income (loss) per unit	$(1.65)	$(1.70)

These amounts have been calculated after applying the Partnership's accounting policies and adjusting the results to reflect i)additional depreciation and amortization that would have been charged assuming fair value adjustments to property, plant and equipment, ii) recording pro forma interest expense on debt that would have been incurred to acquire our interest in the Plant, and iii) elimination of the bargain purchase gain as of January 1, 2011 and 2010, respectively. The unaudited pro forma adjustments are based on available information and certain assumptions we believe are reasonable.
The unaudited pro forma consolidated financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had these acquisitions been completed on the date indicated and should not be taken as representative of its future consolidated results of operations or financial position. Further, the unaudited pro forma consolidated statement of operations is not indicative of the operations going forward because it necessarily excludes various operating expenses.

3. Concentration of Credit Risk and Trade Accounts Receivable
Our primary market areas are located in the United States along the Gulf Coast and in the Southeast. We have as concentration of trade receivable balances due from companies engaged in the production, trading, distribution and marketing of natural gas and NGL products. These concentrations of customers may affect our overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. Our customers’ historical financial and operating information is analyzed prior to extending credit. We manage our exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions, we may request letters of credit, prepayments or guarantees. We maintain allowances for potentially uncollectible accounts receivable; however, for the years ended December 31, 2012, 2011 and 2010, no allowances on or write-offs of accounts receivable were recorded.
The following table summarizes the percentage of revenue earned from those customers that exceed 10% or greater of the Partnership's consolidated revenue in the consolidated statement of operations for the each of the periods presented below:

Exhibit 99.1

	For the year ended December 31,
	2012	2011	2010
Customer A	30%	41%	25%
Customer B	14%	18%	30%
Customer C	13%	15%	11%
Other	43%	26%	34%
Total	100%	100%	100%
4. Other Current Assets

	December 31,
	2012	2011
	(in thousands)
Other receivables	$452	$663
Construction, operating and maintenance agreement (“COMA”)	—	623
Prepaid insurance—current portion	458	567
Other prepaid amounts	451	508
Gas imbalances receivable	932	852
NGL inventory	931	96
Other current assets	2	14
	$3,226	$3,323
For the years ended December 31, 2012 and 2011, we recorded no lower-of-cost-or-market write-downs on our NGL inventory.

5. Derivatives
Commodity derivatives
To minimize the effect of commodity prices and maintain our cash flow and the economics of our development plans, we enter into commodity hedge contracts from time to time. The terms of the contracts depend on various factors, including management’s view of future commodity prices, acquisition economics on purchased assets and future financial commitments. This hedging program is designed to mitigate the effect of commodity price downturns while allowing us to participate in some commodity price upside. Management regularly monitors the commodity markets and financial commitments to determine if, when, and at what level commodity hedging is appropriate in accordance with policies that are established by the board of directors of our general partner. Currently, the commodity derivatives are in the form of swaps, puts and collars. As of December 31, 2012, the aggregate notional volume of our commodity derivatives was 15.1 million gallons.
We enter into commodity contracts with multiple counterparties. We may be required to post collateral with our counterparties in connection with our derivative positions. As of December 31, 2012, we have not posted collateral with our counterparties. The counterparties are not required to post collateral with us in connection with their derivative positions. Netting agreements are in place with our counterparties that permit us to offset our commodity derivative asset and liability positions.
In June 2011, the Board of Directors of our general partner determined that we would gain operational and strategic flexibility from canceling our then-existing NGL swap contracts and entering into new NGL swap contracts with an existing counterparty that extended through the end of 2012. During 2012, we entered into additional commodity contracts with existing counterparties to hedge our 2012 and 2013 exposure to commodity prices.
Interest rate derivatives
The Partnership may utilize interest rate caps to protect against changes in interest rates on its floating rate debt. In order to mitigate the risk of changes in cash flows attributable to changes in market interest rates, the Partnership entered into interest rate caps that mitigate the risk of increases in interest rates. For the year ended December 31, 2011, we had interest rate caps with a notional amount of up to $25.0 million that effectively fix the base rate on that portion of our debt, with a fixed maximum rate of 4%, which expired during the fourth quarter of 2011. As of December 31, 2012 and 2011, we held no interest rate derivatives.
For accounting purposes, no derivative instruments were designated as hedging instruments and were instead accounted for under the mark-to-market method of accounting, with any changes in the fair value of the derivatives recorded in the consolidated balance sheets and through earnings, rather than being deferred until the anticipated transactions affect earnings. The use of mark-to-market

Exhibit 99.1

accounting for financial instruments can cause non-cash earnings volatility due to changes in the underlying commodity price indices or interest rates.
As of December 31, 2012 and 2011, the fair value associated with our commodity derivative instruments were recorded in our consolidated balance sheets, under the captions as follows:

(in thousands)	Gross Derivative Assets		Gross Derivative Liabilities
Balance Sheet Classification	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Risk management assets	$1,889	$—	$(920)	$—
Risk management assets - long term	—	—	—	—
Total	$1,889	$—	$(920)	$—

Risk management liabilities	$—	$456	$—	$(635)
Risk management liabilities - long term	—	—	—	—
Total	$—	$456	$—	$(635)
For the years ended December 31, 2012, 2011 and 2010, the realized and unrealized gains (losses) associated with our commodity and interest rate derivative instruments were recorded in our consolidated statements of operations, under the captions as follows:

(in thousands)	Gain (loss) on derivatives
Statement of Operations Classification	Realized	Unrealized
2012
Revenue	$2,408	$—
Unrealized gain (loss) on commodity derivatives	—	992
Total	$2,408	$992
2011
Revenue	$(1,911)	$—
Realized gain (loss) on early termination of commodity derivatives	(2,998)	—
Unrealized gain (loss) on commodity derivatives	—	(541)
Total	$(4,909)	$(541)
2010
Revenue	$—	$—
Unrealized gain (loss) on commodity derivatives	—	(308)
Interest expense	—	(77)
Total	$—	$(385)

6. Fair Value Measurement
The authoritative guidance for fair value measurements establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. These tiers include:

•	Level 1 – Inputs represent unadjusted quoted prices in active markets for identical assets or liabilities;

•	Level 2 – Inputs include quoted prices for similar assets and liabilities in active markets that are either directly or indirectly observable; and

•	Level 3 – Inputs are unobservable and considered significant to fair value measurement.
A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of assets and liabilities within the fair value hierarchy.
We believe the carrying amount of cash and cash equivalents approximates fair value because of the short-term maturity of these instruments would be classified as Level 1 under the fair value hierarchy.

Exhibit 99.1

The recorded value of the amounts outstanding under the credit facility approximates its fair value, as interest rates are variable, based on prevailing market rates and the short-term nature of borrowings and repayments under the credit facility. Our existing revolving credit facility would be classified as Level 1 under the fair value hierarchy.
The fair value of all derivatives instruments is estimated using a market valuation methodology based upon forward commodity price curves, volatility curves as well as other relevant economic measures, if necessary. Discount factors may be utilized to extrapolate a forecast of future cash flows associated with long dated transactions or illiquid market points. The inputs are obtained from independent pricing services, and we have made no adjustments to the obtained prices.
We have consistently applied these valuation techniques in all periods presented and believe we have obtained the most accurate information available for the types of derivatives contracts held. We will recognize transfers between levels at the end of the reporting period for which the transfer has occurred. We recognized transfers out of Level 3 into Level 2 as a result of changes in tenure and market points of certain contracts in the amount of $1.0 million for the year ended December 31, 2012. There were no such transfers for years ended December 31, 2011.
Fair Value of Financial Instruments
The following table sets forth by level within the fair value hierarchy, our net derivative assets (liabilities) that were measured at fair value on a recurring basis as of December 31, 2012 and 2011:

	Carrying Amount	Estimated Fair Value
		Level 1	Level 2	Level 3	Total
		(in thousands)
Commodity derivative asset (liability), net
December 31, 2012	$969	$—	$969	$—	$969
December 31, 2011	$(179)	$—	$—	$(179)	$(179)
Changes in Level 3 Fair Value Measurements
The table below includes a roll forward of the balance sheet amounts (including the change in fair value) for financial instruments classified within Level 3 of the valuation hierarchy. When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources). Contracts classified as Level 3 are valued using internally developed price inputs and curves constructed as a result of the long dated nature of the transactions or the illiquidity of the market points. Contracts classified as Level 2 are valued using inputs and curves that are supported and available from public markets to the extent that the markets or the relevant settlement periods are liquid:

	Year Ended
	December 31,
	2012	2011
	(in thousands)
Fair value asset (liability), beginning of period	$(179)	$—
Realized gain (loss) on early termination of commodity derivatives	—	(2,998)
Realized gain (loss) on expiration of commodity put contract	—	(308)
Unrealized gain (loss) on commodity derivatives	992	(541)
Purchases	156	670
Settlements	—	2,998
Transfers out of Level 3 (a)	(969)	—
Fair value asset (liability), end of period	$—	$(179)
(a)Amounts transferred out are reflected at fair value as of the end of the period

Also included in revenue were $2.4 million, $(1.6) million, and zero in realized gains (losses) for the years ended December 31, 2012, 2011, and 2010, respectively, representing our commodity derivative settlements.
7. Property, Plant and Equipment, Net

Exhibit 99.1

Property, plant and equipment, net, as of December 31, 2012 and 2011 were as follows:

		December 31,
	Useful Life	2012	2011
		(in thousands)
Land		$2,254	$41
Construction in progress		5,053	3,380
Buildings and improvements	4 to 40	1,432	1,490
Processing and treating plants	8 to 40	98,106	49,396
Pipelines	5 to 40	163,447	146,788
Compressors	4 to 20	8,957	7,437
Equipment	8 to 20	4,785	1,198
Computer software	5	1,950	1,500
Total property, plant and equipment		285,984	211,230
Accumulated depreciation		(62,165)	(40,999)
Property, plant and equipment, net		$223,819	$170,231
Of the gross property, plant and equipment balances at December 31, 2012 and 2011, $26.1 million and $24.0 million, respectively, were related to AlaTenn and Midla, our FERC-regulated interstate assets.
Insurance proceeds

We pay premiums to our insurance carrier which provides us with property damage, business interruption and other insurance coverage, the scope and amounts of which we believe are customary and prudent for the nature and extent of our operations. While we believe we maintain adequate insurance coverage on our behalf, insurance may not fully cover every type of damage, interruption or other loss that might occur. If we were to incur a significant loss for which we were not fully insured, it could have a material impact on our financial position, results of operations and cash flows. In addition, there may be timing differences between amounts we accrue related to property damage expense, amounts we are required to pay in connection with a loss and amounts we subsequently receive from insurance carriers as reimbursements. Any event that materially interrupts the revenues generated by our consolidated operations, or other losses that require us to make material expenditures not reimbursed by insurance, could reduce our ability to pay distributions to our unitholders and, accordingly, adversely affect the market price of our common units.

Involuntary conversions result from the loss of an asset because of some unforeseen event (e.g., destruction due to hurricanes). Some of these events are insurable, thus resulting in a property damage insurance recovery. Amounts we receive from insurance carriers are net of any deductibles related to the covered event. During the year ended December 31, 2012, we collected $0.5 million of nonrefundable cash proceeds from our insurance carrier that we recognized as an offset to property, plant and equipment write-downs of $1.5 million due to property damage under the caption Gain (loss) on involuntary conversion of property, plant and equipment. These proceeds relate to property damage claims we made in connection with the named windstorm Hurricane Isaac in September of 2012. To the extent that additional non-refundable insurance proceeds related to this incident are received, we expect to record gains equal to such proceeds.
8. Asset Retirement Obligation
We record a liability for the fair value of asset retirement obligations and conditional asset retirement obligations that we can reasonably estimate, on a discounted basis, in the period in which the liability is incurred. We collectively refer to asset retirement obligations and conditional asset retirement obligations as ARO. Typically, we record an ARO at the time the assets are installed or acquired if a reasonable estimate of fair value can then be made. In connection with establishing an ARO, we capitalize the costs as part of the carrying value of the related assets. We recognize an ongoing expense for the interest component of the liability as part of depreciation expense resulting from changes in the value of the ARO due to the passage of time. We depreciate the initial capitalized costs over the useful lives of the related assets. We extinguish the liabilities for an ARO when assets are taken out of service or otherwise abandoned.
During the years ended December 31, 2012 and 2011, we recognized $0.5 million and $0.9 million, respectively, of ARO which is included in other liabilities for specific assets that we intend to retire for operational purposes.
We recorded accretion expense, which is included in depreciation expense, in our consolidated statements of operations of less than $0.1 million, $1.4 million, and $1.2 million for the years ended December 31, 2012, 2011, and 2010, respectively.

Exhibit 99.1

No assets were legally restricted for purposes of settling our ARO liabilities during the years ended December 31, 2012 and 2011. The following is a reconciliation of the beginning and ending aggregate carrying amount of our ARO liabilities for years ended December 31, 2012 and 2011, respectively:

	Year Ended
	December 31,
	2012	2011
	(in thousands)
Balance at beginning of period	$8,093	$7,249
Additions	452	872
Reductions	—	(920)
Expenditures	(258)	(501)
Accretion expense	32	1,393
Balance at end of period	$8,319	$8,093

In August 2011, we sold an abandoned portion of pipe for which we had recorded an ARO. As a result of this sale, we are no longer responsible for the costs of abandonment on this pipe and have reduced our ARO during 2011 by $0.5 million. In December 2011, we completed the abandonment of the West Cameron Pipeline at a cost of $0.5 million. Upon the completion of this project we reduced our ARO by $0.4 million.
9. Other Assets, Net
Other assets, net, were as follows:

	December 31,
	2012	2011
	(in thousands)
Deferred financing costs	$3,394	$2,545
Other post retirement benefit plan assets, net	1,080	966
Prepaid amounts—long term	97	139
Security deposits	65	57
Other	—	—
	$4,636	$3,707
Deferred financing costs
During the years ended December 31, 2012 and 2011, deferred financing costs related to the term-loan portion of our credit facility were amortized using the effective interest rate over the term of the term credit facility, which was retired on August 1, 2011. See Note 12 for more information about our credit facility. Deferred financing costs related to the revolver portion of our credit facility are amortized on a straight-line basis over the term of the credit facility. During the years ended December 31, 2012 and 2011, we recorded deferred financing costs of $0.7 million and $1.3 million, respectively.

Exhibit 99.1

10. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities were as follows:

	December 31,
	2012	2011
	(in thousands)
Deferred revenue—short term	$288	$2,314
Accrued salaries	944	1,542
Accrued expenses	6,519	953
Construction operating and maintenance agreement deposits	30	710
Gas imbalances payable	971	1,200
Contract obligations—short term	—	240
Accrued interest payable	724	123
Other	143	4
	$9,619	$7,086
11. Other Liabilities
Other liabilities were as follows:

	December 31,
	2012	2011
	(in thousands)
Deferred revenue—long term	$245	$351
Asset retirement obligations	8,319	8,093
Contract obligations—long term	—	88
Other deferred expenses	64	80
	$8,628	$8,612
12. Long-Term Debt
On August 1, 2011, we executed a $100 million revolving credit facility, with a $50 million accordion feature which, if exercised, would increase the total commitment under the facility to $150 million.
On June 27, 2012, we amended our credit facility to increase the commitments from an aggregate principal amount of $100 million to an aggregate principal amount of $200 million, evidenced by a credit agreement with Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer; Comerica Bank and Citicorp North America, Inc., as Co-Syndication Agents; BBVA Compass, as Documentation Agent; and the other financial institutions party thereto. The credit facility also provides for a $50 million dollar accordion feature. If the accordion feature were to be fully exercised, the total commitment under the existing facility would be $250 million.
The amended credit facility provides for a maximum borrowing equal to the lesser of (i) $200 million or (ii) 4.50 times adjusted consolidated EBITDA. Prior to the Third Amendment described below, we could elect to have loans under the new credit facility bear interest either at a Eurodollar-based rate plus a margin ranging from 2.25% to 3.50% depending on our total leverage ratio then in effect, or a base rate which is a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, or (c) the Eurodollar Rate plus 1.00% plus a margin ranging from 1.25% to 2.50% depending on the total leverage ratio then in effect. We also paid a commitment fee of 0.50% per annum on the undrawn portion of the revolving loan. For the years ended December 31, 2012, 2011 and 2010, the weighted average interest rate on borrowings under our credit facilities was approximately 4.09%, 6.71%, and 7.48%, respectively.
Our obligations under the credit facility are secured by a first mortgage in favor of the lenders in our real property. Advances made under the credit facility are guaranteed on a senior unsecured basis by our subsidiaries (“Guarantors”). These guarantees are full and unconditional and joint and several among the Guarantors. The terms of the new credit facility include covenants that restrict

Exhibit 99.1

our ability to make cash distributions and acquisitions in some circumstances. The remaining principal balance of loans and any accrued and unpaid interest will be due and payable in full on the maturity date, August 1, 2016.
The credit facility also contains customary representations and warranties (including those relating to organization and authorization, compliance with laws, absence of defaults, material agreements and litigation) and customary events of default (including those relating to monetary defaults, covenant defaults, cross defaults and bankruptcy events). The primary financial covenants contained in the credit facility are (i) a total leverage ratio test (not to exceed 4.50 times) and a minimum interest coverage ratio test (which, prior to the Third Amendment count not less than 2.50).
As of December 31, 2012, the total leverage ratio test, one of the primary financial covenants that we are required to maintain under our credit facility, was not to exceed 4.50 times. At December 31, 2012, our total indebtedness was approximately $130.9 million, which caused our total leverage to EBITDA ratio to be approximately 5.70-to-1. As a result, on December 26, 2012, the Partnership entered into the Third Amendment and Waiver to Credit Agreement, dated as of December 26, 2012 (the “Third Amendment”). The Third Amendment provided for a waiver of the Partnership's compliance with the Consolidated Total Leverage Ratio with respect to the quarter ending December 31, 2012 and for one month thereafter. The Third Amendment also requires the Partnership to provide certain financial and operating information of the Partnership on a monthly basis for 2013 and for any month after 2013 in which the Consolidated Total Leverage Ratio of the Partnership is in excess of 4.00 to 1.00. The remaining material terms and conditions of the senior secured revolving credit facility, including pricing, maturity and covenants, remained unchanged by the Third Amendment.
See Note 22 "Liquidity" for further updates to our liquidity and Long-term debt.
Our outstanding borrowings under the credit facility at December 31, 2012 and 2011, respectively, were:

	December 31,
	2012	2011
	(in thousands)
Revolving loan facility	$128,285	$66,270
At December 31, 2012 and 2011, respectively, letters of credit outstanding under the credit facility were $2.6 million and $0.6 million, respectively.
In connection with our credit facility and amendments thereto, we have incurred $4.3 million in cumulative debt issuance costs through December 31, 2012 which are being amortized on a straight-line basis over the term of the credit facility.
13. Partners’ Capital
Our capital accounts are comprised of a 2.0% general partner interest and 98.0% limited partner interests. Our limited partners have limited rights of ownership as provided in our partnership agreement and, as discussed below, the right to participate in our distributions. Our general partner manages our operations and participates in our distributions, including certain incentive distributions that may be made pursuant to the incentive distribution rights that are nonvoting limited partner interests held by our general partner.
On August 1, 2011, we closed our initial public offering (the “IPO”) of our 3,750,000 common units at an offering price of $21 per unit. After deducting underwriting discounts and commissions of $4.9 million paid to the underwriters, offering expenses of $4.2 million and a structuring fee of $0.6 million, the net proceeds from our initial public offering were $69.1 million. We used all of the net offering proceeds from our initial public offering for the uses described in the Prospectus.
Immediately prior to the closing of our IPO the following recapitalization transactions occurred:

•
each common unit held by AIM Midstream Holdings reverse split into 0.485 common units, resulting in the ownership by AIM Midstream Holdings of an aggregate of 5,327,205 common units, representing an aggregate 97.1% limited partner interest in us;

•	the common units held by AIM Midstream Holdings then converted into 801,139 common units and 4,526,066 subordinated units;

•
each general partner unit held by our general partner reverse split into 0.485 general partner units, resulting in the ownership by our general partner of an aggregate of 108,718 general partner units, representing a 2.0% general partner interest in us;

•
each common unit held by participants in our general partner’s long term incentive plan (the “LTIP”), reverse split into 0.485 common units, resulting in their ownership of an aggregate of 50,946 common units, representing an aggregate 0.9% limited partner interest in us; and

Exhibit 99.1

•	each outstanding phantom unit granted to participants in our LTIP reverse split into 0.485 phantom units, resulting in their holding an aggregate of 209,824 phantom units.

In connection with the closing of our IPO and immediately following the recapitalization transactions, the following transactions also occurred:

•	AIM Midstream Holdings contributed 76,019 common units to our general partner as a capital contribution, and;

•
our general partner contributed to us the common units contributed to it by AIM Midstream Holdings in exchange for 76,019 general partner units in order to maintain its 2.0% general partner interest in us.

The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution.
The subordination period generally will end and all of the subordinated units will convert into an equal number of common units if we have earned and paid at least $1.65 on each outstanding common and subordinated unit and the corresponding distribution on our general partner’s 2.0% interest for each of three consecutive, non-overlapping four-quarter periods ending on or after September 30, 2014.
The subordination period will automatically terminate and all of the subordinated units will convert into an equal number of common units if we have earned and paid at least $2.475 (150% of the annualized minimum quarterly distribution) on each outstanding common and subordinated unit and the corresponding distributions on our general partner’s 2.0% interest and incentive distribution rights for any four consecutive quarter period ending on or after September 30, 2012; provided that we have paid at least the minimum quarterly distribution from operating surplus on each outstanding common unit and subordinated unit and the corresponding distribution on our general partner’s 2.0% interest for each quarter in that four-quarter period.
ArcLight Transactions
On April 15, 2013, the Partnership, our general partner and AIM Midstream Holdings, LLC, entered in the ArcLight Transactions with High Point, pursuant to which High Point (i) acquired 90% of our general partner and all of our subordinated units from AIM Midstream Holdings and (ii) contributed certain midstream assets and $15.0 million in cash to us in exchange for 5,142,857 Series A Preferred Units issued by the Partnership.  As a result of these transactions, which were also consummated on April 15, 2013, High Point acquired both control of our general partner and a majority of our outstanding limited partnership interests.  See Note 23 "Subsequent Events" for further information.
General Partner Interest and Incentive Distribution Rights
Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled from such 2.0% interest, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to us of common units or other property.
Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement.
The following discussion assumes that our general partner maintains its 2.0% general partner interest, that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.
If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;
then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.47438 per unit for that quarter (the “first target distribution”);

Exhibit 99.1

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.51563 per unit for that quarter (the “second target distribution”);

•	third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.61875 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.
Distributions
We made distributions of $16.1 million, $9.8 million and $11.8 million for years ended December 31, 2012, 2011 and 2010, respectively. We have neither adopted a policy nor were we required to make minimum distributions during the periods presented in these financial statements.
In addition to the distributions described above, in August 2011 we made a special distribution of $33.7 million to AIM Midstream Holdings, participants in our LTIP holding common units and our general partner as described in the December 31, 2011 Annual Report.
The number of units outstanding was as follows:

	December 31,
	2012	2011	2010
	(in thousands)
Limited partner common units	4,639	4,561	5,363
Limited partner subordinated units	4,526	4,526	—
General partner units	185	185	109

The outstanding units noted above reflect the retroactive treatment of the reverse unit split resulting from the recapitalization described above.
14. Net Income (Loss) per Limited and General Partner Unit
Net income (loss) is allocated to the general partner and the limited partners (common and subordinated unit holders) in accordance with their respective ownership percentages, after giving effect to incentive distributions paid to the general partner. Basic and diluted net income (loss) per limited partner unit is calculated by dividing limited partners’ interest in net income (loss) by the weighted average number of outstanding limited partner units during the period.

Unvested unit-based payment awards that contain non-forfeitable rights to distributions (whether paid or unpaid) are classified as participating securities and are included in our computation of basic and diluted net income per limited partner unit.
We compute earnings per unit using the two-class method. The two-class method requires that securities that meet the definition of a participating security be considered for inclusion in the computation of basic earnings per unit. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.
The two-class method does not impact our overall net income or other financial results; however, in periods in which aggregate net income exceeds our aggregate distributions for such period, it will have the impact of reducing net income per limited partner unit. This result occurs as a larger portion of our aggregate earnings, as if distributed, is allocated to the incentive distribution rights of the general partner, even though we make distributions on the basis of available cash and not earnings. In periods in which our aggregate net income does not exceed our aggregate distributions for such period, the two-class method does not have any impact on our calculation of earnings per limited partner unit. We have no dilutive securities, therefore basic and diluted net income per unit are the same.
We determined basic and diluted net income (loss) per general partner unit and limited partner unit as follows, in thousands except per unit amounts:

Exhibit 99.1

	Year Ended December 31,
	2012	2011	2010
Net (loss) attributable to general partner and limited partners	$(6,508)	$(11,698)	$(8,644)
Weighted average general partner and limited partner units outstanding(a)(b)	9,298	7,137	5,199
General partner and limited partner (loss) per unit (basic and diluted)	$(0.70)	$(1.64)	$(1.66)
Net (loss) attributable to limited partners	$(6,379)	$(11,465)	$(8,471)
Weighted average limited partner units outstanding(a)(b)	9,113	6,997	5,099
Limited partners’ net (loss) per unit (basic and diluted)	$(0.70)	$(1.64)	$(1.66)
Net (loss) attributable to general partner	$(129)	$(233)	$(173)
Weighted average general partner units outstanding	185	140	99
General partner net (loss) per unit (basic and diluted)	$(0.70)	$(1.66)	$(1.75)

(a)
Includes unvested phantom units with DERs, which are considered participating securities, of 205,864 as of December 31, 2010. The DER’s were eliminated on June 9, 2011. There were no such unvested phantom units with DERs at December 31, 2012 and 2011.

(b)	Gives effect to the reverse unit split as described in Note 13 “Partners’ Capital”.

15. Long-Term Incentive Plan
Our general partner manages our operations and activities and employs the personnel who provide support to our operations. On November 2, 2009, the board of directors of our general partner adopted an LTIP for its employees, consultants and directors who perform services for it or its affiliates. On May 25, 2010, the board of directors of our general partner adopted an amended and restated LTIP. On July 11, 2012, the board of directors of our general partner adopted a second amended and restated long-term incentive plan that effectively increased available awards by 871,750 units. At December 31, 2012, 2011 and 2010, there were 920,193, 54,827 and 62,246 units, respectively, available for future grant under the LTIP giving retroactive treatment to the reverse unit split described in Note 13 “Partners’ Capital”.
Ownership in the awards is subject to forfeiture until the vesting date. The LTIP is administered by the board of directors of our general partner. The board of directors of our general partner, at its discretion, may elect to settle such vested phantom units with a number of units equivalent to the fair market value at the date of vesting in lieu of cash. Although our general partner has the option to settle in cash upon the vesting of phantom units, our general partner has not historically settled these awards in cash. Although other types of awards are contemplated under the LTIP, the only currently outstanding awards are phantom units without dividend equivalent rights ("DERs").
Generally, grants issued under the LTIP vest in increments of 25% on each grant anniversary date and do not contain any vesting requirements other than continued employment.
Prior to our initial public offering, the fair value of the grants issued was calculated by the general partner based on several valuation models, including: a discounted cash flow ("DCF") model, a comparable company multiple analysis and a comparable recent transaction multiple analysis. As it relates to the DCF model, the model includes certain market assumptions related to future throughput volumes, projected fees and/or prices, expected costs of sales and direct operating costs and risk adjusted discount rates. Both the comparable company analysis and recent transaction analysis contain significant assumptions consistent with the DCF model, in addition to assumptions related to comparability, appropriateness of multiples (primarily based on EBITDA and DCF) and certain assumptions in the calculation of enterprise value.

Exhibit 99.1

The following table summarizes our unit-based awards for each of the periods indicated, in units:

	Year Ended
	December 31,
	2012	2011	2010

Outstanding at beginning of period	162,860	205,864	175,236
Granted	38,595	19,414	74,437
Forfeited	(12,517)	—	—
Vested	(98,000)	(62,418)	(43,809)
Outstanding at end of period	90,938	162,860	205,864
Fair value per unit	$14.70 to $21.40	$14.70 to $19.69	$14.70 to $16.15
The fair value of our phantom units, which are subject to equity classification, is based on the fair value of our units at the grant date. Compensation costs related to these awards including amortization, modification costs, DER payments and the cost of the DER buy-out for the years ended December 31, 2011 and 2010 was $3.4 million and $1.7 million, respectively, which is classified as equity compensation expense in the consolidated statement of operations and the non-cash portion in partners’ capital on the consolidated balance sheet. There were no remaining DERs as of or for the year ended December 31, 2012.
In June 2011, certain existing LTIP grant agreements were modified to exclude the DER provision in exchange for a cash payment of $1.5 million which has been included in equity compensation expense in the consolidated statement of operations.
The total fair value of vesting units at the time of vesting was $1.9 million, $1.2 million, and $0.9 million for the years ended December 31, 2012, 2011, and 2010, respectively.
The total compensation cost related to unvested awards not yet recognized at December 31, 2012, 2011, and 2010 was $1.4 million, $2.7 million, and $3.8 million, respectively, and the weighted average period over which this cost is expected to be recognized as of December 31, 2012 is approximately 1.3 years.

16. Post-Employment Benefits
As a result of our acquisition from Enbridge, the sponsorship of the AlaTenn VEBA plans were transferred from Enbridge to us effective November 1, 2009. Accordingly, we sponsor a contributory postretirement plan that provides medical, dental and life insurance benefits for qualifying U.S. retired employees (referred to as the “OPEB Plan”).
The tables below detail the changes in the benefit obligation, the fair value of the plan assets and the recorded asset or liability of the OPEB Plan using the accrual method.

Exhibit 99.1

	Year ended December 31,
	2012	2011	2010
		(in thousands)
Change in benefit obligation
Obligation, beginning of period	$466	$869	$734
Service cost	4	3	10
Interest cost	18	22	43
Actuarial (gain) loss	22	(367)	112
Benefits paid	(38)	(61)	(30)
Benefit obligation, end of period	$472	$466	$869
Change in plan assets
Fair value of plan assets, beginning of period	$1,432	$1,319	$1,174
Actual return on plan assets	84	99	61
Employer’s contributions	90	90	113
Benefits paid	(54)	(76)	(29)
Fair value of plan assets, end of period	$1,552	$1,432	$1,319
Funded status
Funded status	$1,080	$966	$450
The amounts of plan assets recognized in our consolidated balance sheets were as follows:

	December 31,
	2012	2011	2010
	(in thousands)
Other assets	$1,080	$966	$450
	$1,080	$966	$450
The amounts included in accumulated other comprehensive income at December 31, 2012, 2011 and 2010 that have not been recognized as components of net periodic benefit expenses are $(0.1) million, $0.4 million and $0.1 million, respectively, which relate to net gains (losses).

Components of Net Periodic Benefit Cost and Other amounts Recognized in Other Comprehensive Income

	December 31,
	2012	2011	2010
	(in thousands)
Net Periodic (Benefit) Cost
Service cost	$4	$3	$10
Interest cost	18	22	43
Expected return on plan assets	(67)	(60)	(53)
Amortization of net (gain) loss	(43)	(47)	—
Net periodic (benefit) cost	$(88)	$(82)	$—
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income
Net loss (gain)	64	(359)	(10)
Total recognized in other comprehensive income	64	(359)	(10)
Total recognized in net periodic benefit cost and other comprehensive income	$(24)	$(441)	$(10)
The estimated net gain that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is less than $0.1 million.

Exhibit 99.1

Economic assumptions
The assumptions made in measurement of the projected benefit obligations or assets of the OPEB Plan were as follows:

	December 31,
	2012	2011	2010
Discount rate	3.42%	3.96%	5.50%
Expected return on plan assets	4.50%	4.50%	4.50%
A one percent increase in the assumed medical and dental care trend rate would result in an increase of less than $0.1 million in the accumulated post-employment benefit obligations. A one percent decrease in the assumed medical and dental care trend rate would result in a decrease of less than $0.1 million in the accumulated post-employment benefit obligations.
The above table reflects the expected long-term rates of return on assets of the OPEB Plan on a weighted-average basis. The overall expected rates of return are based on the asset allocation targets with estimates for returns on equity and debt securities based on long term expectations. We believe this rate approximates the return we will achieve over the long-term on the assets of our plans. Historically, we have used a discount rate that corresponds to one or more high quality corporate bond indices as an estimate of our expected long-term rate of return on plan assets for our OPEB Plan assets. For 2012, 2011 and 2010 we selected the discount rate using the Citigroup Pension Discount Curve, or CPDC. The CPDC spot rates represent the equivalent yield on high-quality, zero-coupon bonds for specific maturities. These rates are used to develop a single, equivalent discount rate based on the OPEB Plan’s expected future cash flows.
Expected future benefit payments
The following table presents the benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five years thereafter by the OPEB Plan:

For the year ending	(in thousands)
2013	$41
2014	35
2015	35
2016	32
2017	30
Five years thereafter	135
The expected future benefit payments are based upon the same assumptions used to measure the projected benefit obligations of the OPEB Plan including benefits associated with future employee service.
Future contributions to the Plans
We expect to make contributions of $0.1 million to the OPEB Plan for the year ending December 31, 2013.

Plan assets
The weighted average asset allocation of our OPEB Plan at the measurement date by asset category, which are all classified as Level 1 investments, are as follows:

	December 31,
	2012	2011	2010
Fixed income (a)	72.2%	72.1%	70.7%
Cash and short term assets (b)	27.8%	27.9%	29.3%
Total	100.0%	100.0%	100.0%

(a)	United States government securities, municipal corporate bonds and notes and asset backed securities

(b)	Cash and securities with maturities of one year or less

Exhibit 99.1

17. Commitments and Contingencies
Environmental matters
We are subject to federal and state laws and regulations relating to the protection of the environment. Environmental risk is inherent to natural gas pipeline operations and we could, at times, be subject to environmental cleanup and enforcement actions. We attempt to manage this environmental risk through appropriate environmental policies and practices to minimize any impact our operations may have on the environment.
Commitments and contractual obligations
Future non-cancelable commitments related to certain contractual obligations as of December 31, 2012 are presented below:

	Payments Due by Period
	Total	2013	2014	2015	2016	Thereafter
	(in thousands)
Operating leases and service contracts	$2,576	$661	$450	$428	$179	$858
ARO	8,319	—	—	—	7,860	459
Total	$10,895	$661	$450	$428	$8,039	$1,317
For the periods indicated, total expenses related to operating leases, asset retirement obligations, land site leases and right-of-way agreements were:

	Year ended December 31,
	2012	2011	2010
	(in thousands)
Operating leases	$941	$803	$757
ARO	32	1,393	1,191
	$973	$2,196	$1,948
Bazor Ridge Emissions Matter
In July 2011, in the course of preparing our annual filing for 2010 with the Mississippi Department of Environmental Quality (“MDEQ”) as required by our Title V Air Permit, we determined that we underreported to the MDEQ the SO2 (sulfur dioxide) emissions from the Bazor Ridge plant for 2009 and 2010. In addition, we determined that certain SO2 emissions during 2009 and 2010 exceeded the reportable quantity threshold under the federal Emergency Planning and Community Right-to-Know Act, or EPCRA, requiring notification of various governmental authorities. We did not make any such EPCRA notifications.
In July 2011, we self-reported these issues to the MDEQ and EPA Region IV. In January 2012, we met with EPA Region IV representatives, and have agreed to a settlement with respect to the EPCRA reporting issue. A Consent Agreement and Final Order was executed, which included a civil penalty of $23,010. After discussion with the MDEQ, in February 2012 we submitted an application to amend our Title V Air Permit to account for these SO2 emissions. The MDEQ is currently processing this permit application. In December 2011, EPA Region IV performed an inspection of the plant, and they followed up with an Information Request in May 2012. We have responded to this Information Request and do not anticipate any further action required by the Partnership at this time.
Separation Agreement
For the year ended December 31, 2012, we incurred costs of approximately $0.5 million in relation to a separation agreement with a former officer. As a result of this payment to the former officer pursuant to the separation agreement, we expect to receive insurance proceeds from our insurance carrier of approximately 30% of the amount paid to the former officer.
18. Related-Party Transactions
Employees of our general partner are assigned to work for us. Where directly attributable, the costs of all compensation, benefits expenses and employer expenses for these employees are charged directly by our general partner to American Midstream, LLC which, in turn, charges the appropriate subsidiary. Our general partner does not record any profit or margin for the administrative and operational services charged to us. During the years ended December 31, 2012, 2011, and 2010 administrative and operational services expenses of $12.5 million, $9.6 million and $7.6 million, respectively, were charged to us by our general partner. For

Exhibit 99.1

the year ended December 31, 2012, our general partner incurred approximately $0.4 million of costs associated with certain business development activities.  If the business development activities result in a project that will be pursued and funded by the Partnership, we will reimburse our general partner for the business development costs related to that project.
Prior to our IPO, we had entered into an advisory services agreement with American Infrastructure MLP Management, L.L.C., American Infrastructure MLP PE Management, L.L.C., and American Infrastructure MLP Associates Management, L.L.C., as the advisors. The agreement provided for the payment of $0.3 million in 2010 and annual fees of $0.3 million plus annual increases in proportion to the increase in budgeted gross revenues thereafter. In exchange, the advisors agreed to provide us services in obtaining equity, debt, lease and acquisition financing, as well as providing other financial, advisory and consulting services. Under this agreement, $0.2 million and $0.3 million had been recorded to selling, general and administrative expenses for the years ended December 31, 2011 and 2010, respectively.
On August 1, 2011 and in connection with our IPO, we terminated the advisory services agreement in exchange for a payment of $2.5 million.
19. Reporting Segments
Our operations are located in the United States and are organized into two reporting segments: (1) Gathering and Processing, and (2) Transmission.
Gathering and Processing
Our Gathering and Processing segment provides “wellhead to market” services to producers of natural gas and oil, which include transporting raw natural gas from the wellhead through gathering systems, treating the raw natural gas, processing raw natural gas to separate the NGLs and selling or delivering pipeline quality natural gas and NGLs to various markets and pipeline systems.
Transmission
Our Transmission segment transports and delivers natural gas from producing wells, receipt points or pipeline interconnects for shippers and other customers, including local distribution companies, or LDCs, utilities and industrial, commercial and power generation customers.
These segments are monitored separately by management for performance and are consistent with internal financial reporting. These segments have been identified based on the differing products and services, regulatory environment and the expertise required for these operations. Gross margin is a performance measure utilized by management to monitor the business of each segment.

The following tables set forth our segment information for the periods indicated:

Exhibit 99.1

	Year ended
	December 31,
	2012			2011
	Gathering and Processing	Transmission	Total	Gathering and Processing	Transmission	Total
	(in thousands)
Revenue	$144,722	$52,529	$197,251	$164,493	$66,765	$231,258
Segment gross margin (a)	35,393	13,313	48,706	30,123	13,737	43,860
Realized gain (loss) on early termination of commodity derivatives (b)	—	—	—	(2,998)	—	(2,998)
Unrealized gain (loss) on commodity derivatives (b)	992	—	992	(541)	—	(541)
Direct operating expenses	11,767	5,031	16,798	6,199	5,220	11,419
Selling, general and administrative expenses			14,309			10,800
Advisory services agreement termination fee			—			2,500
Transaction expenses						282
Equity compensation expense			1,783			3,357
Depreciation and accretion expense			21,284			20,449
Gain (loss) on acquisition of assets			—			565
Gain (loss) on involuntary conversion of property, plant and equipment			(1,021)			—
Gain (loss) on sale of assets, net			123			399
Interest expense			4,570			4,508
Gain (loss) on discontinued operations (c)			319			332
Net income (loss)			(6,252)			(11,698)
Less: Net income (loss) attributable to noncontrolling interests			256			—
Net income (loss) attributable to the Partnership			$(6,508)			$(11,698)

Exhibit 99.1

	Year ended
	December 31,
	2011			2010
	Gathering and Processing	Transmission	Total	Gathering and Processing	Transmission	Total
	(in thousands)
Revenue	$164,493	$66,765	$231,258	$141,602	$53,485	$195,087
Segment gross margin (a)	30,123	13,737	43,860	23,573	13,524	37,097
Realized gain (loss) on early termination of commodity derivatives (b)	(2,998)	—	(2,998)	—	—	—
Unrealized gain (loss) on commodity derivatives (b)	(541)	—	(541)	(308)	—	(308)
Direct operating expenses	6,199	5,220	11,419	6,478	4,466	10,944
Selling, general and administrative expenses			10,800			7,120
Advisory services agreement termination fee			2,500			—
Transaction expenses			282			303
Equity compensation expense			3,357			1,734
Depreciation and accretion expense			20,449			19,904
Gain (loss) on acquisition of assets			565			—
Gain (loss) on sale of assets, net			399			—
Interest expense			4,508			5,406
Income (loss) on discontinued operations (c)			332			(330)
Net income (loss)			$(11,698)			$(8,644)

(a)
Segment gross margin for our Gathering and Processing segment consists of revenue less purchases of natural gas, NGLs and condensate and COMA. Segment gross margin for our Transmission segment consists of revenue, less purchases of natural gas and COMA. Gross margin consists of the sum of the segment gross margin amounts for each of these segments. As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income or cash flow from operations as determined in accordance with GAAP. Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner. Effective October 1, 2012, we changed our segment gross margin measure to exclude construction, operating and maintenance agreement (“COMA”) income. For the year ended December 31, 2012, $0.7 million and $2.7 million in COMA income was excluded from our Gathering and Processing segment gross margin and our Transmission segment gross margin, respectively.

(b)
Effective January 1, 2011, we changed our segment gross margin measure to exclude unrealized non-cash mark-to-market adjustments related to our commodity derivatives. For the years ended December 31, 2012 and 2011, $1.0 million and $(0.5) million in unrealized gains (losses) on commodity derivatives were excluded from our Gathering and Processing segment gross margin. Effective April 1, 2011, we changed our segment gross margin measure to exclude realized early termination costs on commodity derivatives. For the year ended December 31, 2011, $(3.0) million in realized gains (losses) on the early termination of commodity derivatives were excluded from our Gathering and Processing segment gross margin.

(c)	Income (loss) on discontinued operations impacts our Gathering and Processing segment.

Asset information, including capital expenditures, by segment is not included in reports used by our management to monitor our performance and therefore is not disclosed.
The following table summarizes the percentage of revenue earned from those customers in each segment that exceed 10% or greater of the Partnership's consolidated segment revenue for the each of the periods presented below:

Exhibit 99.1

	For the year ended December 31,
	2012	2011	2010
Gathering and Processing:
Customer A	40%	55%	34%
Customer B	12%	16%	30%
Customer C	11%	—%	—%
Customer D	—%	—%	10%
Other	37%	29%	26%
Total	100%	100%	100%
Transmission:
Customer E	22%	22%	31%
Customer F	50%	57%	43%
Customer G	10%	—%	10%
Other	18%	21%	16%
Total	100%	100%	100%

20. Quarterly Financial Data (Unaudited)
Summarized unaudited quarterly financial data for 2012 and 2011 are as follows:

Exhibit 99.1

	First Quarter (a)	Second Quarter	Third Quarter	Fourth Quarter	Total (a)
	(in thousands expect per unit amounts)
Year ended December 31, 2012
Total revenues	$44,857	$43,322	$53,401	$56,663	$198,243
Gross margin (b)	12,560	11,253	12,979	11,914	48,706
Operating income (loss)	2,417	3,077	(2,513)	(4,982)	(2,001)
Net income (loss) from continuing operations	1,660	2,252	(4,014)	(6,469)	(6,571)
Income (loss) from discontinued operations	31	75	(12)	225	319
Net income (loss) attributable to noncontrolling interest	—	—	249	7	256
Net income (loss) attributable to the Partnership	1,691	2,327	(4,275)	(6,251)	(6,508)
General partner’s interest in net income (loss)	34	46	(85)	(124)	(129)
Limited partners’ interest in net income (loss)	$1,657	$2,281	$(4,190)	$(6,127)	$(6,379)
Limited partners’ income (loss) per unit
Income (loss) from continuing operations	$0.18	$0.24	$(0.46)	$(0.69)	(0.73)
Income (loss) from discontinued operations	—	0.01	—	0.02	0.03
Net income (loss)	$0.18	$0.25	$(0.46)	$(0.67)	$(0.70)
Year ended December 31, 2011
Total revenues	$59,413	$61,100	$53,665	$53,541	$227,719
Gross margin	11,697	10,119	9,227	12,817	43,860
Operating income (loss)	(2,399)	(2,938)	(3,405)	1,220	(7,522)
Net income (loss) from continuing operations	$(3,663)	$(4,219)	$(4,197)	$49	$(12,030)
Income (loss) from discontinued operations	$153	$37	$30	$112	$332
Net income (loss)	$(3,510)	$(4,182)	$(4,167)	$161	$(11,698)
General partner’s interest in net income (loss)	(70)	(84)	(83)	4	(233)
Limited partners’ interest in net income (loss)	$(3,440)	$(4,098)	$(4,084)	$157	$(11,465)
Limited partners’ income (loss) per unit
Income (loss) from continuing operations	(0.64)	(0.75)	(0.53)	0.01	(1.69)
Income (loss) from discontinued operations	0.03	0.01	—	0.02	0.05
Net income (loss)	$(0.61)	$(0.74)	$(0.53)	$0.03	$(1.64)

(a)
During the fourth quarter of 2012, we identified revenues in the amount of $0.3 million associated with proceeds received in connection with COMA reimbursable projects that were incorrectly recognized in the first quarter of 2012 that should have been recognized ratably during each of the succeeding quarters of 2012 for approximately $0.1 million per quarter. In addition, we recorded in the first quarter of 2012 and for the year ended December 31, 2012 out-of-period adjustments amounting to $0.1 million for the correction of immaterial errors associated with additional depreciation expense and selling, general and administrative expense.  Based upon our evaluation of relevant factors, we concluded that these errors were not material to any previously issued and current consolidated financial statements.

(b)	For a definition of gross margin and a reconciliation to its mostly directly comparable financial measure calculated and presented in accordance with GAAP, please read Note 19 "Reporting Segments".

21. Subsidiary Guarantors

The Partnership filed a registration statement on Form S-3 with the SEC to register, among other securities, debt securities, which was effective in the fourth quarter of 2012. The subsidiaries of the Partnership (the "Subsidiaries") are co-registrants with the Partnership, and the registration statement registers guarantees of debt securities by one or more of the Subsidiaries (other than American Midstream Finance Corporation, a 100% owned subsidiary of the Partnership whose sole purpose is to act as co-issuer of such debt securities). The financial position and operations of the co-issuer are minor and therefore have been included with the Parent's financial information. As of June 30, 2012, the Subsidiaries were 100% owned by the Partnership and any guarantees by the Subsidiaries will be full and unconditional. As of December 31, 2012, the Subsidiaries have an investment in the non-

Exhibit 99.1

guarantor subsidiaries equal to an 87.4% undivided interest in its Chatom system. The Partnership has no assets or operations independent of the Subsidiaries, and there are no significant restrictions upon the ability of the Subsidiaries to distribute funds to the Partnership. In the event that more than one of the Subsidiaries provide guarantees of any debt securities issued by the Partnership, such guarantees will constitute joint and several obligations. None of the assets of the Partnership or the Subsidiaries represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act of 1933, as amended. For purposes of the following condensed consolidating financial information, the Partnership's investments in its Subsidiaries and the guarantor subsidiaries' investment in its 87.4% undivided interest in the Chatom system are presented in accordance with the equity method of accounting. The financial information may not necessarily be indicative of the financial position, results of operations, or cash flows had the subsidiary guarantors operated as independent entities. Condensed consolidating financial information for the Partnership, its combined guarantor subsidiaries and non-guarantor subsidiary as of December 31, 2012 and for the year ended is as follows:

	Balance Sheet
	December 31, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$1	$575	$—	$—	$576
Accounts receivable	—	1,612	346	—	1,958
Unbilled revenue	—	18,102	3,410	—	21,512
Risk management assets	—	969	—	—	969
Other current assets	—	2,967	259	—	3,226
Total current assets	1	24,225	4,015	—	28,241
Property, plant and equipment, net	—	165,001	58,818	—	223,819
Investment in subsidiaries	80,164	51,613	—	(131,777)	—
Other assets, net	—	4,636	—	—	4,636
Total assets	$80,165	$245,475	$62,833	$(131,777)	$256,696

Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$—	$5,100	$427	$—	$5,527
Accrued gas purchases	—	14,606	2,428	—	17,034
Accrued expenses and other current liabilities	—	9,150	469	—	9,619
Total current liabilities	—	28,856	3,324	—	32,180
Other liabilities	—	8,170	458	—	8,628
Long-term debt	—	128,285	—	—	128,285
Total liabilities	—	165,311	3,782	—	169,093
Partners' capital
Total partners' capital	80,165	80,164	51,613	(131,777)	80,165
Noncontrolling interest	—	—	7,438	—	7,438
Total equity	80,165	80,164	59,051	(131,777)	87,603
Total liabilities and equity	$80,165	$245,475	$62,833	$(131,777)	$256,696

Exhibit 99.1

	Statement of Operations
	Year ended December 31, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
	(in thousands)
Revenue	$—	$172,977	$25,441	$(1,167)	$197,251
Unrealized gains (loss) on commodity derivatives	—	992	—	—	992
Total revenue	—	173,969	25,441	(1,167)	198,243
Operating expenses:
Purchases of natural gas, NGLs and condensate	—	126,649	19,690	(1,167)	145,172
Direct operating expenses	—	13,895	2,903	—	16,798
Selling, general and administrative expenses	—	14,309	—	—	14,309
Equity compensation expense	—	1,783	—	—	1,783
Depreciation and accretion expense	—	20,474	810	—	21,284
Total operating expenses	—	177,110	23,403	(1,167)	199,346
Gain (loss) on involuntary conversion of property, plant and equipment	—	(1,021)	—	—	(1,021)
Gain (loss) on sale of assets, net	—	123	—	—	123
Operating income (loss)	—	(4,039)	2,038	—	(2,001)
Other income (expenses):
Earnings from consolidated affiliates	(6,509)	1,781	—	4,728	—
Interest expense	—	(4,570)	—	—	(4,570)
Net income (loss) from continuing operations	(6,509)	(6,828)	2,038	4,728	(6,571)
Income from discontinued operations	—	319	—	—	319
Net income (loss)	(6,509)	(6,509)	2,038	4,728	(6,252)
Net income (loss) attributable to noncontrolling interests	—	—	256	—	256
Net income (loss) attributable to the Partnership	$(6,509)	$(6,509)	$1,782	$4,728	$(6,508)

Exhibit 99.1

	Statement of Cash Flows
	Year ended December 31, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
	(in thousands)
Net cash provided (used) in operating activities	$—	$16,310	$2,038	$—	$18,348
Cash flows from investing activities
Cost of acquisition, net of cash acquired	—	(51,377)	—	—	(51,377)
Additions to property, plant and equipment	—	(10,870)	(835)	—	(11,705)
Proceeds from disposals of property, plant and equipment	—	128	—	—	128
Proceeds from property damage insurance recoveries	—	527	—	—	527
Net contributions from affiliates	16,057	—	—	(16,057)	—
Net cash provided (used) in investing activities	16,057	(61,592)	(835)	(16,057)	(62,427)
Cash flows from financing activities
Net distributions to affiliates	—	(15,079)	(978)	16,057	—
Unit holder contributions	13	—	—	—	13
Unit holder distributions	(16,070)	—	—	—	(16,070)
Net distributions to noncontrolling interest owners	—	—	(225)	—	(225)
LTIP tax netting unit repurchase	—	(385)	—	—	(385)
Deferred debt issuance costs	—	(1,564)	—	—	(1,564)
Payments on long-term debt	—	(59,230)	—	—	(59,230)
Borrowings on long-term debt	—	121,245	—	—	121,245
Net cash provided (used) in financing activities	(16,057)	44,987	(1,203)	16,057	43,784
Net increase (decrease) in cash and cash equivalents	—	(295)	—	—	(295)
Cash and cash equivalents
Beginning of period	1	870	—	—	871
End of period	$1	$575	$—	$—	$576
Supplemental cash flow information
Interest payments	$—	$3,185	$—	$—	$3,185
Supplemental non-cash information
Increase (decrease) in accrued property, plant and equipment	$—	$6,968	$—	$—	$6,968
Increase (decrease) in receivables for reimbursable construction in progress projects	$—	$141	$—	$—	$141

22. Liquidity
We are required to comply with certain financial covenants and ratios in our credit facility. As of December 31, 2012, the total leverage ratio test, one of the primary financial covenants that we are required to maintain under our credit facility, was not to exceed 4.50 times. At December 31, 2012, our total indebtedness was approximately $130.9 million, which caused our total leverage to EBITDA ratio to be approximately 5.70-to-1. As a result, on December 26, 2012, the Partnership entered into the Third Amendment and Waiver to Credit Agreement, dated as of December 26, 2012 (the “Third Amendment”). The Third Amendment provided for a waiver of the Partnership's compliance with the Consolidated Total Leverage Ratio with respect to the quarter ending December 31, 2012 and for one month thereafter. The Third Amendment also requires the Partnership to provide certain

Exhibit 99.1

financial and operating information of the Partnership on a monthly basis for 2013 and for any month after 2013 in which the Consolidated Total Leverage Ratio of the Partnership is in excess of 4.00 to 1.00. The remaining material terms and conditions of the senior secured revolving credit facility, including pricing, maturity and covenants, remained unchanged by the Third Amendment.
On January 24, 2013, the Partnership entered into the second waiver to the credit facility that extended the waiver period with respect to the Consolidated Total Leverage Ratio to March 31, 2013 (and subsequently extended to April 16, 2013). Additional covenants during the waiver period included i) total outstanding borrowings under the credit facility shall not exceed $150,000,000; ii) restrictions on certain acquisitions; iii) an increase to the Eurodollar rate by 0.50%; iv) additional fees of 0.125% of the principal amount on each of February 28, 2013 and March 31, 2013; and v) execution of a compliance certificate.
On April 15, 2013, we repaid approximately $12.5 million in outstanding borrowings under the credit agreement and entered into the Fourth Amendment in connection with the ArcLight Transaction (see Note 23 - Subsequent Events for further information). As a result, we had approximately $130 million of outstanding borrowings as of April 15, 2013 and approximately $45 million of available borrowing capacity as a result of the reduction of our borrowing capacity to a total of $175 million as described below. Until June 30, 2013, we will not be required to meet a Consolidated Leverage Ratio under our June 2012 amended credit facility. We expect that we will have availability under our June 2012 amended credit facility and be able to meet the Fourth Amendment's Consolidated Leverage Ratio once it is reinstated on June 30, 2013, but there can be no assurance that will be the case or what that availability might be. Under the terms of the Fourth Amendment:

•	Permits the consummation of the ArcLight Transactions and the PIK Distribution according to the terms of the Amended Partnership Agreement;

•
On October 1, 2013, the aggregate commitments of the lenders under the credit agreement will be reduced to $175 million unless before such date AIM Midstream Holdings makes an equity contribution to the Partnership of $12.5 million that is used to repay borrowings under the credit facility by October 1, 2013;

•
The total outstanding borrowings under the credit agreement are limited to $175 million until such equity contribution by AIM Midstream Holdings and debt repayment has occurred, at which time the maximum permitted borrowings under the credit agreement will be raised to $200 million;

•	The margins relating to our (i) Eurodollar-based loans range from 2.50% to 4.75% depending on the Consolidated Total Leverage ratio then in effect, and (ii) base rate loans range from 1.5% to 3.75%;

•	The definition of Consolidated Total Indebtedness will not include the Series A Preferred Units or certain unsecured surety bonds relating to the High Point Assets;

•	The definition of Consolidated EBITDA (the consolidated EBITDA for the quarters ending June 30 and September 30, 2013 will be annualized for purposes of the Consolidated Total Leverage Ratio) will:

◦	include, on a pro forma basis, the consolidated EBITDA of the High Point Subsidiaries as if they were owned by the Partnership beginning on January 1, 2013;

◦	exclude any insurance proceeds attributable to any event occurring prior to January 1, 2013; and

◦	exclude any one-time, non-recurring transaction expenses of the Partnership incurred in connection with the ArcLight Transactions or the Fourth Amendment.

•
Starting with the quarter ending March 31, 2013 and ending with the quarter ending December 31, 2013, unless the Partnership has permanently canceled at least 20% of the number of subordinated units outstanding on April 15, 2013, the Partnership must reduce any quarterly cash distribution on either its subordinated units or Series A Preferred Units (at the Partnership's election) by an aggregate of $0.4 million per quarter, and such reduction may not be replaced by in-kind distributions of Partnership securities;

•	The maximum Consolidated Total Leverage Ratio permitted as of the end of any fiscal quarter cannot exceed the ratio set forth below:

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
June 30, 2013	5.90:1.00
September 30, 2013	5.90:1.00
December 31, 2013	5.75:1.00
March 31, 2014	5.75:1.00
June 30, 2014	5.75:1.00
September 30, 2014	5.50:1.00
December 31, 2014	5.25:1.00
March 31, 2015 and each fiscal quarter thereafter	4.50:1.00

Exhibit 99.1

•
The Partnership agrees to cooperate with and pay the fees and expenses incurred by Bank of America, N.A., the administrative agent for the credit agreement, in connection with its engagement of FTI Consulting to advise and assist it in an assessment of the Partnership's financial condition; and

•
The lenders permanently waived the Partnership's failure to comply with covenants relating to the Partnership's Consolidated Total Leverage Ratio for the quarters ended December 31, 2012 and March 31, 2013. As of April 15, 2013, we had approximately $130 million of outstanding borrowings and approximately $45 million of available borrowing capacity as a result of the reduction of our borrowing capacity to a total of $175 million as described herein. Until June 30, 2013, we will not be required to meet a Consolidated Leverage Ratio under our June 2012 amended credit facility. We expect that we will have availability under our June 2012 amended credit facility and be able to meet the Fourth Amendment's Consolidated Leverage Ratio once it is reinstated on June 30, 2013, but there can be no assurance that will be the case or what that availability might be.

We depend on our June 2012 amended credit facility for future capital needs and may use it to fund a portion of cash distributions to unitholders, as necessary, depending on the level of our operating cashflow. The Partnership believes that the consummation of the ArcLight Transactions will allow it to maintain compliance with the Consolidated Total Leverage to EBTIDA ratio in the Fourth Amendment for a period of at least the next twelve months from the date of the Annual Report on Form 10-K. However, no assurances can be given that the ArcLight Transactions will achieve the necessary ratios or that the contributed business can yield the necessary cash flows. If the foregoing does not occur and we are not able to generate sufficient cash flows from operations to maintain compliance with the financial covenants in the Fourth Amendment and we are not able enter into an agreement to refinance or obtain covenant default waivers the debt could become due and payable upon acceleration by the lenders in our banking group and other agreements with cross-default provisions could become due. In addition, failure to comply with any of the covenants under our Fourth Amendment could adversely affect our ability to fund ongoing operations and growth capital requirements as well as our ability to pay distributions to our unitholders.
23. Subsequent Events
Distribution
On January 25, 2013, we announced a distribution of $0.4325 per unit payable on February 14, 2013 to unitholders of record on February 7, 2013.
ArcLight Transactions
Purchase Agreement
On April 15, 2013, AIM Midstream Holdings and High Point entered into a Purchase Agreement, pursuant to which High Point purchased from AIM Midstream Holdings all of the Partnership's 4,526,066 subordinated units and 90% of the limited liability company interests in our general partner. The transactions contemplated by the Purchase Agreement were consummated on April 15, 2013. Of the cash consideration paid to AIM Midstream Holdings, $12.5 million is being held in escrow until its release upon satisfaction of certain conditions.
Contribution Agreement
On April 15, 2013, the Partnership and High Point entered into a Contribution Agreement, pursuant to which High Point contributed to us 100% of the limited liability company interests in certain of its subsidiaries that own midstream assets located in southern and offshore Louisiana (the “High Point Assets”) and $15.0 million in cash in exchange for 5,142,857 newly issued Series A Preferred Units. Of the $15.0 million cash consideration paid by High Point, approximately $2.5 million was used to pay certain transaction expenses of High Point, and the remaining approximately $12.5 million was used to repay borrowings outstanding under the Partnership's credit facility in connection with the Fourth Amendment. The transactions contemplated by the Contribution Agreement were consummated on April 15, 2013.
Third Amended & Restated Agreement of Limited Partnership
On April 15, 2013, our general partner amended our partnership agreement with the Third Amended & Restated Agreement of Limited Partnership (the “Amended Partnership Agreement”) providing for the creation and designation of the rights, preferences, terms and conditions of the Series A Preferred Units.
Under the terms of the Amended Partnership Agreement, commencing with the quarter ending on June 30, 2013 and ending with the earlier of the quarter that includes a conversion of the Series A Preferred Units and the quarter beginning October 1, 2014 (the “Coupon Conversion Quarter”), the Series A Preferred Units will each receive quarterly distributions (the “Series A Quarterly Distributions”) in an amount equal to (i) 0.01428571 of additional Series A Preferred Units (subject to customary anti-dilution adjustments) (the "PIK Distribution") and (ii) $0.25 in cash (with the additional Series A Preferred Units and cash portion relating

Exhibit 99.1

to the quarter ending June 30, 2013 being prorated based on the number of days in such quarter that follow the date on which the Series A Preferred Units were issued). Commencing with the Coupon Conversion Quarter, the Series A Preferred Units will receive the Series A Quarterly Distributions in an amount equal to the greater of (a) the amount of aggregate distributions that would be payable had such Series A Preferred Units converted into Common Units and (b) a fixed rate of 0.023571428 multiplied by the conversion price, which will initially be $17.50 per Series A Preferred Unit (subject to customary anti-dilution adjustments) (the “Conversion Price”), paid in arrears within 45 days after the end of each quarter and prior to distributions with respect to the Common Units and Subordinated units. The record date for the determination of holders entitled to receive Series A Quarterly Distributions will be the same as the record date for determination of Common Unit holders entitled to receive quarterly distributions.
If we fail to pay in full any Series A Quarterly Distribution, the amount of such unpaid distribution will accrue, accumulate and bear interest at a rate of 6.0% per annum from the first day of the quarter immediately following the quarter for which such distribution is due until paid in full.
The Series A Preferred Units have voting rights that are identical to the voting rights of the Common Units and will vote with the Common Units as a single class, with each Series A Preferred Unit entitled to one vote for each Common Unit into which such Series A Preferred Unit is convertible. The Series A Preferred Units also have separate class voting rights on any matter, including a merger, consolidation or business combination, that adversely affects, amends or modifies any of the rights, preferences, privileges or terms of the Series A Preferred Units. Moreover, the general partner may not take any of the following actions without the prior written consent of High Point or any of its affiliates, as long as High Point or such affiliates together hold at least 50% of the Series A Preferred Units and Subordinated Units held by High Point immediately following the issuance of the Series A Preferred Units on April 15, 2013:

•
cause or permit us to invest in, or dispose of, the equity securities or debt securities of any person or otherwise acquire or dispose of any interest in any person, to acquire or dispose of interest in any joint venture or partnership or any similar arrangement with any person, or to acquire or dispose of assets of any person, or to make any capital expenditure (other than maintenance capital expenditures), or to make any loan or advance to any person if the total consideration (including cash, equity issued and debt assumed) paid or payable, or received or receivable, by us exceeds $15,000,000 in any one or series of related transactions or in the aggregate exceeds $50,000,000 in any twelve-month period;

•
cause or permit us to (i) incur, create or guarantee any indebtedness that exceeds (x) $75,000,000 in any one or series of related transactions to the extent the proceeds of such financing are used to refinance our existing indebtedness, or (y) $25,000,000 in any twelve-month period to the extent such indebtedness increases our aggregate indebtedness or (ii) incur, create or guarantee any indebtedness with a yield to maturity exceeding ten percent (10)%;

•	authorize or permit the purchase, redemption or other acquisition of Partnership interests (or any options, rights, warrants or appreciation rights relating to the Partnership interests) by us;

•
select or dismiss, or enter into any employment agreement or amendment of any employment agreement of, the chief executive officer and the chief financial officer of the Partnership or its subsidiary, American Midstream, LLC;

•
enter into any agreement or effect any transaction between us or any of our subsidiaries, on the one hand, and any affiliate of the Partnership or the general partner, on the other hand, other than any transaction in the ordinary course of business and determined by the board of directors of the general partner to be on an arm's length basis; or

•	cause or permit us or any of our subsidiaries to enter into any agreement or make any commitment to do any of the foregoing.
The Series A Preferred Units are convertible in whole or in part into Common Units at any time after January 1, 2014 or, prior to that date, with the consent of the required lenders under the June 2012 amended credit agreement, at the holder's election. The number of Common Units into which a Series A Preferred Unit is convertible will be an amount equal to (i) the sum of $17.50 and all accrued and accumulated but unpaid distributions, divided by (ii) the Conversion Price, which will initially be $17.50 per Series A Preferred Unit (subject to customary anti-dilution adjustments) (the “Conversion").
In the event that the Partnership issues, sells or grants any Common Units or convertible securities at an indicative per Common Unit price that is less than $17.50 (subject to customary anti-dilution adjustments), then the Conversion Rate will be adjusted according to a formula to provide an increase in the number of Common Units into which Series A Preferred Units are convertible.
Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination in which the holders of Common Units are to receive securities, cash or other assets (a “Partnership Event”), we are obligated to make an irrevocable written offer, subject to consummation of the Partnership Event, to each holder of Series A Preferred Units to redeem all (but not less than all) of such holder's Series A Preferred Units for a price per Series A Preferred Unit payable in cash equal to the greater of:

•	the sum of $17.50 and all accrued and accumulated but unpaid distributions for each Series A Preferred Unit; and

•	an amount equal to the product of:
(i) the number of Common Units into which each Series A Preferred Unit is convertible; and
(ii) the sum of:

Exhibit 99.1

(A) the cash consideration per Common Unit to be paid to the holders of Common Units pursuant to the Partnership Event, plus
(B) the fair market value per Common Unit of the securities or other assets to be distributed to the holders of the Common Units pursuant to the Partnership Event.
Upon receipt of such a redemption offer from us, each holder of Series A Preferred Units may elect to receive such cash amount or a preferred security issued by the person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in the Amended Partnership Agreement with respect to the Series A Preferred Units without material abridgement.
Upon any liquidation and winding up of the Partnership or the sale of substantially all of the assets of the Partnership, the holders of Series A Preferred Units generally will be entitled to receive, in preference to the holders of any of the Partnership's other securities, an amount equal to the sum of the $17.50 multiplied by the number of Series A Preferred Units owned by such holders, plus all accrued but unpaid distributions on such Series A Preferred Units.
Change of Control of the General Partner and the Partnership
Through the acquisition of the 90% interest in our general partner, the acquisition of all of our 4,526,066 subordinated units and the issuance of the 5,142,857 Series A Units, High Point acquired control of our general partner and a majority of our outstanding limited partnership interests.
24. Discontinued Operations

During the second quarter of 2013, the board of directors of the General Partner authorized the management of the Partnership to commit to a plan to sell certain non-strategic gathering and processing assets which meet specific criteria as held for sale.

As a result of the planned divestiture of these non-strategic midstream assets, we have accounted for these disposal groups as discontinued operations within our Gathering and Processing Segment. Accordingly, we reclassified and excluded the disposal group's results of operations from our results of continuing operations and reported the disposal group's results of operations as Income (loss) from operations of disposal groups in our accompanying consolidated statement of operations for all periods presented. We did not, however, elect to present separately the operating, investing and financing cash flows related to the disposal groups in our accompanying condensed consolidated statement of cash flows as this activity was immaterial for all periods presented. The following table presents the revenue, expense and gain (loss) from operations of disposal groups associated with the assets classified as held for sale for the periods presented below (in thousands):

	Year ended December 31,
	2012	2011
Revenue	$12,343	$17,024
Expense	12,024	16,692
Income from operations of disposal groups	$319	$332
Limited partners' net loss per unit from discontinued operations (basic and diluted)	$0.03	$0.05